Exhibit 2.1

TRANSACTION AGREEMENT

dated as of November 9, 2015

by and among

TRITON CONTAINER INTERNATIONAL LIMITED,

TRITON INTERNATIONAL LIMITED,

OCEAN BERMUDA SUB LIMITED,

OCEAN DELAWARE SUB, INC.

and

TAL INTERNATIONAL GROUP, INC.

EXHIBITS

Exhibit A	Statutory Merger Agreement
Exhibit B	Form of Triton Voting Agreement
Exhibit C-1	Form of Shareholders Agreement (Warburg Pincus/Vestar)
Exhibit C-2	Form of Lock-Up Agreement (Pritzker Shareholders)
Exhibit D	Form of Delaware Certificate of Merger
Exhibit E	Form of Holdco Bye-Laws

SCHEDULES

Schedule 2.5(c)	Directors and Officers of Holdco
Schedule 8.1(a)	Antitrust Approvals

v

INDEX TO TAL DISCLOSURE LETTER

Section 1.1-K	Knowledge of TAL
Section 1.1-PL	Permitted Liens
Section 4.2	Capital Structure; Share Calculation
Section 4.3	Subsidiaries
Section 4.4	Authority
Section 4.5(a)	Consents and Approvals; No Violation
Section 4.6	SEC Documents; Internal Controls and Procedures
Section 4.8	Absence of Certain Changes or Events
Section 4.10	Legal Proceedings
Section 4.11	Taxes
Section 4.12	Material Agreements
Section 4.14	Employee Benefit Plans
Section 4.16	Properties
Section 4.17	Intellectual Property
Section 4.23	Related-Party Transactions
Section 6.1(a)	Capital Expenditures
Section 6.1(i)	Indebtedness
Section 6.1(j)	Other Actions
Section 6.1(m)	Compensation and Benefit Plans
Section 6.1(o)	Legal Actions
Section 7.13	Indemnification; Directors’ and Officers’ Insurance

INDEX TO TRITON DISCLOSURE LETTER

Section 1.1-PL	Permitted Liens
Section 1.1-K	Knowledge of Triton
Section 5.3	Capital Structure of Triton
Section 5.5	Subsidiaries
Section 5.7	Consents and Approvals; No Violation
Section 5.8	Financial Statements and Internal Controls and Procedures
Section 5.12	Legal Proceedings
Section 5.13	Taxes
Section 5.14	Material Agreements
Section 5.15	Container Files
Section 5.16	Employee Benefit Plans/Triton Qualified Plans
Section 5.17	Labor and Employment Matters
Section 5.18	Properties
Section 5.19	Intellectual Property
Section 5.26	Related-Party Transactions
Section 5.29	Brokers or Finders
Section 6.2	Interim Period Activities
Section 7.13	Indemnification; Directors’ and Officers’ Insurance

INDEX OF DEFINED TERMS

Defined Term	Section

Acceptable TAL Confidentiality Agreement	Section 7.4(b)(i)
Acceptable Triton Confidentiality Agreement	Section 7.4(e)
Acquisitions	Section 6.1(f)
Affiliate	Section 1.1
Agreement	Preamble
Ancillary Agreements	Section 1.1
Anti-Corruption Laws	Section 4.24(a)
Appraisal Withdrawal	Section 3.1(h)(ii)
Appraised Fair Value	Section 3.1(h)(i)
Bermuda Certificate of Merger	Section 2.3
Bermuda Merger Application	Section 2.3
Bermuda Sub	Preamble
Bermuda Sub Common Shares	Section 5.2(a)
Book-Entry Shares	Section 3.1(b)
Business Day	Section 1.1
Certificates	Section 3.1(b)
Change in TAL Recommendation	Section 7.1(d)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Companies Act	Section 1.1
Confidential Information	Section 1.1
Confidentiality Agreement	Section 1.1
Consent	Section 4.5(b)
Contract	Section 1.1
Delaware Certificate of Merger	Section 2.3
Delaware Sub	Preamble
Delaware Sub Common Stock	Section 5.2(a)
Derivative Securities	Section 1.1
DGCL	Recitals
EDGAR	Section 1.1
Effective Time	Section 2.3
End Date	Section 9.1(b)(i)
Environmental Claim	Section 1.1
Environmental Law	Section 1.1
ERISA	Section 1.1
Exchange Act	Section 1.1
Exchange Agent	Section 3.2(b)(i)
Exchange Fund	Section 3.2(a)
Existing TAL D&O Policy	Section 7.13(c)
Existing Triton D&O Policy	Section 7.13(d)
Export Control Laws	Section 4.24(c)
FCPA	Section 4.24(a)

Form S-4	Section 7.1(a)
Former Holders	Section 3.2(b)(ii)
Former Shares	Section 3.2(b)(ii)
GAAP	Section 1.1
Governmental Entity	Section 1.1
Hazardous Material	Section 1.1
Holdco	Preamble
Holdco Common Shares	Section 5.2(a)
HSR Act	Section 1.1
Indebtedness	Section 1.1
Injunction	Section 8.1(e)
Intellectual Property	Section 1.1
Interim Period	Section 6.1
Intervening Event	Section 1.1
IRS	Section 4.14(b)
IT Systems	Section 1.1
Knowledge of TAL	Section 1.1
Knowledge of Triton	Section 1.1
Law	Section 1.1
Legal Actions	Section 1.1
Letter of Transmittal	Section 3.2(b)(ii)
Lien	Section 1.1
Merger Consideration	Section 3.1(b)
Merger Control Law	Section 4.5(b)
Merger Subs	Preamble
Merger Tax Opinion	Section 7.10
Mergers	Recitals
Multiemployer Plan	Section 1.1
nonassessable	Section 1.1
Non-U.S. TAL Plan	Section 4.14(f)
Non-U.S. Triton Plan	Section 5.16(f)
NYSE	Section 4.5(b)
OFAC	Section 1.1
Order	Section 1.1
Parties	Preamble
Party	Section 1.1
Permits	Section 4.9(a)
Permitted Liens	Section 1.1
Person	Section 1.1
Proxy Statement	Section 7.1(a)
Registrar	Section 2.3
Release	Section 1.1
Representatives	Section 7.2(a)
Required TAL Vote	Section 4.26
Requisite Regulatory Approvals	Section 8.1(a)
Restricted TAL Share	Section 3.3(a)

Restricted Triton Share	Section 3.4(b)
SEC	Section 1.1
Securities Act	Section 1.1
Shareholder Agreements	Recitals
Sponsor Shareholders’ Agreement	Section 1.1
Statutory Merger Agreement	Recitals
Subsidiary	Section 1.1
Surviving Corporations	Section 2.1(b)
TAL	Preamble
TAL Acquisition Proposal	Section 1.1
TAL Bidder	Section 7.4(e)
TAL Book-Entry Share	Section 3.1(a)
TAL Bylaws	Section 1.1
TAL Certificate	Section 3.1(a)
TAL Charter	Section 1.1
TAL Common Stock	Section 4.2(a)
TAL Disclosure Letter	Article IV
TAL Effective Time	Section 2.3
TAL Employee Benefit Plan	Section 1.1
TAL ERISA Affiliate	Section 4.14(e)
TAL Exchange Ratio	Section 3.1(a)
TAL File	Section 4.13(a)
TAL Indemnified Parties	Section 7.13(a)
TAL Insurance Amount	Section 7.13(c)
TAL Intellectual Property	Section 4.17(a)
TAL Leases	Section 4.16(b)
TAL Material Adverse Effect	Section 1.1
TAL Material Contract	Section 4.12(a)
TAL Merger	Recitals
TAL Merger Consideration	Section 3.1(a)
TAL Preferred Stock	Section 4.2(a)
TAL Qualified Plans	Section 4.14(c)
TAL Recommendation	Section 7.1(d)
TAL Record Date	Section 7.1(d)
TAL Restricted Holdco Share	Section 3.3(a)
TAL SEC Documents	Section 4.6(a)
TAL Securities	Section 1.1
TAL Stock Plan	Section 1.1
TAL Stockholders Meeting	Section 7.1(d)
TAL Superior Proposal	Section 1.1
TAL Surviving Corporation	Section 2.1(b)
TAL Surviving Corporation Charter	Section 2.4(a)
TAL Termination Fee	Section 9.2(b)(iii)
TAL Third Party Intellectual Property Licenses	Section 1.1
TAL Voting Debt	Section 4.2(b)
Tax	Section 1.1

Tax Return	Section 1.1
Taxes	Section 1.1
Trade Secrets	Section 1.1
Transaction Litigation	Section 7.14
Triton	Preamble
Triton Acquisition Proposal	Section 1.1
Triton Book-Entry Share	Section 3.1(b)
Triton Certificate	Section 3.1(b)
Triton Class A Common Shares	Section 5.3(a)
Triton Class B Common Shares	Section 5.3(a)
Triton Common Shares	Section 5.3(a)
Triton Disclosure Letter	Article V
Triton Dissenting Shares	Section 1.1
Triton Effective Time	Section 2.3
Triton Employee Benefit Plan	Section 1.1
Triton ERISA Affiliate	Section 5.16(e)
Triton Exchange Ratio	Section 1.1
Triton File	Section 5.15(a)
Triton Financial Statements	Section 5.8(a)
Triton Indemnified Parties	Section 7.13(b)
Triton Insurance Amount	Section 7.13(d)
Triton Intellectual Property	Section 5.19(a)
Triton Leases	Section 5.18(b)
Triton Material Adverse Effect	Section 1.1
Triton Material Contract	Section 5.14(a)
Triton Merger	Recitals
Triton Merger Consideration	Section 3.1(b)
Triton Owned Real Property	Section 5.18(a)
Triton Qualified Plans	Section 5.16(c)
Triton Record Date	Section 7.1(e)
Triton Restricted Holdco Share	Section 3.4(b)
Triton Share Count	Section 1.1
Triton Shareholder Approval	Section 5.25(b)
Triton Shareholders Meeting	Section 7.1(e)
Triton Stock Option	Section 3.4(a)
Triton Stock Plan	Section 1.1
Triton Superior Proposal	Section 1.1
Triton Surviving Corporation	Section 2.1(a)
Triton Tax Counsel	Section 7.10
Triton Termination Fee	Section 9.2(c)
Triton Third Party Intellectual Property Licenses	Section 1.1
Triton Voting Agreements	Recitals
Triton Voting Debt	Section 5.3(b)
Willful and Material Breach	Section 1.1

This TRANSACTION AGREEMENT, dated as of November 9, 2015 (this “Agreement”), is by and among Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Triton”), Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Holdco”), Ocean Bermuda Sub Limited, an exempted company incorporated with limited liability under the laws of Bermuda and direct wholly-owned Subsidiary of Holdco (“Bermuda Sub”), Ocean Delaware Sub, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Holdco (“Delaware Sub,” and together with Bermuda Sub, the “Merger Subs”), and TAL International Group, Inc., a Delaware corporation (“TAL” and, collectively with Triton, Holdco, Bermuda Sub and Delaware Sub, the “Parties”).

WHEREAS, in anticipation of the Mergers (as defined below), Triton has formed (a) Holdco, (b) Bermuda Sub and (c) Delaware Sub;

WHEREAS, upon the terms and subject to the conditions of this Agreement and a statutory merger agreement among Holdco, Triton and Bermuda Sub, substantially in the form of Exhibit A attached hereto (the “Statutory Merger Agreement”), and in accordance with the applicable provisions of the Companies Act (as defined below), Bermuda Sub will merge with and into Triton, with Triton as the surviving company and the surviving company becoming a wholly-owned Subsidiary of Holdco (the “Triton Merger”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Delaware Sub will merge with and into TAL, with TAL as the surviving corporation and the surviving corporation becoming a wholly-owned Subsidiary of Holdco (the “TAL Merger” and, together with the Triton Merger, the “Mergers”);

WHEREAS, the Boards of Directors of each of TAL, Triton, Bermuda Sub, Delaware Sub and Holdco have each unanimously approved this Agreement and (in the case of the directors of Triton, Bermuda Sub and Holdco) the Statutory Merger Agreement and determined that the terms of this Agreement and (in the case of the directors of Triton, Bermuda Sub and Holdco) the Statutory Merger Agreement are in the best interests of their respective companies and shareholders, and declared the advisability of this Agreement, the Statutory Merger Agreement and the transactions contemplated hereby and thereby;

WHEREAS, as a condition to TAL’s willingness to enter into this Agreement, certain of the shareholders of Triton have delivered simultaneously herewith a voting agreement, each substantially in the form of Exhibit B attached hereto (collectively, the “Triton Voting Agreements”), pursuant to which such shareholders of Triton have committed to, subject to the terms and conditions set forth therein, vote to approve the Statutory Merger Agreement at the Triton Shareholders Meeting (as defined below);

WHEREAS, Triton, TAL, Holdco and the Merger Subs desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

WHEREAS, the Parties intend that, for United States federal income tax purposes, either (a) the Triton Merger shall be treated, together with the TAL Merger and the other transactions described in this Agreement, as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder or (b) the Triton Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement will constitute a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, concurrently with the execution of this Agreement, (a) Holdco and certain shareholders of Triton have entered into shareholder agreements, to be effective at the Effective Time (as defined below), each in the form attached hereto as Exhibit C-1 and (b) Holdco and certain other shareholders of Triton have entered into lock-up agreements, to be effective at the Effective Time, each in the form attached hereto as Exhibit C-2 (collectively, the “Shareholder Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS; TERMS

Section 1.1            Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such first Person.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that, except with respect to Section 5.26 and Section 6.2(b)(i), “Affiliate” shall not include any portfolio company of Warburg Pincus or Vestar Capital Partners (other than Triton and its Subsidiaries) or any Affiliates of such portfolio companies; provided, further, such portfolio company (a) does not possess, or have access to, any Confidential Information and (b) does not beneficially own any securities in Holdco, Triton, TAL or their respective Subsidiaries.

“Ancillary Agreements” means the Shareholder Agreements, Triton Voting Agreements and the Statutory Merger Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York or Hamilton, Bermuda are required or authorized by Law to be closed.

“Companies Act” means the Companies Act 1981 of Bermuda, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 7, 2014, by and between TAL and Triton (as amended).

“Confidential Information” shall mean all non-public, confidential or proprietary information of or concerning Holdco, Triton, TAL or their respective Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations, except for any information that is (a) in the public domain or available to the public, (b) lawfully acquired from sources (other than Triton or any of its Affiliates) not known to be subject to confidentiality obligations with respect to such information or (c) independently developed without reference to any Confidential Information.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, instrument, power of attorney, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, understanding or undertaking of any nature.

“Derivative Securities” means, with respect to any Person, any rights, options or other securities convertible into or exchangeable for equity securities, or any obligations measured by the price or value of any equity securities, including without limitation any swaps or other derivative arrangements.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including liability for investigatory, clean up, remedial or corrective action cost or expenses, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines, assessments or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which liability is imposed under, or otherwise relating to Environmental Laws.

“Environmental Law” means any Law, including common law, relating to pollution or protection of human health or the environment, or restoration or remediation of or prevention of harm to the environment or natural resources, including (a) the Release or threatened Release of or exposure to any Hazardous Material, (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials, or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any multinational, national, federal, territorial, state or local, whether foreign or domestic, governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” means any pollutant, contaminant, waste, petroleum or any fraction derivative, by-product or waste thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, greenhouse gases, radon, mold, and chemicals, materials, substances, or wastes, substances, materials or agents, including any combination thereof, that are listed, classified,  defined, designated, governed or regulated under Environmental Law as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all (a) obligations for money borrowed or which have been incurred in connection with the acquisition of property or assets; (b) obligations of such Person evidenced by notes, debentures, bonds or other similar instruments; (c) obligations under swap contracts and hedging agreements; (d) obligations of such Person issued or assumed as the deferred purchase price of property or service; (e) capitalized rentals; (f) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (g) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property; (h) obligations of such Person upon which interest charges are customarily paid; (i) obligations of such Person, actual or contingent, as an account party in respect of letters of credit and bankers’ acceptances (other than any such obligations in respect of undrawn amounts under letters of credit in respect of trade payables); and (j) all obligations of the type referred to in clauses (a) through (i) of any Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety; provided, however, that trade payables, deferred rental income, repair service provision, deferred taxes, taxes payable, payroll expenses and other accrued expenses incurred in the ordinary course of business shall not constitute Indebtedness.

“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to (a) trademarks, domain names, service marks, logos, brand names, certification marks, trade dress, trade names and other indications of origin, including any registrations or applications of, and the goodwill associated with, any of the foregoing, (b) patents and patent applications, and utility models and utility model applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (c) inventor’s certificates and invention disclosures, (d) copyrights and copyrightable works of authorship, (including any applications, registrations and renewals for the foregoing), and proprietary rights in designs and databases and, (e) trade secrets and other confidential know-how and information, including confidential methodology, algorithms, systems, processes and business, technical, engineering, servicing or financial information (collectively “Trade Secrets”) and (f) computer software and related documentation and specifications.

“Intervening Event” means any material event, development or change in circumstance that was not known or reasonably foreseeable by the Board of Directors of TAL, as of the date of this Agreement, which event, development or change in circumstance becomes known to the Board of Directors of TAL before obtaining the Required TAL Vote; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt by TAL, existence or terms of a TAL Acquisition Proposal, the receipt by Triton, existence or terms of a Triton Acquisition Proposal or, in each case, any matter relating thereto or consequence thereof; (b) changes in the trading prices or trading volume of the TAL Common Stock or the debt instruments or credit ratings of TAL or its Subsidiaries or in any analyst’s recommendation with respect to TAL or its Subsidiaries (provided, however, that the underlying causes of any such change may be considered in determining whether there has been an Intervening Event); (c) the meeting or exceeding of any internal or published projections or forecasts or estimates of revenue or earnings for any period (provided, however, that the underlying causes of such circumstances may be considered in determining whether there has been an Intervening Event); and (d) any action taken by any Party pursuant to and in compliance with the terms of this Agreement, including Section 7.3, and the consequences of any such action.

“IT Systems” means servers, computer hardware, networks, computer software, databases, telecommunications systems, websites, IP addresses and interfaces.

“Knowledge of TAL” means the actual knowledge of the Persons set forth on Section 1.1-K of the TAL Disclosure Letter.

“Knowledge of Triton” means the actual knowledge of the Persons set forth on Section 1.1-K of the Triton Disclosure Letter.

“Law” means any federal, territorial, state, local, multinational or foreign law, statute, ordinance, rule, regulation, Order, administrative order, legally binding guidance, administrative guidance or decree or administrative, arbitral, judicial or quasi-judicial decision or other legally binding restriction of any Governmental Entity.

“Legal Actions” means any legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

“Lien” means any mortgage, pledge, hypothecation, right of first refusal, right of first offer, judgment lien or similar legal process, title retention lien, or other lien, security interest or encumbrance, including the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any capitalized lease.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“nonassessable” means, with reference to any shares of Bermuda companies, that no further sums are required to be paid by the holders of such shares in connection with the issue of such shares.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“Order” means any outstanding judgment, order, writ, injunction, stipulation, assessment, ruling, award or decree of any Governmental Entity.

“Party” means Triton, Bermuda Sub, Delaware Sub, Holdco or TAL, as applicable.

“Permitted Liens” means, with respect to a Party, the following Liens: (a) mechanic’s, carriers’, workmen’s, materialmen’s, warehousemen’s, repairmen’s or other similar Liens arising by operation of law in the ordinary course of business for sums not yet due and payable or which are being contested in good faith diligently by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (to the extent required), (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable, which may hereafter be paid without penalty or which are being contested in good faith diligently by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) defects or imperfections in title to the property or assets of such Party or its Subsidiaries but which, individually or in the aggregate, do not and would not reasonably be expected to (i) materially detract from the value or marketability of the property or asset to which it relates or (ii) materially impair the ability of such Party or its Subsidiaries to own, lease, use or operate the property or asset to which it relates, (d) (i) any non-exclusive right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being licensed or leased that does not materially impair the value or use of such license or lease agreement or is being contested in the ordinary course of business in good faith or (ii) any license that, pursuant to Section 4.17(b) with respect to TAL or any TAL Subsidiary as licensor, is not required to be listed in Section 4.17(b)(ii) of the TAL Disclosure Letter, or pursuant to Section 5.19(b) with respect to Triton or any Triton Subsidiary as licensor, is not required to be listed in Section 5.19(b)(ii) of the Triton Disclosure Letter, (e) purchase money Liens and Liens securing rental payments under capital lease arrangements, (f) zoning, ordinances, variances, conditional use permits, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of similar nature, in each case in the ordinary course of business consistent with past practice and (h) Liens described on Section 1.1-PL of the TAL Disclosure Letter or Triton Disclosure Letter, as applicable.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, pouring, dumping, emptying, dispersal, migration or leaching into the environment (including into, through, above or under soil, ambient air, surface water, groundwater, and surface or subsurface strata), or into or out of any property or environmental medium (including water), including the movement or transmission of Hazardous Materials through or in the air, soil, surface water, groundwater or other strata.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor Shareholders’ Agreement” means that certain Sponsor Shareholders’ Agreement, dated as of May 23, 2011, by and among Triton and the shareholders party thereto.

“Subsidiary” means, with respect to any Person, any corporation, entity, partnership, joint venture or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions or (b) such first Person is the general partner, managing member or performs similar functions.

“TAL Acquisition Proposal” means any proposal or offer made by any Person (other than another Party to this Agreement) or group of Persons as defined in Section 13(d)(3) of the Exchange Act regarding (a) a merger, reorganization, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving TAL or any of its Subsidiaries whose assets, taken together, constitute twenty percent (20%) or more of the consolidated assets (including stock of its Subsidiaries) of TAL and its Subsidiaries, taken as a whole, based on book value, (b) any direct or indirect sale, purchase or other acquisition of, or tender or exchange offer for, TAL’s equity securities, in one or a series of related transactions, that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing twenty percent (20%) or more of any class of voting securities of TAL, (c) any direct or indirect sale, purchase or other acquisition (including through acquisition of stock in any Subsidiary of TAL), in one or a series of related transactions, of assets or businesses of TAL or its Subsidiaries constituting twenty percent (20%) or more of the consolidated assets of TAL and its Subsidiaries, taken as a whole, based on book value or (d) any combination of any of the foregoing.

“TAL Bylaws” means the by-laws of TAL, as in effect from time to time.

“TAL Charter” means the certificate of incorporation of TAL, as in effect from time to time.

“TAL Employee Benefit Plan” means any compensation and/or benefit plan, program, policy, agreement or other arrangement providing benefits to any current or former employee, consultant, officer or director of TAL or any of its Subsidiaries or any beneficiary or dependent thereof, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control, retention or fringe benefit plan, program or agreement, other than a Multiemployer Plan, in each case that is entered into, sponsored or maintained by TAL or any of its Subsidiaries or to which TAL or any of its Subsidiaries contributes or is obligated to contribute or has or is reasonably likely to have any liability under.

“TAL Material Adverse Effect” means any development, circumstance, condition, state of facts, event, effect or change that, individually or in the aggregate, has, or is reasonably expected to have, (a) a material adverse effect on the assets, liabilities, business, results of operations or financial condition of TAL and its Subsidiaries, taken as a whole; provided, however, that no development, circumstance, condition, state of facts, event, effect or change to the extent resulting from or arising out of any of the following shall be deemed in and of itself, either alone or in combination, to constitute, or shall be taken into account in determining whether there has been, a “TAL Material Adverse Effect:” (i) changes in prevailing economic or market conditions of the securities, credit markets or financial market conditions in the United States or elsewhere, including changes in interest rates and commodity prices, (ii) changes that generally effect the industries in which TAL and its Subsidiaries operate, (iii) changes in GAAP or the interpretation thereof, (iv) changes in applicable Law or the interpretation thereof, (v) any acts of God or natural disasters or changes in global, international or national political conditions, including any military conflict, outbreak or escalation of hostilities or any act of terrorism, (vi) any failure by TAL or its Subsidiaries to meet any internal or published projections or forecasts or estimates of revenue or earnings for any period (provided, however, that the underlying causes of any such failure may be considered in determining whether there has been a TAL Material Adverse Effect), (vii) changes in the trading prices or trading volume of the TAL Common Stock or the debt instruments or credit ratings of TAL or its Subsidiaries or in any analyst’s recommendation with respect to TAL or its Subsidiaries (provided, however, that the underlying causes of any such change may be considered in determining whether there has been a TAL Material Adverse Effect), (viii) any action required to be taken by this Agreement or any failure to act to the extent specifically prohibited by this Agreement, other than for purposes of Section 4.5, the first sentence of Section 6.1 or Section 8.3(a) (insofar as it relates to Section 4.5) and including the effect of compliance with clauses (a) through (q) of Section 6.1 only to the extent that such effect is the result of Triton unreasonably withholding, conditioning or delaying its consent to TAL’s written request delivered in accordance with the notice requirements set forth in Section 10.2 to take an action otherwise prohibited under such clauses or (ix) the execution and delivery of this Agreement, the Statutory Merger Agreement, the Shareholder Agreements or the public announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of TAL or any of its Subsidiaries with customers, suppliers or partners, other than for purposes of Section 4.5 or Section 8.3(a) (insofar as it relates to Section 4.5), except, in the cases of clauses (i) through (v), such development, circumstance, condition, state of facts, event, effect or change shall not be deemed to be included in such exceptions if, and solely to the extent, it has, or is reasonably expected to have, a materially and disproportionately adverse effect on TAL and its Subsidiaries, taken as a whole, as compared to other Persons similarly situated in the same industry, or (b) has prevented or materially delayed or would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated by this Agreement.

“TAL Securities” means (i) shares of TAL Common Stock and any other shares of capital stock or other equity of TAL or any of its Subsidiaries, (ii) securities convertible into or exchangeable for shares of TAL Common Stock or other shares of capital stock or other equity of TAL or any of its Subsidiaries, and (iii) options, warrants, share appreciation rights, participating interests or other rights to acquire shares of TAL Common Stock or other shares of capital stock or other equity of TAL or any of its Subsidiaries.

“TAL Stock Plan” means any equity or equity-based incentive plan or award agreement of TAL.

“TAL Superior Proposal” means a bona fide written TAL Acquisition Proposal that the Board of Directors of TAL determines in good faith, after consultation with its financial advisors and outside legal counsel, and considering such factors as the Board of Directors of TAL considers to be appropriate (including the various legal, financial, financing, regulatory and other aspects of the TAL Acquisition Proposal), is (a) if accepted, reasonably likely to be consummated on its terms, (b) if consummated, would be more favorable to the stockholders of TAL than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by Triton to TAL in writing in response to such TAL Acquisition Proposal under the provisions of Section 7.4(b)(ii)), and (c) if a cash transaction (in whole or in part), financing for which is reasonably determined to be available upon consummation of such TAL Acquisition Proposal; provided, however, that, for purposes of this definition of “TAL Superior Proposal,” each reference to “twenty percent (20)% or more” in the definition of “TAL Acquisition Proposal” shall be deemed to be a reference to “eighty percent (80)% or more.”

“TAL Third Party Intellectual Property Licenses” means Contracts under which TAL or its Subsidiaries receive a license, option, covenant not to sue, immunity or release to or under Intellectual Property from any Person other than TAL or its Subsidiaries, excluding non-exclusive licenses (a) for shrink-wrap, click-wrap or other non-custom commercially available software or software-as-a-service with annual license, maintenance, support and other fees not exceeding $100,000 per license; or (b) that are immaterial and ancillary to commercial contracts entered into in the ordinary course of business.

“Tax” or “Taxes” means any tax of any kind, including (a) all U.S. federal, state, local and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Governmental Entity together with all penalties and additions to tax and interest thereon and (b) any liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of Law) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or required to be filed with, a Governmental Entity.

“Triton Acquisition Proposal” means any proposal or offer made by any Person (other than another Party to this Agreement) or group of Persons as defined in Section 13(d)(3) of the Exchange Act regarding (a) a merger, reorganization, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving Triton or any of its Subsidiaries whose assets, taken together, constitute twenty percent (20%) or more of the consolidated assets (including stock of its Subsidiaries) of Triton and its Subsidiaries, taken as a whole, based on book value, (b) any direct or indirect sale, purchase or other acquisition of, or tender or exchange offer for, Triton’s equity securities, in one or a series of related transactions, that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing twenty percent (20%) or more of any class of voting securities of Triton, (c) any direct or indirect sale, purchase or other acquisition (including through acquisition of stock in any Subsidiary of Triton), in one or a series of related transactions, of assets or businesses of Triton or its Subsidiaries constituting twenty percent (20%) or more of the consolidated assets of Triton and its Subsidiaries, taken as a whole, based on book value or (d) any combination of any of the foregoing.

“Triton Dissenting Shares” means all Triton Common Shares issued and outstanding immediately prior to the Triton Effective Time and held by a shareholder who shall have neither voted in favor of the Triton Merger nor consented thereto in writing and who complies with all of the provisions of the Companies Act concerning the right of holders of Triton Common Shares to require appraisal of their Triton Common Shares under Section 106(6) of the Companies Act.

“Triton Employee Benefit Plan” means any compensation and/or benefit plan, program, policy, agreement or other arrangement providing benefits to any current or former employee, consultant, officer or director of Triton or any of its Subsidiaries or any beneficiary or dependent thereof, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control, retention or fringe benefit plan, program or agreement, other than a Multiemployer Plan, in each case that is entered into, sponsored or maintained by Triton or any of its Subsidiaries or to which Triton or any of its Subsidiaries contributes or is obligated to contribute or has or is reasonably likely to have any liability under.

“Triton Exchange Ratio” means the quotient obtained by dividing (a) the product of (i) 55/45 and (ii) 33,255,291 by (b) the Triton Share Count.

“Triton Material Adverse Effect” means any development, circumstance, condition, state of facts, event, effect or change that, individually or in the aggregate, has, or is reasonably expected to have, (a) a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Triton and its Subsidiaries, taken as a whole; provided, however, that no development, circumstance, condition, state of facts, event, effect or change to the extent resulting from or arising out of any of the following shall be deemed in and of itself, either alone or in combination, to constitute, or shall be taken into account in determining whether there has been, a “Triton Material Adverse Effect:” (i) changes in prevailing economic or market conditions of the securities, credit markets or financial market conditions in the United States or elsewhere, including changes in interest rates and commodity prices, (ii) changes that generally effect the industries in which Triton and its Subsidiaries operate, (iii) changes in GAAP or the interpretation thereof, (iv) changes in applicable Law or the interpretation thereof, (v) any acts of God or natural disasters or changes in global, international or national political conditions, including any military conflict, outbreak or escalation of hostilities or any act of terrorism, (vi) any failure by Triton or its Subsidiaries to meet any internal or published projections or forecasts or estimates of revenue or earnings for any period (provided, however, that the underlying causes of any such failure may be considered in determining whether there has been a Triton Material Adverse Effect), (vii) changes in the credit ratings of Triton or its Subsidiaries (provided, however, that the underlying causes of any such change may be considered in determining whether there has been a Triton Material Adverse Effect), (viii) any action required to be taken by this Agreement or any failure to act to the extent specifically prohibited by this Agreement, other than for purposes of Section 5.7, the first sentence of Section 6.2 or Section 8.2(a) (insofar as it relates to Section 5.7) and including the effect of compliance with clauses (a) through (r) of Section 6.2 only to the extent that such effect is the result of TAL unreasonably withholding, conditioning or delaying its consent to Triton’s written request delivered in accordance with the notice requirements set forth in Section 10.2 to take an action otherwise prohibited under such clauses or (ix) the execution and delivery of this Agreement, the Statutory Merger Agreement, the Shareholder Agreements or the public announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Triton or any of its Subsidiaries with customers, suppliers or partners, other than for purposes of Section 5.7 or Section 8.2(a) (insofar as it relates to Section 5.7), except, in the cases of clauses (i) through (v), such development, circumstance, condition, state of facts, event, effect or change shall not be deemed to be included in such exceptions if, and solely to the extent, it has, or is reasonably expected to have, a materially and disproportionately adverse effect on Triton and its Subsidiaries, taken as a whole, as compared to other Persons similarly situated in the same industry, or (b) has prevented or materially delayed or would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated by this Agreement.

“Triton Share Count” means the sum of (a) 50,041,895.31, (b) the number of Triton Common Shares (including Restricted Triton Shares, other than any Restricted Triton Shares issued by Triton in accordance with Section 6.2(d)(ii) but only if and to the extent Triton is entitled to issue Restricted Triton Shares under Section 6.2(d)(ii)) issued to holders of Triton Stock Options following the execution of this Agreement and prior to the Effective Time, and (c) without duplication of any Restricted Triton Shares included in clause (b), any Restricted Triton Shares issued by Triton as contemplated by Section 6.2(d)(iii) of the Triton Disclosure Letter that have not been included in the number of Restricted Triton Shares that may be issued pursuant to Section 6.2(d)(ii).

“Triton Stock Plan” means any equity or equity-based incentive plan or award agreement of Triton.

“Triton Superior Proposal” means a bona fide written Triton Acquisition Proposal that the Board of Directors of Triton determines in good faith, after consultation with its financial advisors and outside legal counsel, and considering such factors as the Board of Directors of Triton considers to be appropriate (including the various legal, financial, financing, regulatory and other aspects of the Triton Acquisition Proposal), is (a) if accepted, reasonably likely to be consummated on its terms, (b) if consummated, would be more favorable to the shareholders of Triton than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by TAL to Triton in writing in response to such Triton Acquisition Proposal under the provisions of Section 7.4(f)), and (c) if a cash transaction (in whole or in part), financing for which is reasonably determined to be available upon consummation of such Triton Acquisition Proposal; provided, however, that, for purposes of this definition of “Triton Superior Proposal,” each reference to “twenty percent (20)% or more” in the definition of “Triton Acquisition Proposal” shall be deemed to be a reference to “eighty percent (80)% or more.”

“Triton Third Party Intellectual Property Licenses” means Contracts under which Triton or its Subsidiaries receive a license, option, covenant not to sue, immunity or release to or under Intellectual Property from any Person other than Triton or its Subsidiaries, excluding non-exclusive licenses (a) for shrink-wrap, click-wrap or other non-custom commercially available software or software-as-a-service with annual license, maintenance, support and other fees not exceeding $100,000 per license; or (b) that are immaterial and ancillary to commercial contracts entered into in the ordinary course of business.

“Willful and Material Breach” means a material breach of this Agreement that is the consequence of an act or failure to act by the breaching party with the knowledge that the taking of such act or failing to act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 1.2            Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

THE MERGERS

Section 2.1            The Mergers.

(a)           The Triton Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act, at the Triton Effective Time, Bermuda Sub shall merge with and into Triton, whereupon the separate existence of Bermuda Sub shall cease and Triton shall be the surviving company of the Triton Merger (such surviving company, the “Triton Surviving Corporation”).

(b)           The TAL Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the TAL Effective Time, which shall occur immediately after the Triton Effective Time, Delaware Sub shall be merged with and into TAL in accordance with the DGCL, whereupon the separate existence of Delaware Sub shall cease and TAL shall be the surviving corporation of the TAL Merger (the “TAL Surviving Corporation” and, together with the Triton Surviving Corporation, the “Surviving Corporations”).

Section 2.2            Closing.  The closing of the Mergers (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., New York time, on the third (3rd) Business Day (or, if sooner, the End Date) following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied or waived by actions to be taken at the Closing itself, but subject to the satisfaction or waiver of those conditions at that time), or on such other date or at such other time or place as TAL and Triton may mutually agree in writing (the “Closing Date”).

Section 2.3            Effective Time.  On the Closing Date, Holdco, Bermuda Sub and Triton will execute and deliver the Statutory Merger Agreement and Triton shall cause an application for registration of the Triton Surviving Corporation (the “Bermuda Merger Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act and to be accompanied by the documents required by Section 108(2) of Companies Act and will cause to be included in the Bermuda Merger Application a request that the Registrar promptly issue the certificate of merger with respect to the Triton Merger (the “Bermuda Certificate of Merger”).  The Triton Merger shall become effective upon the issuance of the Bermuda Certificate of Merger by the Registrar (such time as the Triton Merger becomes effective being the “Triton Effective Time”).  Immediately following the Triton Effective Time, TAL shall file a certificate of merger in the form attached hereto as Exhibit D (the “Delaware Certificate of Merger”) with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the TAL Merger (such time as the TAL Merger becomes effective being the “TAL Effective Time,” and the TAL Effective Time and Triton Effective Time, as applicable, are referred to as the “Effective Time”).

Section 2.4            Organizational Documents.

(a)           At the TAL Effective Time, (i) the certificate of incorporation of the TAL Surviving Corporation shall be amended and restated so as to be identical to the certificate of incorporation included as Exhibit A to the Delaware Certificate of Merger (the “TAL Surviving Corporation Charter”),  and as so amended and restated, shall be the certificate of incorporation of the TAL Surviving Corporation until thereafter amended in accordance with its terms and the DGCL, and (ii) the bylaws of the TAL Surviving Corporation shall be amended and restated so as to be identical to the bylaws of Delaware Sub, until thereafter amended in accordance with their terms, the terms of the TAL Surviving Corporation Charter, as the same may be amended, and the DGCL, except that, in the case of clauses (i) and (ii), the name of TAL Surviving Corporation shall continue to be “TAL International Group, Inc.”

(b)           At the Triton Effective Time, (i) the memorandum of association of Bermuda Sub shall be the memorandum of association of the Triton Surviving Corporation, and (ii) the bye-laws of the Triton Surviving Corporation shall be the bye-laws of Bermuda Sub, except that, in the case of clauses (i) and (ii), the name of Triton Surviving Corporation shall continue to be “Triton Container International Limited.”

(c)           Prior to the Effective Time, Triton and Holdco shall take all necessary action to ensure that, effective as of the Effective Time, the bye-laws of Holdco shall be amended and restated in the form attached hereto as Exhibit E, with such changes as the Parties may agree to in writing prior to the effectiveness of the Form S-4.

Section 2.5            Directors and Officers.

(a)           The Parties shall take all actions necessary, including by requesting the resignation of one or more existing directors or officers, so that immediately after the Effective Time the Board of Directors and the officers of the TAL Surviving Corporation shall be composed of the individuals determined by the Board of Directors of Holdco, after such Board of Directors is reconstituted pursuant to Section 2.5(c), and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)           The Parties shall take all actions necessary, including by requesting the resignation of one or more existing directors or officers, so that immediately after the Effective Time the Board of Directors and the officers of the Triton Surviving Corporation shall be composed of the individuals determined by the Board of Directors of Holdco, after such Board of Directors is reconstituted pursuant to Section 2.5(c), and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c)           The Parties shall take all actions necessary, including by requesting the resignation of one or more existing directors or officers, so that immediately after the Effective Time the Board of Directors and the officers of Holdco shall be composed of the individuals set forth on Schedule 2.5(c) attached hereto (as it may be amended from time to time after the date hereof and prior to the Effective Time by the mutual written consent of TAL and

Triton), and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6            Effects of the Mergers.  The TAL Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the Triton Merger shall have the effects set forth in this Agreement and the applicable provisions of the Companies Act.

(a)           Without limiting the generality of the foregoing, and subject thereto:

(i)            from and after the TAL Effective Time, the TAL Surviving Corporation shall succeed to and assume all the rights, privileges, powers and franchises, and shall be subject to all debts, liabilities and duties of TAL and Delaware Sub, all with the effect set forth in the DGCL;

(ii)           the parties acknowledge and agree that (A) the Triton Merger shall be effected so as to constitute a “merger” as such term is understood under the Companies Act and (B) the Triton Surviving Corporation shall be deemed to be a “surviving company” in accordance with Section 104H of the Companies Act;

(iii)          pursuant to Section 109(2) of the Companies Act, from and after the Triton Effective Time: (A) the Triton Merger and the vesting of their undertaking, property and liabilities of Triton and Bermuda Sub in the Triton Surviving Corporation shall become effective; (B) the Triton Surviving Corporation shall continue to be liable for the obligations and liabilities of each of Triton and Bermuda Sub; (C) any existing cause of action, claim or liability to prosecution shall be unaffected; (D) any civil, criminal or administrative action or proceeding pending by or against Triton or Bermuda Sub may be continued to be prosecuted by or against Triton Surviving Corporation; (E) a conviction against, or ruling, order or judgment in favor of or against, Triton or Bermuda Sub may be enforced by or against Triton Surviving Corporation; (F) the Registrar shall strike off the register Bermuda Sub; and (G) the cessation of Bermuda Sub shall not be a winding up within Part XIII of the Companies Act; and

(iv)          the Bermuda Certificate of Merger shall be deemed to be the certificate of incorporation of the Triton Surviving Corporation; provided, however, the date of incorporation of Triton and Bermuda Sub shall be their respective original dates of incorporation and the Triton Merger does not alter such original dates of incorporation.

ARTICLE III

EFFECT ON CAPITAL STOCK AND SHARE CAPITAL; EXCHANGE OF CERTIFICATES

Section 3.1            Effect on Capital Stock.

(a)           Conversion of TAL Common Stock.  At the TAL Effective Time, by virtue of the TAL Merger and without any action on the part of Holdco, Delaware Sub, TAL or the holders of any TAL Common Stock, subject to Section 3.2, each share of TAL Common Stock issued and outstanding immediately prior to the TAL Effective Time (other than shares to be cancelled in accordance with Section 3.1(c) or converted in accordance with Section 3.3(a)) shall be converted into the right to receive one (1) (the “TAL Exchange Ratio”) fully paid and nonassessable Holdco Common Share (the “TAL Merger Consideration”).  All such shares of TAL Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “TAL Certificate”) or of shares in book-entry form (each, a “TAL Book-Entry Share”) that immediately prior to the TAL Effective Time represented any such shares of TAL Common Stock shall cease to have any rights with respect thereto, except the right to receive the TAL Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate or Book-Entry Shares in accordance with Section 3.2, without interest.

(b)           Conversion of Triton Common Shares.  At the Triton Effective Time, by virtue of the Triton Merger and without any action on the part of Holdco, Bermuda Sub, Triton or the holders of any Triton Common Shares or Holdco Common Shares, subject to Section 3.2, (i) each Triton Common Share issued and outstanding immediately prior to the Triton Effective Time (other than shares to be cancelled in accordance with Section 3.1(c) or converted in accordance with Section 3.4(b)) shall be converted into the right to receive a number of fully paid and nonassessable Holdco Common Shares equal to the Triton Exchange Ratio (the “Triton Merger Consideration,” and together with the TAL Merger Consideration, the “Merger Consideration”). All such Triton Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Triton Certificate,” and together with the TAL Certificates, the “Certificates”) or of shares in book-entry form (each, a “Triton Book-Entry Share,” and together with the TAL Book-Entry Shares, “Book-Entry Shares”) that immediately prior to the Triton Effective Time represented any such Triton Common Shares shall cease to have any rights with respect thereto, except the right to receive the Triton Merger Consideration and any cash in lieu of fractional Holdco Common Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate or Book-Entry Shares in accordance with Section 3.2, without interest.

(c)           Cancelled Shares.  All shares of TAL Common Stock that are held by TAL as treasury stock or that are owned by TAL, Delaware Sub or any wholly-owned Subsidiary of TAL and all Triton Common Shares held by Triton as treasury shares or that are owned by Triton or Bermuda Sub, in each case immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist without any conversion thereof or any payment of capital in respect thereof, and no consideration shall be paid in exchange therefor.

(d)           Conversion of Bermuda Sub Common Shares.  Each Bermuda Sub Common Share issued and outstanding immediately prior to the Triton Effective Time shall be converted into one (1) fully paid and nonassessable common share, par value $0.01 per common share, of the Triton Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only issued shares of the Triton Surviving Corporation from and after the Triton Effective Time.  From and after the Triton Effective Time, all certificates representing Bermuda Sub Common Shares shall be deemed for all purposes to represent the number of common shares of the Triton Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)           Conversion of Delaware Sub Common Stock.  Each share of Delaware Sub Common Stock issued and outstanding immediately prior to the TAL Effective Time shall be converted into one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the TAL Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the TAL Surviving Corporation.

(f)            Repurchase and Cancellation of Holdco Common Shares.  Each common share of Holdco that is issued and outstanding immediately prior to the Triton Effective Time shall, subject to applicable solvency tests being met as of the Triton Effective Time, automatically be repurchased by Holdco at the Triton Effective Time in accordance with Section 42A of the Companies Act for the par value per share and cancelled and Holdco’s issued share capital share be diminished by the nominal value of the shares accordingly.  The authorized capital of Holdco shall not be reduced as a result of the repurchase and cancellation and such shares shall return to the treasury of Holdco.

(g)           If, after the date hereof and prior to the Effective Time, TAL or Triton pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of TAL Common Stock (in each case, subject to the approval of Triton pursuant to Section 6.1) or Triton Common Shares (in each case, subject to the approval of TAL pursuant to Section 6.2), as applicable, then the TAL Exchange Ratio or Triton Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of TAL Common Stock and Triton Common Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the TAL Exchange Ratio, Triton Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

(h)           Shares of Triton Dissenting Holders.

(i)            At the Effective Time, all Triton Dissenting Shares shall be canceled and, unless otherwise required by applicable Law, converted into the right to receive the Triton Merger Consideration such holder is entitled to receive, and any holder of Triton Dissenting Shares shall, in the event that the fair value of a Triton

Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act (the “Appraised Fair Value”) is greater than the Triton Merger Consideration, be entitled to receive such difference from Triton by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(ii)           In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder’s Triton Dissenting Shares shall be canceled and converted as of the Triton Effective Time into the right to receive the Triton Merger Consideration for each such Triton Dissenting Share without any entitlement to the amount (if any) by which the Appraised Fair Value exceeds the Triton Merger Consideration.

(iii)          Triton shall give TAL (i) written notice of (A) any demands for appraisal of Triton Dissenting Shares, Appraisal Withdrawals and any other instruments, notices, petitions or other written communication received by Triton in accordance with this Section 3.1(h) and (B) to the extent that Triton has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Triton Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with Triton in any settlement negotiations and proceedings with respect to any demands for appraisal under the Companies Act.  Triton shall not, without the prior written consent of TAL (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Companies Act.  Payment of any amount payable to holders of Triton Dissenting Shares shall be the obligation of Triton.

Section 3.2            Exchange of Certificates.

(a)           Deposit of Merger Consideration.  Prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) for the benefit of the holders of Triton Common Shares, (x) certificates representing the Holdco Common Shares to be issued pursuant to the Triton Merger (or evidence of its ability to issue shares in book-entry form) in such denominations as the Exchange Agent may reasonably specify and (y) cash in an amount sufficient to pay any cash payable in the Triton Merger in lieu of fractional shares pursuant to Section 3.2(g), and (ii) for the benefit of the holders of TAL Common Stock, certificates or evidence of shares in book entry form representing the Holdco Common Shares to be issued pursuant to the TAL Merger in such denominations as the Exchange Agent may reasonably specify.  Following the Effective Time, Holdco shall deposit promptly, or cause to be deposited, with the Exchange Agent any dividends or distributions to which the shareholders of TAL or Triton may be entitled pursuant to Section 3.2(c) in an amount sufficient to pay such dividends or distributions to shareholders of Holdco.  Such certificates (or evidence of book-entry form, as the case may be) for Holdco Common Shares, together with any dividends or distributions with respect thereto and the cash payable in lieu of fractional shares, are hereinafter referred to as the “Exchange Fund.”  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on cash amounts payable pursuant to this Section 3.2.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Holdco; provided, however, that such investments shall be in direct obligations of or fully guaranteed by the United States of America (or any agency thereof that is backed by the full faith and credit of the United States of America), in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment or in deposit accounts, short-term negotiable certificates of deposit or short-term negotiable banker’s acceptances of one or more commercial banks, each of which has capital, surplus and undivided profits aggregating more than $10.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).  Any interest and other income resulting from such investments shall be promptly paid to Holdco and any amounts in excess of the amounts payable under Section 3.2(c) and Section 3.2(g) shall be promptly returned to Holdco.  To the extent that there are any losses with respect to any such investments, or such cash diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment of amounts under Section 3.2(c) and Section 3.2(g), Holdco shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Exchange Agent to make all such payments.

(b)           Exchange Procedures.

(i)            Appointment of Exchange Agent.  Prior to the Effective Time, TAL and Triton shall jointly designate Computershare Trust Company, N.A. to act as exchange agent hereunder (or if ComputerShare Trust Company, N.A. is unwilling or unable to serve as exchange agent, a bank or trust company mutually agreed upon by Triton and TAL) (the “Exchange Agent”), for the purpose of exchanging the Certificates and the Book-Entry Shares for the Merger Consideration.

(ii)           Letter of Transmittal.  As promptly as practicable after the Effective Time, Holdco shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of TAL Common Stock or Triton Common Shares (such holders, “Former Holders” and such shares, the “Former Shares”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Shares, shall pass, only upon delivery of the Certificates to the Exchange Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal (or effective affidavits of loss, theft or destruction in lieu thereof meeting the requirements of Section 3.2(h)), and shall be in customary form and have such other provisions as are reasonably satisfactory to both of Triton and TAL) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the applicable Merger Consideration therefor.

(iii)          Exchange of Certificates.  Upon surrender in accordance with this Section 3.2 by a Former Holder to the Exchange Agent of a Certificate or a Book-Entry Share, as applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, each Former Holder shall be entitled to receive in exchange therefor: (x) a certificate or book-entry representing that number of Holdco Common Shares (rounded down) which such Former Holder has the right to receive in accordance with this Article III in respect of its Former Shares after taking into account all stock then held by such Former Holder, and any Certificate surrendered in respect thereof shall forthwith be marked as cancelled, and (y) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.2(f)) equal to any cash in lieu of fractional shares that such Former Holder has the right to receive pursuant to Section 3.2(g) plus any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.2(c).  If issuance of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such issuance shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the issuance of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable.

(iv)          Surrender of Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Exchange Agent, be required to deliver an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III.  Each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time or following the Exchange Agent’s receipt of an “agent’s message” and/or the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Holdco shall cause the Exchange Agent to pay and deliver as promptly as practicable after such time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.

(v)           No Further Rights in TAL Common Stock or Triton Common Shares.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.  Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the Merger Consideration as contemplated by this Article III.  All Merger Consideration paid or issued upon such surrender shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shareholders of each of TAL and Triton in their capacity as shareholders of each of TAL and Triton prior to the Effective Time.  At the Effective Time, the stock transfer book of TAL shall be closed, and thereafter there shall be no further registration of transfers of shares of TAL Common Stock that were outstanding prior to the Effective Time.  After the Effective Time, Certificates or Book-Entry Shares presented to Holdco for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(c)           Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to Holdco Common Shares with a record date on or following the Effective Time issuable with respect to the Former Shares, nor the cash payment in lieu of fractional shares, shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article III.  Upon surrender in accordance with the procedures set forth in this Article III, there shall be issued to the holder of Former Shares issued in exchange therefor, without interest, (i) at the time of surrender, the amount of any dividends or other distributions payable with respect to those Holdco Common Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to those Holdco Common Shares with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(d)           Termination of Exchange Fund.  Unless a longer period is prescribed by applicable Law, any portion of the Exchange Fund that remains undistributed to shareholders of TAL or Triton on the six (6) month anniversary of the Effective Time shall be delivered to Holdco, upon demand by Holdco, and any shareholders of TAL and Triton who have not theretofore complied with this Article III shall thereafter look only to Holdco for payment of their claim for any part of the Merger Consideration and any dividends or distributions with respect to Holdco Common Shares.

(e)           No Liability.  To the extent permitted under applicable Law, any Merger Consideration and any dividends or other distributions payable to any shareholder of TAL or Triton in accordance with Section 3.2(c) that remained undistributed to the shareholders of TAL and Triton shall be deemed to and become the property of Holdco on the Business Day immediately prior to the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.  To the extent permitted under applicable Law, none of Holdco, Delaware Sub, Bermuda Sub, Triton, TAL or the Exchange Agent shall be liable to any shareholder of TAL or Triton for any such property delivered to Holdco or to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Withholding.  The Parties and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of TAL or Triton such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Law.  To the extent that amounts are so withheld by any Party or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholders of TAL or Triton in respect of which such deduction and withholding was made.  The Parties agree to cooperate reasonably with each other for purposes of determining whether any Taxes are required to be deducted or withheld with respect to the Mergers.

(g)           No Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, no fraction of a Holdco Common Share shall be issued in connection with the Mergers, and in lieu thereof, any shareholder of Triton who would otherwise have been entitled to a fraction of a Holdco Common Share shall be paid upon surrender of Triton Common Shares for exchange (and after taking into account and aggregating the total number of Holdco Common Shares to be issued in exchange for the Triton Common Shares represented by all Certificates, or Book-Entry Shares, as applicable, surrendered by such holder) cash in an amount (without interest and rounded to the nearest cent) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating the total number of Holdco Common Shares to be issued in exchange for the Triton Common Shares represented by all Certificates surrendered by such holder, or Book-Entry Shares, as applicable) would otherwise be entitled by (ii) the closing trading price of a share of TAL Common Stock on the NYSE on the last Business Day prior to the Closing Date.

(h)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the holder thereof and the holder’s compliance with any other replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it, Holdco or any other Party with respect to the Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends or other distributions as may be required pursuant to this Article III in respect of the TAL Common Stock or Triton Common Shares represented by such lost, stolen or destroyed Certificates, without interest.

Section 3.3            TAL Stock-Based Awards.

(a)           Each issued and outstanding share of TAL Common Stock subject to vesting or other lapse restrictions under any TAL Stock Plan immediately prior to the Effective Time (each, a “Restricted TAL Share”) shall, as of the Effective Time, cease to represent TAL Common Stock and shall be converted into a number of Holdco Common Shares equal to the TAL Exchange Ratio (rounded, if necessary, to the nearest whole number) (each, a “TAL Restricted Holdco Share”), with such TAL Restricted Holdco Shares subject to the same terms and conditions (including with respect to vesting) as were applicable to such Restricted TAL Shares immediately prior to the Effective Time (after taking into account any acceleration of vesting that results from the Mergers).

(b)           Prior to the Effective Time, TAL shall take all actions that are necessary (i) to give effect to the transactions contemplated by this Section 3.3, including amending the terms of the TAL Stock Plans, and (ii) to ensure that no individual shall have the right to receive any TAL Common Stock in connection with the exercise of an option to acquire TAL Common Stock under any TAL Stock Plan following the Effective Time.  TAL shall keep Triton fully informed with respect to all amendments, resolutions, notices and actions that TAL intends to adopt, distribute or take in connection with the matters described in this Section 3.3, and shall provide Triton with a reasonable opportunity to review and comment on all such amendments, resolutions and notices.  As soon as reasonably practicable after the Effective Time, Holdco shall deliver to the holders of Restricted TAL Shares that are being converted pursuant to Section 3.3(a) notices setting forth such holders’ rights pursuant to the TAL Stock Plan, and stating that such Restricted TAL Shares have been converted into restricted shares of Holdco, and that the agreements between TAL and each such holder regarding such Restricted TAL Shares shall be assumed by Holdco and continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.3(a) after giving effect to the TAL Merger and the terms of the TAL Stock Plan) pursuant to the applicable equity compensation plan of TAL or Holdco.  In addition, Holdco shall use all reasonable efforts to cause the Holdco Common Shares issuable under any TAL Stock Plans to be listed on the NYSE.  Not later than the Closing Date, Holdco will file an effective registration statement on Form S-8 (or other applicable form) with respect to the TAL Restricted Holdco Shares and will distribute a prospectus relating to such Form S-8, and Holdco will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the TAL Restricted Holdco Shares remain outstanding.

Section 3.4            Triton Options and Other Stock-Based Awards.

(a)           No option to acquire Triton Common Shares under any Triton Stock Plan (each, a “Triton Stock Option”) that is outstanding and unexercised as of the Effective Time shall be assumed by Holdco and each Triton Stock Option shall, without any further action on the part of the holder thereof and as of the Effective Time, cease to represent a right to acquire Triton Common Shares and shall be immediately cancelled for no consideration and the holder thereof shall have no further rights with respect thereto.  Immediately prior to the Effective Time, in accordance with the terms and conditions of the applicable Triton Stock Plan, Triton may take any corporate action such that any Triton Stock Option then outstanding shall become fully exercisable and the holder of such Triton Stock Option shall have the right, pursuant to the terms and conditions of the applicable Triton Stock Plan, to exercise such option immediately prior to the Effective Time for Triton Common Shares and such Triton Common Shares received by the holder in connection with such exercise shall be treated in accordance with Section 3.1 hereof.

(b)           Each issued and outstanding Triton Common Share subject to vesting or other lapse restrictions under any Triton Stock Plan immediately prior to the Effective Time (each, a “Restricted Triton Share”) shall, as of the Effective Time, cease to represent Triton Common Shares and shall be converted into a number of Holdco Common Shares equal to the Triton Exchange Ratio (rounded to the nearest whole number) (each, a “Triton Restricted Holdco Share”), with such Triton Restricted Holdco Shares subject to the same terms and conditions (including with respect to vesting) as were applicable to such Restricted Triton Shares immediately prior to the Effective Time (after taking into account any acceleration of vesting that results from the Mergers).

(c)                                  Prior to the Effective Time, Triton shall take all actions that are necessary (i) to give effect to the transactions contemplated by this Section 3.4, including amending the terms of the Triton Stock Plans, and (ii) to ensure that no individual shall have the right to receive any Triton Common Shares in connection with the exercise of a Triton Stock Option following the Effective Time.  Triton shall keep TAL fully informed, with respect to all amendments, resolutions, notices and actions that Triton intends to adopt, distribute or take in connection with the matters described in this Section 3.4, and shall provide TAL with a reasonable opportunity to review and comment on all such amendments, resolutions and notices.  As soon as reasonably practicable after the Effective Time, Holdco shall deliver to the holders of Restricted Triton Shares that are being converted pursuant to Section 3.4(b) notices setting forth such holders’ rights pursuant to the Triton Stock Plan, and stating that such Restricted Triton Shares have been converted into restricted shares of Holdco and that the agreements between Triton and each such holder regarding such Restricted Triton Shares shall be assumed by Holdco and continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.4(b) after giving effect to the Triton Merger and the terms of the Triton Stock Plan) pursuant to the applicable equity compensation plan of Triton or Holdco.  In addition, Holdco shall use all reasonable efforts to cause the Holdco Common Shares issuable under any Triton Stock Plans to be listed on the NYSE.  Not later than the Closing Date, Holdco will file an effective registration statement on Form S-8 (or other applicable form) with respect to the Triton Restricted Holdco Shares and will distribute a prospectus relating to such Form S-8, and Holdco will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Triton Restricted Holdco Shares remain outstanding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TAL

Except as (a) set forth in the correspondingly identified section or subsection of the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, however, that any matter disclosed in any section or subsection of such disclosure letter that is reasonably apparent, on its face, to be relevant as an exception to another representation or warranty made in this Article IV shall be deemed to be disclosed as an exception to such representation or warranty notwithstanding the omission of a reference or cross reference thereto) delivered by TAL to Triton simultaneously with the execution of this Agreement (the “TAL Disclosure Letter”) or (b) disclosed in TAL SEC Documents filed with the SEC between January 1, 2015 and the date hereof, and publicly available on EDGAR (excluding any disclosure set forth in any risk factor section or, any disclosure in any section relating to forward looking statements and any other disclosure contained therein to the extent that it is similarly predictive, cautionary or forward-looking in nature other than, in each of the foregoing, any historical facts included therein and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such TAL SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), TAL hereby represents and warrants to Triton, Holdco, Bermuda Sub and Delaware Sub as follows:

Section 4.1                                    Organization, Standing and Power.  Each of TAL and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  Each of TAL and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or would not be reasonably expected to result in, a TAL Material Adverse Effect.  TAL has made available to Triton true and complete copies of the TAL Charter and the TAL Bylaws as in effect as of the date hereof, and (i) the TAL Charter and the TAL Bylaws are in full force and effect, and (ii) TAL is not in violation of any such organizational document.

Section 4.2                                    Capital Structure; Share Calculation.

(a)                                 The authorized capital stock of TAL consists of 100,000,000 shares of common stock, par value $0.001 per share (the “TAL Common Stock”), and 500,000 shares of preferred stock, par value $0.001 per share (the “TAL Preferred Stock”).  As of November 9, 2015, (x) 32,865,041 shares of TAL Common Stock were issued and outstanding (not including Restricted TAL Shares), 390,250 Restricted TAL Shares were outstanding and 2,846,750 shares of TAL Common Stock remained available for future issuance under TAL Stock Plans, (y) no shares of TAL Preferred Stock were outstanding or reserved for issuance and (z) 3,911,843 shares of TAL Common Stock were held by TAL as treasury stock.  All issued and outstanding shares of TAL Common Stock are, and all such shares that may be issued upon the vesting of Restricted TAL Shares will be, when issued, duly authorized, validly issued, fully paid and, except as set forth in the DGCL, nonassessable and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the TAL Charter, the TAL Bylaws or any contract to which TAL is or was a party or is or was otherwise bound.  Neither TAL nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any shares of TAL Common Stock or any equity interests of the Subsidiaries and, to the Knowledge of TAL, no such voting agreement exists.

(b)                                 No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders may vote (“TAL Voting Debt”) of TAL or its Subsidiaries are issued or outstanding.

(c)                                  Except for (i) this Agreement, (ii) the 390,250 Restricted TAL Shares outstanding as of November 9, 2015 and (iii) agreements entered into and securities and other instruments issued after the date hereof as explicitly permitted by Section 6.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which TAL or any of its Subsidiaries is a party or by which it is bound obligating TAL or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any TAL Voting Debt or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or TAL Voting Debt or stock appreciation rights of TAL or any of its Subsidiaries or obligating TAL or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Except for this Agreement, there are no outstanding contractual obligations of TAL or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of TAL or any of its Subsidiaries or (y) pursuant to which TAL or its Subsidiaries is or could be required to register shares of TAL Common Stock or other securities under the Securities Act.

(d)                                 Since January 1, 2015, TAL has not (i) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of TAL, other than pursuant to and as required by the terms of TAL Stock Plans; or (ii) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of TAL.

(e)                                  Section 4.2(e) of the TAL Disclosure Letter identifies each award or other right granted under any TAL Stock Plan as of November 9, 2015, and indicates whether such award or other right would vest solely as a result of this Agreement or the transactions contemplated hereby.

Section 4.3                                    Subsidiaries.  Set forth in Section 4.3 of the TAL Disclosure Letter is a list, as of the date hereof, of all the Subsidiaries of TAL, listing for each such Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock or other equity interest, the number and type of its issued and outstanding shares of capital stock or other equity interest and the current ownership of such shares or interests.  Other than such Subsidiaries, as of the date hereof, there are no other Persons in which TAL or any of its Subsidiaries owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same.  Other than such Subsidiaries, none of TAL or any of its Subsidiaries is a member of or a participant in any partnership, joint venture or similar arrangement.  All of the shares of capital stock or other equity interests of each of the Subsidiaries held by TAL or by another Subsidiary of TAL are duly authorized, validly issued, fully paid and nonassessable, and are owned by TAL or its Subsidiaries, free and clear of all Liens, other than Permitted Liens.  TAL has made available to Triton prior to the date hereof correct and complete copies of the organizational documents of each of TAL’s Subsidiaries as of the date hereof, and (i) such organizational documents are in full force and effect, and (ii) no TAL Subsidiary is in violation of its organizational documents.  Neither TAL nor any of its Subsidiaries has agreed or is under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

Section 4.4                                    Authority.  TAL has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by TAL’s stockholders, to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TAL, and no other corporate action on the part of TAL is required to authorize the execution, delivery and performance hereof by TAL, and the consummation of the transactions contemplated hereby, except for (a) obtaining the Required TAL Vote and (b) the filing of the Delaware Certificate of Merger pursuant to the DGCL.  This Agreement has been duly executed and delivered by TAL and, assuming that this Agreement has been duly authorized, executed and delivered by the other Parties, constitutes a valid and binding obligation of TAL, enforceable against TAL in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.5                                    Consents and Approvals; No Violation.

(a)                                 The execution and delivery of this Agreement by TAL does not, and the performance by TAL of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in any violation of the TAL Charter, the TAL Bylaws or equivalent governing documents of any Subsidiary of TAL, (ii) assuming compliance with Section 4.5(b), conflict with or violate any Law or Order applicable to TAL or any Subsidiary of TAL or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or result in the creation of any Lien (other than a Permitted Lien) upon any property or assets of TAL or any Subsidiary of TAL pursuant to, or result in the amendment, termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of TAL or any Subsidiary of TAL under, any Contract to which TAL or a Subsidiary of TAL is a party, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults that have not had, and would not be reasonably expected to have, individually or in the aggregate, a TAL Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by TAL does not, and the performance by TAL of this Agreement and the consummation of the transactions contemplated hereby will not, require TAL to obtain any consent, approval, Order, authorization or permit of, or to make any filing with or notification to (“Consent”), any Governmental Entity, other than (i) any Consents as may be required under the Securities Act, the Exchange Act or the rules and regulations of the New York Stock Exchange (“NYSE”), including the filing with the SEC of the Proxy Statement and the Form S-4, (ii) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (iii) compliance with the applicable requirements, if any, of the HSR Act and any required Consents in any jurisdiction under any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (“Merger Control Law”) and (iv) those Consents, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect.

Section 4.6                                    SEC Documents; Financial Statements; Internal Controls and Procedures.

(a)                                 TAL has furnished or filed all reports, schedules, registration statements and other documents required to be furnished or filed by TAL with the SEC since

January 1, 2012 (collectively, the “TAL SEC Documents”) in a timely manner.  None of the Subsidiaries of TAL is required to make or makes any filings with the SEC.

(b)                                 Each TAL SEC Document (i) as of its respective date of being furnished or filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseding filing) complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such TAL SEC Document and (ii) did not at the time it was so furnished or filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseding filing) contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as have not had, and would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect.  The consolidated financial statements of TAL included in TAL SEC Documents (including the related notes thereto) (x) complied as to form in all material respects, as of their respective dates of filing with the SEC, with all the published rules and regulations of the SEC with respect thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) throughout the periods involved (except as may be disclosed therein) and (z) fairly present in all material respects the consolidated financial position of TAL and its consolidated Subsidiaries and the income, comprehensive income, stockholders’ equity and cash flows of TAL and its consolidated Subsidiaries as of the dates and for the respective periods set forth therein.  The books and records of TAL and its Subsidiaries are accurate and complete in all material respects, have been maintained in all material respects in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the consolidated financial statements of TAL have been prepared in accordance with such books and records.  No financial statements of any Person other than TAL and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of TAL.  TAL has not, between September 30, 2015 and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2015.

(c)                                  TAL has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  TAL’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by TAL in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to TAL’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  TAL’s management has completed an assessment of the effectiveness of TAL’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable TAL SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  TAL has made available to Triton true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2012 and prior to the date hereof relating to the TAL SEC Documents and all written responses of TAL thereto prior to the date hereof, other than with respect to requests for confidential treatment or which are otherwise publicly available on EDGAR.  To the Knowledge of TAL, there are no outstanding or unresolved comments in comment letters received prior to the date hereof from the SEC staff with respect to any TAL SEC Documents and none of the TAL SEC Documents is the subject of ongoing SEC review.  As of the date hereof, there are no internal investigations with respect to which TAL has retained outside counsel, SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of TAL, pending or threatened, in each case regarding any accounting practices of TAL.  Since January 1, 2012, neither TAL nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by TAL and its Subsidiaries, (ii) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect TAL’s ability to record, process, summarize and report financial information, (iii) any fraud, whether or not material, that involves TAL’s management or other employees who have a role in the preparation of financial statements or TAL’s internal control over financial reporting, or (iv) through the date hereof, any claim or allegation regarding any of the foregoing.  Neither TAL nor any of its Subsidiaries nor, to the Knowledge of TAL, any director, officer, auditor, accountant, consultant or representative of TAL or any of its Subsidiaries has, since January 1, 2012 through the date hereof, received written notice of any substantive complaint, allegation, assertion or claim that TAL or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.7                                    Undisclosed Liabilities.  Except for (a) liabilities that are reflected or reserved for in the consolidated financial statements (including the notes thereto) of TAL included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, as filed with the SEC prior to the date hereof, (b) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, (c) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect, (d) liabilities incurred under, or explicitly contemplated by, this Agreement or liabilities incurred in connection with the transactions contemplated hereby and (e) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, neither TAL nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).

Section 4.8                                    Absence of Certain Changes or Events.  Except for the transactions contemplated hereby, (a) since December 31, 2014 and prior to the date hereof, (i) each of TAL and its Subsidiaries has conducted its business in the ordinary course consistent in all material respects with past practices and, (ii) neither TAL nor its Subsidiaries has taken any action that, if taken during the Interim Period, would require the prior written consent of Triton pursuant to the provisions of Section 6.1 and (b) since December 31, 2014, there has not occurred any event that has had, or would reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect.

Section 4.9                                    Permits; Compliance with Applicable Laws.

(a)                                 TAL and its Subsidiaries hold all material registrations, permits, certificates, licenses, variances, exemptions, authorizations, clearances, billings and approvals of Governmental Entities (“Permits”) required under applicable Laws to carry on their businesses as currently conducted and use their properties and assets as presently used.  Since January 1, 2012, TAL and its Subsidiaries have been in compliance in all material respects with all Permits and all applicable Laws.  Each Permit held by TAL or any of its Subsidiaries is valid, subsisting and in full force and effect, except where the failure to have or maintain any such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a TAL Material Adverse Effect.  As of the date hereof, there are no actions pending or, to the Knowledge of TAL, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, would not reasonably be expected to have, a TAL Material Adverse Effect.  Since January 1, 2012 through the date hereof, neither TAL nor its Subsidiaries has received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of TAL, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a TAL Material Adverse Effect.  This Section 4.9(a) does not relate to (x) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 4.14, (y) tax Laws, which are governed exclusively by Section 4.11 or (z) Anti-Corruption Laws and Export Control Laws, which are governed exclusively by Section 4.24.

(b)                                 Since January 1, 2012, the businesses of TAL and its Subsidiaries have not been conducted in violation of any Law, and the assets owned or used by TAL and its Subsidiaries have been owned or used in compliance with all applicable Laws, except, in each case, for violations that, individually or in the aggregate, would not be material to TAL and its Subsidiaries, taken as a whole.  As of the date hereof, no investigation by any Governmental Entity with respect to TAL or any of its Subsidiaries is pending or, to the Knowledge of TAL, threatened in writing.  Since January 1, 2012 through the date hereof, neither TAL nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that TAL or any of its Subsidiaries is not in compliance with any Law, except where any such non-compliance, individually or in the aggregate, would not be material to TAL or its Subsidiaries, taken as a whole.

Section 4.10                             Legal Proceedings.  As of the date hereof, (a) there is no claim, suit, action, investigation or proceeding at law or in equity pending or, to the Knowledge of TAL, threatened in writing, against TAL or any of its Subsidiaries (i) related to or potentially involving more than $1,000,000, (ii) seeking any material equitable relief, (iii) that could result in criminal liability, (iv) that would reasonably be expected to result in any material impairment to the right or ability of TAL or its Subsidiaries to carry on their operations, activities or businesses as now conducted or (v) that would reasonably be expected to prevent, materially delay or materially impede TAL’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, and (b) there is no judgment, decree, injunction, rule or Order of any Governmental Entity outstanding against TAL or any of its Subsidiaries.

Section 4.11                             Taxes.  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect:

(a)                                 Each of TAL and its Subsidiaries has duly and timely filed or caused to be filed (taking into account all applicable extensions) with the appropriate Governmental Entity all Tax Returns required to be filed by it (all such Tax Returns being correct, accurate and complete in all respects and prepared in substantial compliance with all applicable rules and regulations), has timely paid or caused to be paid all Taxes shown thereon as due to the appropriate Governmental Entity and has duly and timely paid or caused to be paid all Taxes that are due and payable or claimed to be due from it other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on TAL’s most recent consolidated financial statements;

(b)                                 TAL and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (i) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (ii) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and have timely collected, deducted or withheld and paid over to the relevant Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Law;

(c)                                  To the Knowledge of TAL, neither TAL nor any of its Subsidiaries has received notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding with respect to any Taxes or Tax Returns of TAL or any of its Subsidiaries, and no such proceedings are currently pending;

(d)                                 No deficiencies for any Taxes have been proposed, asserted or assessed in writing against TAL or any of its Subsidiaries that have not been finally resolved and paid in full;

(e)                                  Neither TAL nor any of its Subsidiaries (i) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (ii) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, (iii) has executed or filed any power of attorney relating to Taxes or Tax Returns with any Governmental Entity which is still in effect or (iv) is subject to a private letter ruling of the IRS or comparable rulings of any other Governmental Entity;

(f)                                   No claim has ever been made by any Governmental Entity in a jurisdiction in which TAL or any of its Subsidiaries does not file a Tax Return that TAL or such Subsidiary is or may be either required to file Tax Returns in or with, or otherwise subject to Tax in or by, such jurisdiction;

(g)                                  There are no Liens for Taxes (other than Permitted Liens described in clause (ii) of the definition thereof) upon any of the assets of TAL or its Subsidiaries;

(h)                                 Neither TAL nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TAL and its Subsidiaries or customary tax indemnifications contained in credit or similar agreements);

(i)                                     Neither TAL nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was TAL) or (ii) has any liability for the Taxes of any Person (other than TAL or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(j)                                    Neither TAL nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by TAL or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law);

(k)                                 Neither TAL nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

(l)                                     Neither TAL nor any of its Subsidiaries has taken any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Triton Merger from qualifying either (A) as a reorganization within the meaning of Section 368(a) of the Code, or (B) together with the TAL Merger and the other transactions described in this Agreement, as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code; and

(m)                             Neither TAL nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

Section 4.12                             Material Agreements.

(a)                                 Except for this Agreement and as set forth in Section 4.12 of the TAL Disclosure Letter or, with respect only to clause (xiii) below, Section 4.17(b) of the TAL Disclosure Letter, as of the date hereof, neither TAL nor any of its Subsidiaries is a party to or bound by any Contract (each, a “TAL Material Contract”): (i) required to be filed by TAL as a “material contract” pursuant to Item 601(b) of Regulation S-K of the SEC that is not already so filed, (ii) that is an employment or consulting agreement, (iii) that limits or purports to limit in any material respect the ability of TAL or any of its Subsidiaries (or, after the Effective Time, Triton or any of its Subsidiaries) to compete in any line of business, in any geographic area or with any person, (iv) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to TAL or its Subsidiaries’ material business or assets, (v) that is an options, futures, forward, swap, hedging or similar derivative Contract relating to interest rates, foreign exchange, commodity prices or otherwise, (vi) that, individually, or together with any related Contracts, requires an aggregate payment, from and after the date hereof until the end of the term of such Contract by TAL or any of its Subsidiaries, in excess of $3,000,000, except for any Contract that may be cancelled without penalty or termination payment by TAL or its Subsidiaries upon notice of ninety (90) days or less, (vii) that is an indenture, credit agreement, loan agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing Indebtedness, (viii) that involves a material investment in any Person or the acquisition or disposition of any business enterprise, whether via merger, stock, share or asset purchase or otherwise, or that contains any “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation or any outstanding indemnification obligation, (ix) that grants any Person a Lien (other than a Permitted Lien) on any material assets of TAL or any of its Subsidiaries, (x) that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of TAL or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (other than a Permitted Lien), (xi) that by its terms limits the payment of dividends or other distributions by TAL or any of its Subsidiaries, (xii) that, to the Knowledge of TAL, would prevent or materially delay TAL’s ability to consummate the transactions contemplated by this Agreement or (xiii) that is required to be set forth on Section 4.17(b) of the TAL Disclosure Letter.

(b)                                 Each TAL Material Contract is valid and in full force and effect, except where such failure to be in full force and effect has not had, and would not be expected to have, individually or in the aggregate, a TAL Material Adverse Effect.  TAL has provided or made available to Triton correct and complete copies of each written TAL Material Contract prior to the date hereof; provided, however, that, to the extent a TAL Material Contract is with one of TAL’s top twenty (20) customers (measured by dollar volume of spending by the customer during the twelve (12) months ended September 30, 2015), a correct and complete copy of such Atlantic Material Contract has been provided or made available prior to the date hereof only to Triton’s outside counsel.  As of the date of this Agreement, neither TAL nor any of its Subsidiaries has, and to the Knowledge of TAL, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any TAL Material Contract, except in each case for those violations and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect.

Section 4.13                             Container Files.

(a)                                 TAL has made available to Triton an electronic file in the TAL data room No. 4.9 titled “Data Tape Sept. 2015 w UTE detail” (the “TAL File”).  Except for such inaccuracies that would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of TAL and its Subsidiaries, taken as a whole, or TAL’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof, the information set forth in the TAL File is true and correct as of the date thereof.

(b)                                 Except as would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of TAL and its Subsidiaries, taken as a whole, or TAL’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof, (i) to the Knowledge of TAL, (A) each of the container lease agreements that TAL or any of its Subsidiaries are currently party to with their respective lessees constitutes a legal, valid, binding and enforceable obligation of the contractual counterparties that are a party thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and (B) other than late payments under lease agreements consistent with past practice, none of the contractual counterparties to any such container lease agreements is in material breach or default thereunder (or with notice or lapse of time or both would be in material breach or default there under), (ii) TAL and its Subsidiaries have all right, title and interest in and to, subject to Permitted Liens, the containers, including those subject to such container lease agreements, owned by TAL or any of its Subsidiaries and any containers acquired by TAL or any of its Subsidiaries after September 30, 2015 (other than containers sold or otherwise disposed of after September 30, 2015 in the ordinary course of business) and (iii) neither TAL nor any of its Subsidiaries is a party to or bound by any container lease agreement that would require any consent or approval of any third party to (A) any assignment of such lease agreement to any Affiliate of TAL or (B) the consummation of the transactions contemplated hereby, or would result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, such agreement if such consent or approval were not obtained.  The cancellation or termination of any container lease agreements for which TAL or any of its Subsidiaries have received a written cancellation or termination notice from the applicable lessee prior to the date of this Agreement would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of TAL and its Subsidiaries, taken as a whole, or TAL’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof.  As of November 9, 2015, the aggregate outstanding commitment of TAL and its Subsidiaries with respect to the purchase of containers is not more than $100,000,000.

Section 4.14                             Employee Benefit Plans.

(a)                                 Section 4.14(a) of the TAL Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material TAL Employee Benefit Plans.

(b)                                 With respect to each TAL Employee Benefit Plan, TAL has made available to Triton a true and correct copy of each of the following documents, as applicable:  (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), (ii) the plan documents comprising such TAL Employee Benefit Plan, including any and all amendments thereto, (iii) each trust agreement, insurance contract or other funding agreement relating to such TAL Employee Benefit Plan, (iv) the most recent summary plan description required by ERISA, (v) the most recent actuarial report or valuation relating to a TAL Employee Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination, opinion or advisory letter issued by the IRS with respect to any TAL Employee Benefit Plan qualified under Section 401(a) of the Code.

(c)                                  Section 4.14(c) of the TAL Disclosure Letter identifies each TAL Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “TAL Qualified Plans”).  The IRS has issued a favorable determination or opinion letter with respect to each TAL Qualified Plan to the effect that it is so qualified, and no events have occurred that could reasonably be expected to adversely affect such qualification.

(d)                                 Each TAL Employee Benefit Plan was established and has been administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code, in all material respects.  As of the date hereof, there is no material claim, suit, action, investigation or proceeding at law or in equity pending or, to the Knowledge of TAL, threatened against, TAL or any of its Subsidiaries (other than claims for benefits in the ordinary course) with respect to any TAL Employee Benefit Plan by any current or former employee, officer, director, participant or beneficiary of TAL or any of its Subsidiaries or by any Governmental Entity.

(e)                                  No TAL Employee Benefit Plan is (i) subject to Title IV of ERISA, (ii) a Multiemployer Plan or (iii) a plan described in Section 4063(a) of ERISA.  Neither TAL nor any trade or business (whether or not incorporated) under common control with TAL within the meaning of Section 4001(b)(1) of ERISA or which together with TAL is treated as a single employer under Section 414(t) of the Code (each, a “TAL ERISA Affiliate”), currently has, or in the past six (6) years had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan and no material liability under Title IV or Section 302 of ERISA has been incurred by TAL or any TAL ERISA Affiliate that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to TAL or any TAL ERISA Affiliate of incurring any such liability.

(f)                                   With respect to any TAL Employee Benefit Plan that is maintained outside of the United States (a “Non-U.S. TAL Plan”), (i) if intended to qualify for special Tax treatment, the Non-U.S. TAL Plan meets the requirements for such treatment in all material respects, (ii) the financial statements of TAL and its Subsidiaries accurately reflect the Non-U.S. TAL Plan liabilities and accruals for contributions required to be paid to the Non-U.S. TAL Plans, in accordance with GAAP consistently applied and (iii) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any Law in connection with a Non-U.S. TAL Plan which could have a TAL Material Adverse Effect on (x) any Non-U.S. TAL Plan or (y) the condition of TAL or any of its Subsidiaries.

(g)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, condition or circumstance) will (i) entitle any current or former director, officer or employee of TAL or any of its Subsidiaries to severance pay, unemployment compensation or any other payment from TAL or any such Subsidiary, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due to, any such director, officer or employee, (iii) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or (iv) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code.

(h)                                 As of the date hereof, there are no pending or, to the Knowledge of TAL, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations with respect to any TAL Employee Benefit Plan, by any employee or beneficiary covered under any such plan or otherwise involving any such plan.

(i)                                     Neither TAL nor any of its Subsidiaries has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.

(j)                                    Each TAL Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, is and has been in documentary and operational compliance in all material respects with Section 409A of the Code and the regulations thereunder.  Neither TAL nor any of its Subsidiaries has the contractual obligation to indemnify, hold harmless or gross-up any individual with respect to any tax, penalty or interest under Sections 4999, 409A or 457A of the Code.

Section 4.15                             Labor and Employment Matters.

(a)                                 (i) Neither TAL nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association and (ii) no employees of TAL or its Subsidiaries are represented by any labor union or employee association with respect to such employment.

(b)                                 (i) There is no labor strike, material dispute, material grievance, arbitration, slowdown, work stoppage or lockout pending or, to the Knowledge of TAL, threatened against or affecting TAL or any of its Subsidiaries, (ii) to the Knowledge of TAL, no union organizing, campaigning, representation or certification proceedings for recognition or certification, or other election activity involving, any employee of TAL or any of its Subsidiaries is underway or threatened, (iii) there is no unfair labor practice charge or complaint against TAL or any of its Subsidiaries pending or, to the Knowledge of TAL, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv)  there is no grievance or arbitration proceeding pending or, to the Knowledge of TAL, threatened arising out of or relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to TAL or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.

(c)                                  Since January 1, 2012, neither TAL nor any of its Subsidiaries has violated any statute, Law or order regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Laws and orders relating to discrimination, classification, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees (including in connection with any reduction in force), except as has not, and would not reasonably be expected to have, a TAL Material Adverse Effect.

Section 4.16                             Properties.

(a)                                 As of the date hereof, neither TAL nor any of its Subsidiaries owns any real property.

(b)                                 Section 4.16(b) of the TAL Disclosure Letter sets forth, as of the date hereof, a list of all leases, subleases and other agreements under which TAL or any of its Subsidiaries leases, uses or occupies or has the right to use or occupy any real property (collectively, the “TAL Leases”).  Other than as set forth on Section 4.16(b) of the TAL Disclosure Letter, (i) each TAL Lease is in full force and effect and is the valid and binding obligation of each party thereto in accordance with its terms, (ii) there is not under any TAL Lease any existing default by TAL or any of its Subsidiaries or, to the Knowledge of TAL, any other party thereto, (iii) there is not under any TAL Lease, to the Knowledge of TAL, any condition or event which, with notice or lapse of time, or both, would constitute such a default and (iv) TAL or one of its Subsidiaries has good leasehold title to each property demised under the TAL Leases, free and clear of all Liens, except for Permitted Liens.  Prior to the date hereof, true, correct and complete copies of each of the TAL Leases has been made available to Triton.

(c)                                  To the Knowledge of TAL, (i) there is no pending or threatened eminent domain, condemnation or similar proceeding with respect to any real property underlying any TAL Lease and (ii) neither TAL nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the real property underlying any TAL Lease. Neither TAL nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any real property underlying any TAL Lease.  Neither TAL nor any of its Subsidiaries has granted any option or other right to any third party to lease or sublease any of the real property underlying any TAL Lease.

Section 4.17                             Intellectual Property.

(a)                                 Section 4.17(a) of the TAL Disclosure Letter contains a list, as of the date hereof, of all (i) Intellectual Property that is subject to any registration or application to register such Intellectual Property by or with a Governmental Entity and (ii) material unregistered Intellectual Property; in each case of (i) and (ii) that is owned by TAL or its Subsidiaries (collectively, the “TAL Intellectual Property”) listing, as applicable, (i) the title of the application or registration, (ii) the jurisdiction where the application/registration is located and (iii) the application or registration number.  TAL or a Subsidiary of TAL is the sole and exclusive owner of all TAL Intellectual Property, free and clear of all Liens other than Permitted

Liens (and other than Contracts listed, or that pursuant to Section 4.17(b) are not required to be listed, on Section 4.17(b) of the TAL Disclosure Letter).

(b)                                 Section 4.17(b) of the TAL Disclosure Letter contains a list, as of the date hereof, of (i) all material TAL Third Party Intellectual Property Licenses and (ii) all material Contracts under which TAL or any of its Subsidiaries has granted to other Persons (other than, in the case of TAL, a Subsidiary of TAL or, in the case of a Subsidiary of TAL, TAL or another Subsidiary of TAL) the right to use any of the TAL Intellectual Property, including by license, option, covenant not to sue, immunity or release.

(c)                                  (i) TAL or its Subsidiaries owns or has a right to use all of the Intellectual Property necessary for the current conduct of the businesses of TAL or its Subsidiaries, (ii) to the Knowledge of TAL, no Person is infringing any TAL Intellectual Property, (iii) the use of any Intellectual Property in, and the operation of, the businesses of TAL and its Subsidiaries has not infringed, misappropriated or violated the Intellectual Property rights of any Person since January 1, 2012, and the businesses of TAL and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property rights of any Person, and (iv) there are no Legal Actions pending, or, to the Knowledge of TAL, threatened, with respect to any of the foregoing and neither TAL or its Subsidiaries nor any other Person has claimed (including by means of invitations to license, indemnification claim or similar notices) such an infringement, misappropriation, or violation.

(d)                                 TAL and its Subsidiaries have taken commercially reasonable measures to protect the secrecy and confidentiality of all material Trade Secrets owned or purported to be owned by TAL or its Subsidiaries, including requiring each employee and consultant and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement, and there has not been any material breach by any party to such confidentiality agreements.  All employees, contractors and other Persons involved in the creation, invention or development of any material Intellectual Property for or on behalf of TAL or its Subsidiaries have executed a valid and enforceable written assignment of all such Intellectual Property (to the extent not owned by TAL or its Subsidiaries by operation of Law) to TAL or its Subsidiaries.

(e)                                  Since January 1, 2014 through the date hereof, there has been no material failure or other material substandard performance of any IT Systems, which has caused any material disruption to the business of TAL or its Subsidiaries.  TAL and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures.  TAL and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of IT Systems and the information stored thereon from unauthorized use, access, or modification by third parties and from viruses and contaminants.  Since January 1, 2014 through the date hereof, there have been no material unauthorized intrusions or breaches of the security of such IT Systems nor any material loss of data therefrom.

Section 4.18                             Environmental Matters.  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect, and otherwise would not require disclosure to any Governmental Entity in a manner that would reasonably be expected to result in material liability to TAL or any of its Subsidiaries:

(a)                                 TAL and its Subsidiaries are in compliance with all Environmental Laws, which compliance includes the possession by TAL and each of its Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof;

(b)                                 there is no Environmental Claim pending or, to the Knowledge of TAL, threatened (i) against TAL or any of its Subsidiaries, or (ii) to the Knowledge of TAL, against any Person whose liability for any Environmental Claims TAL or any of its Subsidiaries has retained or assumed, either contractually or by operation of Law; and

(c)                                  neither TAL nor any of its Subsidiaries has Released any Hazardous Materials at, on, from or under any of the properties or facilities currently or formerly owned or leased by TAL or its Subsidiaries in violation of, or in a manner, location or quantity that has or would reasonably be expected to require remedial action under, any Environmental Laws, and, to the Knowledge of TAL, there are no actions, facts, conditions, or incidents which would be reasonably likely to result in an Environmental Claim against TAL or any of its Subsidiaries, or against any Person whose liability for such Environmental Claim TAL or any of its Subsidiaries has retained or assumed, either contractually or by operation of Law.

TAL has provided or made available to Triton any material and relevant filings, claims, litigation, reports, data, investigations, audits, assessments, studies, analyses, tests or monitoring in the possession of or reasonably available to TAL or any of its Subsidiaries pertaining to any of the foregoing matters, including (i) any unresolved Environmental Claims against TAL or any of its Subsidiaries or pertaining to any of their operations, (ii) any material Release of Hazardous Materials for which TAL or any of its Subsidiaries is or is alleged to be liable, or (iii) TAL’s or any of its Subsidiaries’ liability under Environmental Law.  Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 4.18 constitute the sole and exclusive representations and warranties of TAL and its Subsidiaries relating to Environmental Laws.

Section 4.19                             Information Supplied.  None of the information supplied or to be supplied by TAL for inclusion or incorporation by reference in (i) the Form S-4 to be filed with the SEC by Holdco in connection with the Mergers will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date of mailing to stockholders and at the time of the TAL Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement relating to the TAL Stockholders Meeting will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.  No representation or warranty is made by TAL with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Triton, Holdco or the Merger Subs for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

Section 4.20                             Insurance.  Since January 1, 2012, TAL and its Subsidiaries have maintained continuous insurance coverage in such amounts and covering such losses and risks as, in TAL’s reasonable determination, is adequate to protect TAL and its Subsidiaries and their respective businesses and in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of TAL engaged in businesses similar to those of TAL and its Subsidiaries.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect, (a) all such policies are in full force and effect, (b) all premiums due thereon have been paid and (c) no written notice of default or termination has been received by TAL or any of its Subsidiaries in respect thereof.

Section 4.21                             Borrowing Base.  All assets (including containers) certified by TAL as being eligible for inclusion in the borrowing base under any agreement relating to TAL’s Indebtedness (i) meet the eligibility requirements for inclusion in such borrowing base and (ii) would not become disqualified for inclusion in such borrowing base under any such agreement as a result of any action taken by a lessee of such assets (except for actions by a lessee that would result in a Lien upon the asset that is not permitted pursuant to the relevant agreement), including by reason of non-payment or a default by such lessee under a leasing agreement relating thereto.

Section 4.22                             Title to Assets.  TAL or its Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all tangible assets and tangible properties that are material or required to conduct the business and operations of TAL and its Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that have had or would reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect.  The assets owned or leased by TAL and its Subsidiaries constitute all material assets used or held for use in the operation and conduct of the business of TAL and its Subsidiaries as it is currently conducted.

Section 4.23                             Related-Party Transactions.  Except as set forth in Section 4.23 of the TAL Disclosure Letter, there are no contracts, agreements or arrangements between TAL or any of its Subsidiaries, on the one hand, and any Affiliate of TAL or any of its Subsidiaries, on the other hand, other than (a) intercompany arrangements among or between TAL and one or more of its wholly-owned Subsidiaries or among or between one or more of its wholly-owned Subsidiaries and (b) employment and compensation related contracts.  No Affiliate of TAL or any of its Subsidiaries has any interest in any property or asset used in the businesses of TAL and its Subsidiaries (other than through ownership of TAL and its wholly-owned Subsidiaries).  Except as set forth in Section 4.23 of the TAL Disclosure Letter, neither TAL nor any of its Subsidiaries has any outstanding loan or advance of any material amounts to, or is owed any material amounts from, any officer, director or stockholder of TAL or any of its Subsidiaries or any of their respective Affiliates.

Section 4.24                             Anti-Corruption Matters; Export Control Laws.  (a)             TAL and each of its Subsidiaries are operating, and since January 1, 2010, has operated, their respective businesses in compliance with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and in material compliance with any other applicable Law that relates to bribery or corruption (collectively, the “Anti-Corruption Laws”).

(b)                                 TAL has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws, including controls and procedures designed to ensure that the agents and Representatives of TAL and each of its Subsidiaries do not make payments in violation of the Anti-Corruption Laws.

(c)                                  Since January 1, 2010, none of TAL or its Subsidiaries has intentionally or, to the Knowledge of TAL, otherwise violated the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulation (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.), the International Emergency Economic Powers Act, all Laws and Orders promulgated under the authority of such statutes, and all Laws and Orders that are administered by OFAC (collectively, the “Export Control Laws”).  Since January 1, 2010, none of TAL or any of its Subsidiaries has received any written or, to the Knowledge of TAL, other communication that alleges that TAL or any of its Subsidiaries is not, or may not be, in compliance with, or has or may have, any liability under, the Export Control Laws.

Section 4.25                             Board Approval.  The TAL Board, at a meeting duly called and held, has unanimously (a) determined that the TAL Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, TAL and its stockholders, (b) approved and declared advisable this Agreement, (c) adopted resolutions that have approved and declared advisable this Agreement and the TAL Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way, and (d) recommended that the stockholders of TAL approve and adopt this Agreement and the transactions contemplated hereby, including the TAL Merger, and directed that such matter be submitted to the TAL stockholders at the TAL Stockholders Meeting.  To the Knowledge of TAL, no “moratorium,” “control share,” “fair price” or other anti-takeover Law is applicable to this Agreement, the TAL Merger or the other transactions contemplated hereby.  TAL has validly elected not to be governed by Section 203 of the DGCL in the TAL Charter.

Section 4.26                             Vote Required of TAL Stockholders.  The affirmative vote of the holders of a majority of the outstanding shares of TAL Common Stock to approve this Agreement (the “Required TAL Vote”) is the only vote of the holders of any voting securities of TAL necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the TAL Merger.

Section 4.27                             Brokers or Finders.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no investment banker, broker or finder retained by or on behalf of TAL or any of its Subsidiaries is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from TAL or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.  A complete and correct copy of the engagement letter of Merrill Lynch, Pierce, Fenner & Smith Incorporated has been made available to Triton prior to the date hereof.

Section 4.28                             Opinion of TAL Financial Advisor.  TAL has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations set forth therein, the TAL Exchange Ratio (taking into account the Triton Merger) was fair, from a financial point of view, to the holders of TAL Common Stock.  Such opinion has not been amended in any material respect or rescinded as of the date of this Agreement.  A complete and correct copy of the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated will be made available to Triton promptly after it is delivered to TAL.

Section 4.29                             No Other Representations or Warranties.  Except for the representations and warranties expressly contained in Article V (as modified by the Triton Disclosure Letter), or the certificates delivered pursuant to Section 8.3, TAL acknowledges that (i) none of Triton, Holdco, the Merger Subs or any other Person on behalf of Triton, Holdco or the Merger Subs makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) each of Triton, Holdco and the Merger Subs hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to TAL or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to TAL or any of its Affiliates or Representatives by any director, officer, employee, agent, consultant or other Representative of Triton or its Affiliates).  TAL further acknowledges that none of Triton, Holdco or the Merger Subs, nor any of their respective Affiliates or any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Triton, Holdco or the Merger Subs or any of their respective Subsidiaries, or the transactions contemplated by this Agreement, that is not expressly set forth in this Agreement, and, except for the representations and warranties expressly contained in Article V (as modified by the Triton Disclosure Letter), or the certificates delivered pursuant to Section 8.3, none of the Triton, Holdco or the Merger Subs, any of their respective Affiliates or any other Person will have or be subject to any liability to TAL or any other Person resulting from the distribution to TAL or its Representatives or TAL’s or its Representatives’ use of, any such information, including any data room information provided to TAL or its Representatives, or any other document or information in any form provided to TAL or its Representatives in connection with the transactions contemplated hereby.  TAL acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and businesses of Triton, Holdco and the Merger Subs and their respective Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, TAL has relied on the results of its own independent investigation together with the representations and warranties and other provisions expressly set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TRITON, HOLDCO AND THE MERGER SUBS

Except as set forth in the correspondingly identified section or subsection of the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, however, that any matter disclosed in any section or subsection of such disclosure letter that is reasonably apparent, on its face, to be relevant as an exception to another representation or warranty made in this Article V shall be deemed to be disclosed as an exception to such representation or warranty notwithstanding the omission of a reference or cross reference thereto) delivered by Triton, Holdco and the Merger Subs to TAL simultaneously with the execution of this Agreement (the “Triton Disclosure Letter”), Triton, Holdco and the Merger Subs jointly and severally represent and warrant to TAL as follows.

Section 5.1                                    Organization, Standing and Power.  Each of Triton, Holdco, Bermuda Sub, Delaware Sub and their Subsidiaries is an exempted company incorporated with limited liability, limited liability company, corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  Each of Triton, Holdco, Bermuda Sub and Delaware Sub and their respective Subsidiaries are duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or would not be reasonably expected to result in, a Triton Material Adverse Effect.  Each of Triton, Holdco and Bermuda Sub has made available to TAL true and complete copies of its memorandum of association and bye-laws as in effect on the date hereof, and (a) such memorandum of association and bye-laws are in full force and effect, and (b) neither Triton nor Holdco nor Bermuda Sub, as the case may be, is in violation of its respective organizational documents.  Delaware Sub has made available to TAL true and complete copies of its certificate of incorporation and bylaws as in effect as of the date hereof, and (i) such certificate of incorporation and bylaws are in full force and effect, and (ii) Delaware Sub is not in violation of any such organizational document.

Section 5.2                                    Capital Structure of Holdco and the Merger Subs.

(a)                                 (i) As of the date hereof, the authorized share capital of Holdco consists of 100 common shares of Holdco, par value $0.01 per share (“Holdco Common Shares”), of which 100 Holdco Common Shares are issued, (ii) the authorized capital stock of Delaware Sub consists of 100 shares of common stock of Delaware Sub, par value $0.01 per share (“Delaware Sub Common Stock”), of which 100 shares of Delaware Sub Common Stock are issued and outstanding and (iii) the authorized share capital of Bermuda Sub consists of 100 common shares of Bermuda Sub, par value $0.01 per share (the “Bermuda Sub Common Shares”), of which 100 Bermuda Sub Common Shares are issued.  All of the issued Holdco Common Shares have been validly issued, are fully paid and nonassessable and are owned directly by Triton free and clear of any Lien (other than any Permitted Lien).  All of the issued

Bermuda Sub Common Shares have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien (other than any Permitted Lien).  All of the issued and outstanding shares of Delaware Sub Common Stock have been validly issued, are fully paid and, except as set forth in the DGCL, nonassessable and are owned directly by Holdco free and clear of any Lien (other than any Permitted Lien).  All Holdco Common Shares to be issued pursuant to Article III will be, when issued, duly authorized, validly issued fully paid and nonassessable and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Holdco memorandum of association, the Holdco bye-laws or any Contract to which Holdco is a party or is otherwise bound.  Neither Holdco nor any of its Subsidiaries owns any Holdco Common Shares (as treasury stock or otherwise).  Bermuda Sub does not own any Bermuda Sub Common Shares (as treasury stock or otherwise).  Delaware Sub does not own any Delaware Sub Common Stock (as treasury stock or otherwise).

(b)                                 Except as set forth in Section 5.2(a), there are (i) no other shares, shares of capital stock or other voting securities of Holdco, Bermuda Sub or Delaware Sub, (ii) no securities of Holdco, Bermuda Sub or Delaware Sub convertible into or exchangeable for shares, shares of capital stock or other voting securities of Holdco, Bermuda Sub or Delaware Sub and (iii) no options or other rights to acquire from Holdco, Bermuda Sub or Delaware Sub, and no obligations of Holdco, Bermuda Sub or Delaware Sub to issue any shares, shares of capital stock, other voting securities or securities convertible into or exchangeable for shares, shares of capital stock or other voting securities of Holdco, Bermuda Sub or Delaware Sub.

Section 5.3                                    Capital Structure of Triton.

(a)                                 The authorized share capital of Triton consists of 294,000,000 Class A voting shares of Triton, par value $0.01 per share (“Triton Class A Common Shares”) and 6,000,000 Class B non-voting shares of Triton, par value $0.01 per share (“Triton Class B Common Shares,” and together with Triton Class A Common Shares, “Triton Common Shares”).  As of November 9, 2015, 43,993,306.31 Triton Class A Common Shares were issued (not including Restricted Triton Shares), 6,000,000 Triton Class B Common Shares were issued, 7,970,287 Triton Common Shares were subject to issuance upon the exercise or payment of outstanding Triton Stock Options, 48,589 Restricted Triton Shares were issued and 1,403,305 Triton Common Shares remained available for future issuance under Triton Stock Plans.  All issued Triton Common Shares are, and all such shares that may be issued upon the exercise of Triton Stock Options or upon the vesting of Restricted Triton Shares will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Triton memorandum of association, the Triton bye-laws or any Contract to which Triton is or was a party or is or was otherwise bound.  Neither Triton nor any of its Subsidiaries owns any Triton Common Shares (as treasury stock or otherwise).  Except as set forth in Section 5.3(a) of the Triton Disclosure Letter, neither Triton nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Triton Common Shares or any equity interests of the Subsidiaries and, to the Knowledge of Triton, no such voting agreement exists.

(b)                                 No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which shareholders may vote (“Triton Voting Debt”) of Triton or its Subsidiaries are issued or outstanding.

(c)                                  Except for (i) this Agreement and as set forth in Section 5.3(c) of the Triton Disclosure Letter, (ii) the 7,970,287 Triton Common Shares subject to issuance upon the exercise or payment of outstanding Triton Stock Options as of November 9, 2015, (iii) the 48,589 Restricted Triton Shares issued as of November 9, 2015 and (iv) agreements entered into and securities and other instruments issued after the date hereof as explicitly permitted by Section 6.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Triton or any of its Subsidiaries is a party or by which Triton or any of its Subsidiaries is bound obligating Triton or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or any Triton Voting Debt or any securities convertible into, or exchangeable or exercisable for, shares, shares of its capital stock or Triton Voting Debt or share appreciation rights of Triton or any of its Subsidiaries or obligating Triton or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Except for this Agreement, there are no outstanding contractual obligations of Triton or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of Triton or any of its Subsidiaries or (y) pursuant to which Triton or any of its Subsidiaries could be required to register Triton Common Shares, Holdco Common Shares, Bermuda Sub Common Shares, Delaware Sub Common Stock or other securities under the Securities Act.

(d)                                 Since January 1, 2015, Triton and its Subsidiaries have not (i) issued or permitted to be issued any shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares of Triton, other than pursuant to and as required by the terms of Triton Stock Plans; or (ii) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Triton.

(e)                                  Section 5.3(e) of the Triton Disclosure Letter identifies each award or other right granted under any Triton Stock Plan as of November 9, 2015, and indicates whether such award or other right would vest solely as a result of this Agreement or the transactions contemplated hereby.

Section 5.4                                    Operation of Holdco and the Merger Subs.  Since their respective dates of incorporation, none of Holdco or either Merger Sub has carried on any business or conducted any operations or entered into any Contract other than the execution of this Agreement, the Statutory Merger Agreement, the Shareholder Agreements and the performance of its obligations hereunder and matters ancillary hereto.  Immediately prior to the Effective Time, Holdco, Bermuda Sub and Delaware Sub will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the transactions contemplated hereby.

Section 5.5                                    Subsidiaries.  Set forth in Section 5.5 of the Triton Disclosure Letter is a list, as of the date hereof, of all the Subsidiaries of Triton and Holdco, listing for each such Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized shares, shares of capital stock or other equity interest, the number and type of its issued and outstanding shares, shares of capital stock or other equity interest and the current ownership of such shares or interests.  Other than such Subsidiaries, as of the date hereof, there are no other Persons in which Triton or Holdco or any of their Subsidiaries owns, of record or beneficially, any direct or indirect shares, shares of capital stock or other equity interest or any right (contingent or otherwise) to acquire the same.  Other than such Subsidiaries, none of Triton, Holdco or any of their Subsidiaries is a member of or a participant in any partnership, joint venture or similar arrangement.  All of the shares, shares of capital stock or other equity interests of each of the Subsidiaries held by Triton, Holdco or by another Subsidiary of Triton or Holdco are duly authorized, validly issued, fully paid and nonassessable, and are owned by Triton, Holdco or one of their Subsidiaries, free and clear of all Liens, other than Permitted Liens.  Triton has made available to TAL prior to the date hereof correct and complete copies of the organizational documents of each of Triton’s Subsidiaries as of the date hereof, and (i) such organizational documents are in full force and effect, and (ii) no Triton Subsidiary is in violation of its organizational documents.  Neither Triton nor any of its Subsidiaries has agreed or is under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

Section 5.6                                    Authority.  Each of Triton, Holdco, Bermuda Sub and Delaware Sub has all requisite corporate power and authority to execute and deliver this Agreement, the Statutory Merger Agreement and the Shareholder Agreements and Triton Voting Agreements, in each case, to which it is a party, to perform its obligations hereunder and thereunder and, subject to the approval of the Statutory Merger Agreement by Triton’s shareholders, to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Triton, Holdco, Bermuda Sub and Delaware Sub, and no other corporate action on the part of Triton, Holdco, Bermuda Sub and Delaware Sub is required to authorize the execution, delivery and performance hereof and the Statutory Merger Agreement by Triton, Holdco, Bermuda Sub and Delaware Sub and the consummation of the transactions contemplated hereby and thereby, except for, (a) in the case of the Mergers, obtaining the approval of Holdco, as sole shareholder of Bermuda Sub and as sole stockholder of Delaware Sub, which will be obtained by written consent immediately after the execution hereof, (b) in the case of the Triton Merger, obtaining the Triton Shareholder Approval and (c) taking the actions set forth in Section 6.4 and in the first sentence of Section 2.3 and filing the Delaware Certificate of Merger pursuant to the DGCL.  This Agreement and the Shareholder Agreements and Triton Voting Agreements have been duly executed and delivered, and the Statutory Merger Agreement will be duly executed and delivered, as applicable by Triton, Holdco, Bermuda Sub and Delaware Sub and, assuming that this Agreement, the Statutory Merger Agreement and the Shareholder Agreements and Triton Voting Agreements have been duly authorized, executed and delivered by the other parties thereto, constitutes (on, in the case of the Statutory Merger Agreement, will constitute when executed and delivered) a valid and binding obligation, as applicable, of Triton, Holdco, Bermuda Sub and Delaware Sub, and enforceable against, as applicable, Triton, Holdco, Bermuda Sub and Delaware Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.7                                    Consents and Approvals; No Violation.

(a)                                 The execution and delivery of this Agreement and the Shareholder Agreements and Triton Voting Agreements by Triton, Holdco, Bermuda Sub and Delaware Sub, as the case may be, does not, and the performance by Triton, Holdco, Bermuda Sub and Delaware Sub of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in any violation of the governing documents of Triton, Holdco, Bermuda Sub and Delaware Sub, (ii) assuming compliance with Section 5.7(b), conflict with or violate any Law or Order applicable to Triton, Holdco, Bermuda Sub, Delaware Sub and any of their Subsidiaries or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or result in the creation of any Lien (other than a Permitted Lien) upon any property or assets of Triton, Holdco, Bermuda Sub, Delaware Sub or any of their Subsidiaries pursuant to, or result in the amendment, termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Triton, Holdco, Bermuda Sub, Delaware Sub or any of their Subsidiaries under, any Contract to which Triton, Holdco, Bermuda Sub, Delaware Sub and any of their Subsidiaries is a party, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Triton Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement and the Shareholder Agreements and Triton Voting Agreements by Triton, Holdco, Bermuda Sub and Delaware Sub, as the case may be, does not, and the performance by Triton, Holdco, Bermuda Sub and Delaware Sub of this Agreement and the Shareholder Agreements and Triton Voting Agreements and the consummation of the transactions contemplated hereby and thereby will not, require Triton, Holdco, Bermuda Sub and Delaware Sub to obtain any Consent from any Governmental Entity, other than (i) any Consents as may be required under the Securities Act, the Exchange Act or the rules and regulations of the NYSE, including the filing with the SEC of the Proxy Statement and Form S-4, (ii) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and the taking of the actions set forth in Section 6.4 and in the first sentence of Section 2.3, (iii) compliance with the applicable requirements, if any, of the HSR Act and any required Consents in any jurisdiction under any Merger Control Law and (iv) those Consents, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect.

Section 5.8                                    Financial Statements and Internal Controls and Procedures.

(a)                                 Section 5.8 of the Triton Disclosure Letter contains the following financial statements (collectively, with any notes thereto, the “Triton Financial Statements”): (i) the audited consolidated financial statements of Triton, as of and for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, (ii) the unaudited financial statements of Triton, as of September 30, 2015, for the nine (9) month period then ended and (iii) the unaudited consolidated financial statements of Triton, as of September 30, 2015 and

September 30, 2014, for the nine (9) month period then ended.  The Triton Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved on a basis consistent with those of previous periods and in accordance with applicable Law (except as may be disclosed therein) and fairly present, in all material respects, the consolidated balance sheets, statements of operations, statements of comprehensive income (loss) and statements of cash flows of Triton and its Subsidiaries as of the dates thereof and for the respective periods set forth therein.  As of the date hereof, neither Triton nor any of its Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.  The books and records of Triton and its Subsidiaries are accurate and complete in all material respects, have been maintained in all material respects in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the consolidated financial statements of Triton have been prepared in accordance with such books and records.  No financial statements of any Person other than Triton and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of Triton.  Triton has not, between September 30, 2015 and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2015.

(b)                                 Triton and each of its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Triton and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Triton and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of Triton and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Triton and its Subsidiaries.

(c)                                  Since January 1, 2012, neither Triton nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Triton and its Subsidiaries, (ii) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Triton’s ability to record, process, summarize and report financial information, (iii) any fraud, whether or not material, that involves Triton’s management or other employees who have a role in the preparation of financial statements or Triton’s internal control over financial reporting, or (iv) through the date hereof, any claim or allegation regarding any of the foregoing.

(d)                                 Neither Triton nor any of its Subsidiaries nor, to the Knowledge of Triton, any director, officer, auditor, accountant, consultant or representative of Triton or any of its Subsidiaries has, since January 1, 2012 through the date hereof, received written notice of any substantive complaint, allegation, assertion or claim that Triton or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 5.9                                    Undisclosed Liabilities.  Except for (a) those liabilities that are reflected or reserved for in Triton Financial Statements as of September 30, 2015, (b) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, (c) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect, (d) liabilities incurred under, or explicitly contemplated by, this Agreement or liabilities incurred in connection with the transactions contemplated hereby and (e) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, neither Triton nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).

Section 5.10                             Absence of Certain Changes or Events.  Except for the transactions contemplated hereby, (a) since December 31, 2014 and prior to the date hereof, (i) each of Triton and its Subsidiaries has conducted its business in the ordinary course consistent in all material respects with past practices and (ii) neither Triton nor its Subsidiaries has taken any action that, if taken during the Interim Period, would require the prior written consent of TAL pursuant to the provisions of Section 6.2 and (b) since December 31, 2014, there has not occurred any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect.

Section 5.11                             Permits; Compliance with Applicable Laws.

(a)                                 Triton and its Subsidiaries hold all Permits required under applicable Laws to carry on their businesses as currently conducted and use their properties and assets as presently used.  Since January 1, 2012, Triton and its Subsidiaries have been in compliance in all material respects with all Permits and all applicable Laws.  Each Permit held by Triton or any of its Subsidiaries is valid, subsisting and in full force and effect, except where the failure to have or maintain any such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Triton Material Adverse Effect.  As of the date hereof, there are no actions pending or, to the Knowledge of Triton, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, would not reasonably be expected to have, a Triton Material Adverse Effect.  Since January 1, 2012 through the date hereof, neither Triton nor its Subsidiaries has received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Triton, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Triton Material Adverse Effect.  This Section 5.11(a) does not relate to (x) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 5.16, (y) tax Laws, which are governed exclusively by Section 5.13 or (z) Anti-Corruption Laws and Export Control Laws, which are governed exclusively by Section 5.27.

(b)                                 Since January 1, 2012, the businesses of Triton and its Subsidiaries have not been conducted in violation of any Law and the assets owned or used by Triton and its Subsidiaries have been owned or used in compliance with all applicable Laws, except, in each case, for violations that, individually or in the aggregate, would not be material to Triton and its

Subsidiaries, taken as a whole.  As of the date hereof, no investigation by any Governmental Entity with respect to Triton or any of its Subsidiaries is pending or, to the Knowledge of Triton, threatened in writing.  Since January 1, 2012 through the date hereof, neither Triton nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that Triton or any of its Subsidiaries is not in compliance with any Law, except where any such non-compliance, individually or in the aggregate, would not be material to Triton and its Subsidiaries, taken as a whole.

Section 5.12                             Legal Proceedings.  As of the date hereof, (a) there is no claim, suit, action, investigation or proceeding at law or in equity pending or, to the Knowledge of Triton, threatened in writing, against Triton or any of its Subsidiaries (i) related to or potentially involving more than $1,000,000, (ii) seeking any material equitable relief, (iii) that could result in criminal liability, (iv) that would reasonably be expected to result in any material impairment to the right or ability of Triton or its Subsidiaries to carry on their operations, activities or businesses as now conducted or (v) that would reasonably be expected to prevent, materially delay or materially impede Triton’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, and (b) there is no judgment, decree, injunction, rule or Order of any Governmental Entity outstanding against Triton or any of its Subsidiaries.

Section 5.13                             Taxes.  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect:

(a)                                 Each of Triton and its Subsidiaries has duly and timely filed or caused to be filed (taking into account all applicable extensions) with the appropriate Governmental Entity all Tax Returns required to be filed by it (all such Tax Returns being correct, accurate and complete in all respects and prepared in substantial compliance with all applicable rules and regulations), has timely paid or caused to be paid all Taxes shown thereon as due to the appropriate Governmental Entity and has duly and timely paid or caused to be paid all Taxes that are due and payable or claimed to be due from it other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Triton Financial Statements;

(b)                                 Triton and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (i) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (ii) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and have timely collected, deducted or withheld and paid over to the relevant Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Law;

(c)                                  To the Knowledge of Triton, neither Triton nor any of its Subsidiaries, has received notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding with respect to any Taxes or Tax

Returns of Triton, Holdco or any of their Subsidiaries, and no such proceedings are currently pending;

(d)                                 No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Triton or any of its Subsidiaries that have not been finally resolved and paid in full;

(e)                                  Neither Triton nor any of its Subsidiaries (i) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (ii) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, (iii) has executed or filed any power of attorney relating to Taxes or Tax Returns with any Governmental Entity which is still in effect or (iv) is subject to a private letter ruling of the IRS or comparable rulings of any other Governmental Entity;

(f)                                   No claim has ever been made by any Governmental Entity in a jurisdiction in which Triton or any of its Subsidiaries does not file a Tax Return that Triton or such Subsidiary is or may be either required to file Tax Returns in or with, or otherwise subject to Tax in or by, such jurisdiction;

(g)                                  There are no Liens for Taxes (other than Permitted Liens described in clause (ii) of the definition thereof) upon any of the assets of Triton or its Subsidiaries;

(h)                                 Neither Triton nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Triton and its Subsidiaries or customary Tax indemnifications contained in credit or similar agreements);

(i)                                     Neither Triton nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Triton) or (ii) has any liability for the Taxes of any Person (other than Triton or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(j)                                    Neither Triton nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by Triton or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law);

(k)                                 Neither Triton nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

(l)                                     Neither Triton nor any of its Subsidiaries has taken any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Triton Merger from qualifying either (A) as a reorganization within the meaning of Section 368(a) of the Code, or (B) together with the TAL Merger and the other transactions described in this Agreement, as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code;

(m)                             Triton directly owns one hundred percent (100%) of the issued shares of Holdco; Holdco directly owns one hundred percent (100%) of the issued shares of Bermuda Sub; and Holdco directly owns one hundred percent (100%) of the issued and outstanding capital stock of Delaware Sub; and

(n)                                 Neither Triton nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

Section 5.14                             Material Agreements.

(a)                                 Except for this Agreement and as set forth in Section 5.14 of the Triton Disclosure Letter or, with respect only to clause (xiii) below, Section 5.19(b) of the Triton Disclosure Letter, as of the date hereof, neither Triton nor any of its Subsidiaries is a party to or bound by any Contract (each, a “Triton Material Contract”): (i) would be required to be filed by Triton as a “material contract” pursuant to Item 601(b) of Regulation S-K of the SEC (assuming that Triton was subject to Regulation S-K as a reporting entity), (ii) that is an employment or consulting agreement, (iii) that limits or purports to limit in any material respect the ability of Triton or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (iv) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to Triton or its Subsidiaries’ material business or assets, (v) that is an options, futures, forward, swap, hedging or similar derivative Contract relating to interest rates, foreign exchange, commodity prices or otherwise, (vi) that, individually, or together with any related Contracts, requires an aggregate payment, from and after the date hereof until the end of the term of such Contract by Triton or any of its Subsidiaries, in excess of $3,000,000, except for any Contract that may be cancelled without penalty or termination payment by Triton or its Subsidiaries upon notice of ninety (90) days or less, (vii) that is an indenture, credit agreement, loan agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing Indebtedness, (viii) that involves a material investment in any Person or the acquisition or disposition of any business enterprise, whether via merger, stock, share or asset purchase or otherwise, or that contains any “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation or any outstanding indemnification obligation, (ix) that grants any Person a Lien (other than a Permitted Lien) on any material assets of Triton or any of its Subsidiaries, (x) that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Triton or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (other than a

Permitted Lien), (xi) that by its terms limits the payment of dividends or other distributions by Triton or any of its Subsidiaries, (xii) that, to the Knowledge of Triton, would prevent or materially delay Triton’s ability to consummate the transactions contemplated by this Agreement or (xiii) that is required to be set forth on Section 5.19(b) of the Triton Disclosure Letter.

(b)                                 Each Triton Material Contract is valid and in full force and effect, except where such failure to be in full force and effect has not had, and would not be expected to have, individually or in the aggregate, a Triton Material Adverse Effect.  Triton has provided or made available to TAL correct and complete copies of each written Triton Material Contract prior to the date hereof; provided, however, that, to the extent a Triton Material Contract is with one of Triton’s top twenty (20) customers (measured by dollar volume of spending by the customer during the twelve (12) months ended September 30, 2015), a correct and complete copy of such Trtion Material Contract has been provided or made available prior to the date hereof only to TAL’s outside counsel.  As of the date of this Agreement,  neither Triton nor any of its Subsidiaries has, and to the Knowledge of Triton, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Triton Material Contract, except in each case for those violations and defaults that, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect.

Section 5.15                             Container Files.

(a)                                 Triton has made available to TAL an electronic file in the Triton data room folder “e” titled “e.v — Lease-Level Data Tape Sep-2015” (the “Triton File”).  Except for such inaccuracies that would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of Triton and its Subsidiaries, taken as a whole, or Triton’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof, the information set forth in the Triton File is true and correct in all material respects as of the date thereof.

(b)                                 Except as would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of Triton and its Subsidiaries, taken as a whole, or Triton’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof, (i) to the Knowledge of Triton, (A) each of the container lease agreements that Triton or any of its Subsidiaries are currently party to with their respective lessees constitutes a legal, valid, binding and enforceable obligation of the contractual counterparties that are a party thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and (B) other than late payments under lease agreements consistent with past practice, none of the contractual counterparties to any such container lease agreements is in material breach or default thereunder (or with notice or lapse of time or both would be in material breach or default thereunder), (ii) Triton and its Subsidiaries have all right, title and interest in and to, subject to Permitted Liens, the containers, including those subject to such container lease agreements, owned by Triton or any of its Subsidiaries and any containers acquired by Triton or any of its Subsidiaries after September 30, 2015 (other than containers sold or otherwise disposed of after September 30, 2015 in the ordinary course of business) and (iii) neither Triton nor any of its Subsidiaries is a party to or bound by any container lease agreement that would require any consent or approval of any third party to (A) any assignment of such lease agreement to any Affiliate of Triton or (B) the consummation of the transactions contemplated hereby, or would result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, such agreement if such consent or approval were not obtained.  The cancellation or termination of any container lease agreements for which Triton or any of its Subsidiaries have received a written cancellation or termination notice from the applicable lessee prior to the date of this Agreement would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of Triton and its Subsidiaries, taken as a whole, or Triton’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof.  As of November 9, 2015, the aggregate outstanding commitment of Triton and its Subsidiaries with respect to the purchase of containers is not more than $100,000,000.

Section 5.16                             Employee Benefit Plans.

(a)                                 Section 5.16(a) of the Triton Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Triton Employee Benefit Plans.

(b)                                 With respect to each Triton Employee Benefit Plan, Triton has made available to TAL a true and correct copy of each of the following documents, as applicable:  (i) the most recent annual report (Form 5500) filed with the IRS, (ii) the plan documents comprising such Triton Employee Benefit Plan, including any and all amendments thereto, (iii) each trust agreement, insurance contract or other funding agreement relating to such Triton Employee Benefit Plan, (iv) the most recent summary plan description required by ERISA, (v) the most recent actuarial report or valuation relating to a Triton Employee Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination, opinion or advisory letter issued by the IRS with respect to any Triton Employee Benefit Plan qualified under Section 401(a) of the Code.

(c)                                  Section 5.16(c) of the Triton Disclosure Letter identifies each Triton Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “Triton Qualified Plans”).  The IRS has issued a favorable determination or opinion letter with respect to each Triton Qualified Plan to the effect that it is so qualified, and no events have occurred that could reasonably be expected to adversely affect such qualification.

(d)                                 Each Triton Employee Benefit Plan was established and has been administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code, in all material respects.  As of the date hereof, there is no material claim, suit, action, investigation or proceeding at law or in equity pending or, to the Knowledge of Triton, threatened, against Triton or any of its Subsidiaries (other than claims for benefits in the ordinary course) with respect to any Triton Employee Benefit Plan by any current or former employee, officer, director, participant or beneficiary of Triton or any of its Subsidiaries or by any Governmental Entity.

(e)                                  No Triton Employee Benefit Plan is (i) subject to Title IV of ERISA, (ii) a Multiemployer Plan or (iii) a plan described in Section 4063(a) of ERISA.  Neither Triton nor any trade or business (whether or not incorporated) under common control with Triton within the meaning of Section 4001(b)(1) of ERISA or which together with Triton is treated as a single employer under Section 414(t) of the Code (each, a “Triton ERISA Affiliate”), currently has, or in the past six (6) years had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan and no material liability under Title IV or Section 302 of ERISA has been incurred by TAL or any Triton ERISA Affiliate that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to TAL or any Triton ERISA Affiliate of incurring any such liability.

(f)                                   With respect to any Triton Employee Benefit Plan that is maintained outside of the United States (a “Non-U.S. Triton Plan”), (i) if intended to qualify for special Tax treatment, the Non-U.S. Triton Plan meets the requirements for such treatment in all material respects, (ii) the financial statements of Triton and its Subsidiaries accurately reflect the Non-U.S. Triton Plan liabilities and accruals for contributions required to be paid to the Non-U.S. Triton Plans, in accordance with GAAP consistently applied and (iii) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any Law in connection with a Non-U.S. Triton Plan which could have a Triton Material Adverse Effect on (x) any Non-U.S. Triton Plan or (y) the condition of Triton or any of its Subsidiaries.

(g)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, condition or circumstance) will (i) entitle any current or former director, officer or employee of Triton or any of its Subsidiaries to severance pay, unemployment compensation or any other payment from Triton or any such Subsidiary, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due to, any such director, officer or employee, (iii) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or (iv) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code.

(h)                                 As of the date hereof, there are no pending or, to the Knowledge of Triton, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations with respect to any Triton Employee Benefit Plan, by any employee or beneficiary covered under any such plan or otherwise involving any such plan.

(i)                                     Neither Triton nor any of its Subsidiaries has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.

(j)                                    Each Triton Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, is and has been in documentary and operational compliance in all material respects with Section 409A of the Code and the regulations thereunder.  Neither Triton nor any of its Subsidiaries has the contractual obligation to indemnify, hold harmless or gross-up any individual with respect to any tax, penalty or interest under Sections 4999, 409A or 457A of the Code

Section 5.17                             Labor and Employment Matters.

(a)                                 (i) Neither Triton nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association and (ii) no employees of Triton or its Subsidiaries are represented by any labor union or employee association with respect to such employment.

(b)                                 (i) There is no labor strike, material dispute, material grievance, arbitration, slowdown, work stoppage or lockout pending or, to the Knowledge of Triton, threatened against or affecting Triton or any of its Subsidiaries, (ii) to the Knowledge of Triton, no union organizing, campaigning, representation or certification proceedings for recognition or certification, or other election activity involving, any employee of Triton or any of its Subsidiaries is underway or threatened, (iii) there is no unfair labor practice charge or complaint against Triton or any of its Subsidiaries pending or, to the Knowledge of Triton, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance or arbitration proceeding pending or, to the Knowledge of Triton, threatened arising out of or relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to Triton or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.

(c)                                  Since January 1, 2012, neither Triton nor any of its Subsidiaries has violated any statute, Law or order regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Laws and orders relating to discrimination, classification, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees (including in connection with any reduction in force), except as has not, and would not reasonably be expected to have, a Triton Material Adverse Effect.

Section 5.18                             Properties.

(a)                                 Section 5.18(a) of the Triton Disclosure Letter sets forth, as of the date hereof, a list of all real property owned by Triton and its Subsidiaries (the “Triton Owned Real Property”).  Other than as set forth on Section 5.18(a) of the Triton Disclosure Letter, Triton or one of its Subsidiaries owns good and marketable fee simple title to Triton Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b)                                 Section 5.18(b) of the Triton Disclosure Letter sets forth, as of the date hereof, a list of all leases, subleases and other agreements under which Triton or any of its Subsidiaries leases, uses or occupies or has the right to use or occupy any real property (collectively, the “Triton Leases”).  Other than as set forth on Section 5.18(b) of the Triton Disclosure Letter, (i)  each Triton Lease is in full force and effect and is the valid and binding obligation of each party thereto in accordance with its terms, (ii) there is not under any Triton Lease any existing default by Triton or any of its Subsidiaries or, to the Knowledge of Triton, any other party thereto, (iii) there is not under any Triton Lease, to the Knowledge of Triton, any condition or event which, with notice or lapse of time, or both, would constitute such a default and (iv) Triton or one of its Subsidiaries has good leasehold title to each property demised under the Triton Leases, free and clear of all Liens, except for Permitted Liens.  Prior to the date hereof, true, correct and complete copies of each of the Triton Leases has been made available to TAL.

(c)                                  To the Knowledge of Triton, (i) there is no pending or threatened eminent domain, condemnation or similar proceeding with respect to the Triton Owned Real Property or any real property underlying any Triton Lease and (ii) neither Triton nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Triton Owned Real Property or any real property underlying any Triton Lease. Neither Triton nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy the Triton Owned Real Property or any real property underlying any Triton Lease. Neither Triton nor any of its Subsidiaries has granted any option or other right to any third party to lease or sublease the Triton Owned Real Property or any of the real property underlying any Triton Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect, all of the Triton Owned Real Property and all buildings and improvements located on such real property are in a state of good operating condition, subject to reasonable wear and tear.

(d)                                 Prior to the date hereof, Triton and its Subsidiaries have delivered to TAL true, correct and complete copies of all deed and other instruments by which Triton or any of its Subsidiaries acquired the Triton Owned Real Property and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Triton or any of its Subsidiaries relating to the Triton Owned Real Property.

Section 5.19                             Intellectual Property.

(a)                                 Section 5.19(a) of the Triton Disclosure Letter contains a list, as of the date hereof, of all (i)  Intellectual Property that is subject to any registration or application to register such Intellectual Property by or with a Governmental Entity and (ii) material unregistered Intellectual Property; in each case of (i) and (ii) that is owned by Triton or its Subsidiaries (collectively, the “Triton Intellectual Property”) listing, as applicable, (i) the title of the application or registration, (ii) the jurisdiction where the application/registration is located and (iii) the application or registration number.  Triton, Holdco or their Subsidiaries are the sole and exclusive owner of all Triton Intellectual Property, free and clear of all Liens other than

Permitted Liens (and other than Contracts listed, or that pursuant to Section 5.19(b) are not required to be listed, on Section 5.19(b) of the Triton Disclosure Letter).

(b)                                 Section 5.19(b) of the Triton Disclosure Letter contains a list, as of the date hereof, of (i) all material Triton Third Party Intellectual Property Licenses and (ii) all material Contracts under which Triton or any of its Subsidiaries has granted to other Persons (other than, in the case of Triton, a Subsidiary of Triton or, in the case of a Subsidiary of Triton, Triton or another Subsidiary of Triton) the right to use any of the Triton Intellectual Property, including by license, option, covenant not to sue, immunity or release.

(c)                                  (i) Triton or its Subsidiaries owns or has a right to use all of the Intellectual Property necessary for the current conduct of the businesses of Triton and its Subsidiaries, (ii) to the Knowledge of Triton, no Person is infringing any Triton Intellectual Property, (iii) the use of any Intellectual Property in, and the operation of, the businesses of Triton and its Subsidiaries has not infringed, misappropriated or violated the Intellectual Property rights of any Person since January 1, 2012, and the businesses of Triton and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property rights of any Person, and (iv) there are no Legal Actions pending, or, to the Knowledge of Triton, threatened, with respect to any of the foregoing and neither Triton or its Subsidiaries nor any other Person has claimed (including by means of invitations to license, indemnification claim or similar notices) such an infringement, misappropriation, or violation.

(d)                                 Triton and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, and confidentiality of all material Trade Secrets owned or purported to be owned by Triton or its Subsidiaries, including requiring each employee and consultant and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement, and there has not been any material breach by any party to such confidentiality agreements.  All employees, contractors and other Persons involved in the creation, invention or development of any material Intellectual Property for or on behalf of Triton or its Subsidiaries have executed a valid and enforceable written assignment of all such Intellectual Property (to the extent not owned by Triton or its Subsidiaries by operation of Law) to Triton or its Subsidiaries.

(e)                                  Since January 1, 2014 through the date hereof, there has been no material failure or other material substandard performance of any IT Systems, which has caused any material disruption to the business of Triton or its Subsidiaries.  Triton and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures.  Triton and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of IT Systems and the information stored thereon from unauthorized use, access, or modification by third parties and from viruses and contaminants.  Since January 1, 2014 through the date hereof, there have been no material unauthorized intrusions or breaches of the security of such IT Systems nor any material loss of data therefrom.

Section 5.20                             Environmental Matters.  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect, and otherwise would not require disclosure to any Governmental Entity in a manner that would reasonably be expected to result in material liability to Triton or any of its Subsidiaries:

(a)                                 Triton and its Subsidiaries are in compliance with all Environmental Laws, which compliance includes the possession by Triton and each of its Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof;

(b)                                 there is no Environmental Claim pending or, to the Knowledge of Triton, threatened (i) against Triton or any of its Subsidiaries, or (ii) to the Knowledge of Triton, against any Person whose liability for any Environmental Claims Triton or any of its Subsidiaries has retained or assumed, either contractually or by operation of Law; and

(c)                                  neither Triton nor any of its Subsidiaries has Released any Hazardous Materials at, on, from or under any of the properties or facilities currently or formerly owned or leased by Triton or its Subsidiaries in violation of, or in a manner, location or quantity that has or would reasonably be expected to require remedial action under, any Environmental Laws, and, to the Knowledge of Triton, there are no actions, facts, conditions, or incidents which would be reasonably likely to result in an Environmental Claim against Triton or any of its Subsidiaries, or against any Person whose liability for such Environmental Claim Triton or any of its Subsidiaries has retained or assumed, either contractually or by operation of Law.

Triton has provided or made available to TAL any material and relevant filings, claims, litigation, reports, data, investigations, audits, assessments, studies, analyses, tests or monitoring in the possession of or reasonably available to Triton or any of its Subsidiaries pertaining to any of the foregoing matters, including (i) any unresolved Environmental Claims against Triton or any of its Subsidiaries or pertaining to any of their operations, (ii) any material Release of Hazardous Materials for which Triton or any of its Subsidiaries is or is alleged to be liable, or (iii) Triton’s or any of its Subsidiaries’ liability under Environmental Law.  Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 5.20 constitute the sole and exclusive representations and warranties of Triton and its Subsidiaries relating to Environmental Laws.

Section 5.21                             Information Supplied.  None of the information supplied or to be supplied by Triton, Holdco or the Merger Subs for inclusion or incorporation by reference in (i) the Form S-4 to be filed with the SEC by Holdco in connection with the Mergers will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date of mailing to stockholders and at the time of the TAL Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.  No representation or warranty is made by Triton, Holdco or the Merger Subs with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of TAL for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

Section 5.22                             Insurance.  Since January 1, 2012, Triton and its Subsidiaries have maintained continuous insurance coverage in such amounts and covering such losses and risks as, in Triton’s reasonable determination, is adequate to protect Triton and its Subsidiaries and their respective businesses and in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of Triton engaged in businesses similar to those of Triton and its Subsidiaries.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect, (a) all such policies are in full force and effect, (b) all premiums due thereon have been paid and (c) no written notice of default or termination has been received by Triton or any of its Subsidiaries in respect thereof.

Section 5.23                             Borrowing Base.  All assets (including containers) certified by Triton as being eligible for inclusion in the borrowing base under any agreement relating to Triton’s Indebtedness (i) meet the eligibility requirements for inclusion in such borrowing base and (ii) would not become disqualified for inclusion in such borrowing base under any such agreement as a result of any action taken by a lessee of such assets (except for actions by a lessee that would result in a Lien upon the asset that is not permitted pursuant to the relevant agreement), including by reason of non-payment or a default by such lessee under a leasing agreement relating thereto.

Section 5.24                             Title to Assets.  Triton or its Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all tangible assets and tangible properties that are material or required to conduct the business and operations of Triton and its Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that have had or would reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect.  The assets owned or leased by Triton and its Subsidiaries constitute all material assets used or held for use in the operation and conduct of the business of Triton and its Subsidiaries as it is currently conducted.

Section 5.25                             Board and Shareholder Approval.

(a)                                 The Board of Directors of each of Holdco and Delaware Sub has unanimously (i) determined that the TAL Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Holdco or Delaware Sub, as the case may be, and its shareholder(s), (ii) adopted resolutions that have approved and declared advisable this Agreement and the TAL Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way, and (iii) recommended that Holdco, as the sole stockholder of Delaware Sub, approve and adopt this

Agreement and the transactions contemplated hereby, including the TAL Merger, and directed that such matter be submitted to Holdco for approval.

(b)                                 The Board of Directors of each of Holdco, Triton and Bermuda Sub has unanimously (i) determined that the Triton Merger, on the terms and subject to the conditions set forth herein and in the Statutory Merger Agreement, is fair to, and in the best interests of, Holdco, Triton and Bermuda Sub, as the case may be, and its shareholders, (ii) adopted resolutions that have approved and declared advisable this Agreement, the Statutory Merger Agreement and the Triton Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way and (iii) recommended that Holdco, as the sole shareholder of Bermuda Sub, and the shareholders of Triton approve the Statutory Merger Agreement and directed that such matter be submitted to Holdco and, at the Triton Shareholders Meeting, the Triton shareholders (as applicable).  The Board of Directors of Triton has unanimously determined that the Triton Merger Consideration constitutes fair value for each Triton Common Share in accordance with the Companies Act.

(c)                                  Subject to the voting provisions contained in the bye-laws of Triton, (i) the affirmative vote (in person or by proxy) in favor of the approval of the Statutory Merger Agreement of the holders of seventy five percent (75%) or more of the Triton Common Shares voting and in attendance at the Triton Shareholders Meeting (the “Triton Shareholder Approval”) and (ii) the approval of the Sponsors (as such term is defined in the Sponsor Shareholders’ Agreement) in accordance with the terms of the Sponsor Shareholders’ Agreement, which approval of the Sponsors has been obtained prior to or concurrently with the execution hereof, are the only votes or approvals of the holders of voting securities of Triton that are necessary to consummate this Agreement, the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Triton Merger.  To the Knowledge of Triton, no “moratorium,” “control share,” “fair price” or other anti-takeover Law is applicable to this Agreement, the Mergers or the other transactions contemplated hereby.

Section 5.26                             Related-Party Transactions.  Except as set forth in Section 5.26(a) of the Triton Disclosure Letter, there are no contracts, agreements or arrangements between Triton or any of its Subsidiaries, on the one hand, and any Affiliate of Triton or any of its Subsidiaries, on the other hand, other than (a) intercompany arrangements among or between Triton and one or more of its wholly-owned Subsidiaries or among or between one or more of its wholly-owned Subsidiaries and (b) employment or compensation related contracts.  No Affiliate of Triton or any of its Subsidiaries has any interest in any property or asset used in the businesses of Triton and its Subsidiaries (other than through ownership of Triton and its wholly-owned Subsidiaries).  Except as set forth in Section 5.26(b) of the Triton Disclosure Letter, neither Triton nor any of its Subsidiaries has any outstanding loan or advance of any material amounts to, or is owed any material amounts from, any officer, director or stockholder of Triton or any of its Subsidiaries or any of their respective Affiliates.  Effective as of the Triton Effective Time, the agreements set forth in in Section 5.26(c) of the Triton Disclosure Letter will terminate and cease to have any further force or effect.

Section 5.27                             Anti-Corruption Matters; Export Control Laws.

(a)                                 Triton and each of its Subsidiaries are operating, and since January 1, 2010, has operated, their respective businesses in compliance with the FCPA and in material compliance with the other Anti-Corruption Laws.

(b)                                 Triton has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws, including controls and procedures designed to ensure that the agents and Representatives of Triton and each of its Subsidiaries do not make payments in violation of the Anti-Corruption Laws.

(c)                                  Since January 1, 2010, none of Triton or its Subsidiaries has intentionally or, to the Knowledge of Triton, otherwise violated the Export Control Laws.  Since January 1, 2010, none of Triton or any of its Subsidiaries has received any written or, to the Knowledge of Triton, other communication that alleges that Triton or any of its Subsidiaries is not, or may not be, in compliance with, or has or may have, any liability under, the Export Control Laws.

Section 5.28                             Opinion of Triton Financial Advisor.  Triton has received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations set forth therein, the Triton Exchange Ratio pursuant to this Agreement and the Statutory Merger Agreement was fair, from a financial point of view, to the holders of Triton Common Shares.  Such opinion has not been amended in any material respect or rescinded as of the date of this Agreement.  A complete and correct copy of the written opinion of Wells Fargo Securities, LLC will be made available to TAL promptly after it is delivered to Triton.

Section 5.29                             Brokers or Finders.  Except for Wells Fargo Securities, LLC, no investment banker, broker or finder retained by or on behalf of Triton, Holdco, Delaware Sub, Bermuda Sub or any of their Affiliates is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from Triton, Holdco, Delaware Sub, Bermuda Sub or any of their Affiliates in connection with the consummation of the transactions contemplated by this Agreement. A complete and correct copy of the engagement letter of Wells Fargo Securities, LLC has been made available to TAL prior to the date hereof.  No management, transaction or similar fee shall be payable to Warburg Pincus, Vestar Capital Partners or their Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 5.30                             No Other Representations or Warranties.  Except for the representations and warranties expressly contained in Article IV (as modified by the TAL Disclosure Letter), or the certificates delivered pursuant to Section 8.2, each of Triton, Holdco and the Merger Subs acknowledge that (i) neither TAL nor any other Person on behalf of TAL makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) TAL hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Triton, Holdco or the Merger Subs or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Triton or any of its Affiliates or

Representatives by any director, officer, employee, agent, consultant or other Representative of TAL or its Affiliates).  Triton, Holdco and the Merger Subs further acknowledge that neither TAL nor any of their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding TAL or any of its Subsidiaries, or the transactions contemplated by this Agreement, that is not expressly set forth in this Agreement, and, except for the representations and warranties expressly contained in Article IV (as modified by the TAL Disclosure Letter), or the certificates delivered pursuant to Section 8.2, neither TAL nor any of its Affiliates or any other Person will have or be subject to any liability to Triton, Holdco, the Merger Subs or any other Person resulting from the distribution to Triton or its Representatives or Triton’s or its Representatives’ use of, any such information, including any data room information provided to Triton or its Representatives, or any other document or information in any form provided to Triton or its Representatives in connection with the transactions contemplated hereby.  Each of Triton, Holdco and the Merger Subs acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and businesses of TAL and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Triton, Holdco and the Merger Subs has relied on the results of its own independent investigation together with the representations and warranties and other provisions expressly set forth in this Agreement.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1                                    Covenants of TAL.  During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Interim Period”), TAL shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) keep available the services of the current officers, employees and consultants of TAL and each of its Subsidiaries and preserve the goodwill and current relationships of TAL and each of its Subsidiaries with customers, suppliers and other Persons with which TAL or any of its Subsidiaries has business relations, and (iii) preserve intact its business organization and comply with applicable Law.  During the Interim Period, except as expressly permitted or expressly contemplated by this Agreement, as set forth in Section 6.1 of the TAL Disclosure Letter, as required by applicable Law, or as consented to in writing by Triton (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 Capital Expenditures.  TAL shall not, nor shall it permit any of its Subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in excess of the amounts set forth on Section 6.1(a) of the TAL Disclosure Letter.

(b)                                 Material Contracts.  TAL shall not, nor shall it permit any of its Subsidiaries to:

(i)                                     enter into any Contract with an Affiliate other than any Contract (x) between or among TAL and one or more of its Subsidiaries or (y) between or among TAL’s Subsidiaries; or

(ii)                                  enter into any Contract that would be a TAL Material Contract if in effect on the date hereof or amend or terminate any TAL Material Contract, in each case other than (x) in the ordinary course of business consistent with past practice or (y) renewals of existing TAL Material Contracts in the ordinary course of business consistent with past practice.

(c)                                  Dividends; Changes in Stock.  Except for (i) (A) any cash dividends to stockholders of TAL that have been approved by the Board of Directors of TAL that do not exceed, in the aggregate, $1.44 per share of TAL Common Stock (inclusive of the $0.45 per share dividend payable on December 23, 2015) (which such dividends TAL shall have the right to declare and pay at any time prior to Closing) and (B) without limiting the foregoing clause (A), after March 31, 2016, any quarterly cash dividends to stockholders of TAL that have been approved by the Board of Directors of TAL in the ordinary course of business, or (ii) as required by TAL Stock Plans, TAL Employee Benefit Plans or any employment agreement of TAL (including in connection with the payment of any exercise price or Tax withholding in connection with the vesting of Restricted TAL Shares), TAL shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination, subdivision or reclassification of capital stock of a wholly-owned Subsidiary of TAL or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Subsidiary of TAL to TAL or another wholly-owned Subsidiary of TAL) or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(d)                                 Issuance of Securities.  TAL shall not, nor shall it permit any of its Subsidiaries to, issue, reissue, sell, dispose of, grant, transfer, encumber or pledge, or authorize or propose the issuance, reissuance, sale, disposal of, granting, transfer, encumbrance or pledge of, any shares of its capital stock of any class or any TAL Voting Debt or any securities convertible into, or exchangeable or exercisable for, shares of its capital stock or TAL Voting Debt or any options, warrants, calls, rights, commitments or agreements of any character to acquire any shares of its capital stock or any TAL Voting Debt or stock appreciation rights of TAL or any of its Subsidiaries, other than (i) issuances of Restricted TAL Shares granted under TAL Stock Plans to employees, officers and directors in an aggregate amount not to exceed 140,000 shares of TAL Common Stock or (ii) issuances by a wholly-owned Subsidiary of its capital stock to TAL or to another wholly-owned Subsidiary of TAL.

(e)                                  Governing Documents.  TAL shall not amend or propose to amend the TAL Charter or the TAL Bylaws or permit any Subsidiary to amend or propose to amend its organizational documents or, except as permitted pursuant to Section 6.1(f) or 6.1(g), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any Person other than a wholly-owned Subsidiary of TAL.

(f)                                   No Acquisitions.  Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by TAL and its Subsidiaries in such Acquisitions does not exceed in the aggregate $50,000,000 and (ii) do not result in the acquisition of any partnership or non-controlling interests, TAL shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging, amalgamating or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to TAL; provided, however, that the foregoing shall not prohibit (x) internal reorganizations, mergers, amalgamations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval and would not otherwise reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby or (y) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(g)                                  No Dispositions.  TAL shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, guarantee, encumber, transfer or otherwise dispose of any of its properties or assets (other than Intellectual Property), other than any sale, lease, license, guarantee, encumbrance, transfer or other disposition in the ordinary course of business consistent with past practice.

(h)                                 Intellectual Property.  TAL shall not, and shall not permit any of its Subsidiaries to, (i) grant any license, immunity from suit, covenant not to sue or assert or release under any material TAL Intellectual Property, other than non-exclusive licenses ancillary to manufacturing, customer, distribution, supply or marketing agreements entered into in the ordinary course of business consistent with past practice, (ii) sell, assign, transfer, pledge or, other than as provided in clause (i), otherwise encumber, any material TAL Intellectual Property, or (iii) fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material TAL Intellectual Property.

(i)                                     Indebtedness.  TAL shall not, and shall not permit any of its Subsidiaries to, (A) incur, create, guarantee or assume any Indebtedness, (B) forgive any loans to directors, officers or employees of TAL or its Subsidiaries, or (C) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $50,000,000 in the aggregate with respect to this clause (C), other than, with respect to clause (A), (i) the utilization of TAL’s existing credit lines in the ordinary course of business consistent with past practice, (ii) in replacement of or refinancing of existing or maturing debt, (iii) Indebtedness incurred to fund container purchases in the ordinary course of business or (iv) pursuant to intercompany arrangements among or between TAL and one or more of its Subsidiaries or among or between its Subsidiaries; provided, however, that nothing in this Section 6.1(h) shall prohibit TAL from granting customers customary trade credit in the ordinary course of business and consistent with past practice; provided, further, that in no event shall TAL or its Subsidiaries enter into or amend any Contract concerning Indebtedness of TAL or its Subsidiaries that (x) would expand the scope or coverage of TAL’s and its Subsidiaries’ covenants beyond the covenants contained in such Indebtedness Contracts as they exist on the date hereof, (y) would apply covenants to Affiliates of TAL (other than Subsidiaries of TAL) or (z) would amend the intercreditor agreements of TAL or its Subsidiaries.

(j)                                    Other Actions.  TAL shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable Law) to, permit, materially impede or materially delay the ability of the Parties to obtain any of the Requisite Regulatory Approvals.

(k)                                 Accounting Methods; Tax Matters.  Except as disclosed in any TAL SEC Document filed prior to the date hereof, TAL shall not change in any material respect its methods of accounting, accounting practices or estimation methodologies in effect at December 31, 2014, except as required by changes in GAAP or applicable Law.  Other than in the ordinary course of business, TAL shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim, assessment or filing of any Tax Return or the payment of any Tax, change any material Tax accounting method, enter into any closing agreement with respect to a material amount of Taxes or settle or compromise any material Tax liability.

(l)                                     Tax Treatment.  TAL shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or allow another Person to fail to take any action, which action or failure to act would reasonably be expected to prevent either (i) the Triton Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) the Triton Merger, together with the TAL Merger and the other transactions described in this Agreement, from qualifying as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code.

(m)                             Compensation and Benefit Plans.

(i)                                     Except as required by applicable Law, the terms of any TAL Employee Benefit Plan on the terms and conditions in existence as of the date hereof or, with respect to employees, in the ordinary course of business consistent with past practice, TAL shall not and shall not permit its Subsidiaries (w) to enter into, amend or supplement any employment, severance, retention, change in control, termination or other agreement or TAL Employee Benefit Plan, (x) to increase the compensation or benefits of any officer, director or employee of TAL or any Subsidiary of TAL, (y) to pay bonuses to employees, officers and directors, other than year-end annual bonuses that in the aggregate do not exceed the amount set forth on Section 6.1(m)(i) of the TAL Disclosure Letter or (z) grant any equity or equity-based awards except as explicitly permitted pursuant to Section 6.1(d); provided, however, that this clause (i) shall not prohibit TAL or its Subsidiaries from (1) hiring employees below the level of Vice President, so long as such hiring (and the applicable employment terms) are consistent with past practice or (2) firing employees below the level of Vice President, so long as such firing is consistent with past practice; provided, further, that any increase in compensation or bonus payable to any officer shall not, in the aggregate, exceed four percent (4%) of the base salary and target bonus for such officer.

(ii)                                  Except as required by applicable Law, TAL shall not and shall not permit its Subsidiaries to (A) recognize any labor union, labor organization or employee association as the representative for any employees of TAL or its Subsidiaries, or (B) enter into or amend any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association.

(n)                                 No Liquidation.  TAL shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(o)                                 Legal Actions.  Except for claims and litigation with respect to which an insurer (but neither TAL nor any of its Subsidiaries) has the right to control the decision to settle and, except as permitted under Section 7.14, TAL shall not, and shall not permit any of its Subsidiaries, to settle any Legal Action, in each case made or pending against TAL or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Legal Actions which, in any event are solely for monetary damages for an amount not to exceed the amount set forth on Section 6.1(o) of the TAL Disclosure Letter.

(p)                                 Non-Solicitation and Non-Compete Agreements.  TAL shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize the waiver, amendment or termination of any non-solicitation or non-competition agreement with respect to any TAL employee.

(q)                                 Other Agreements.  TAL shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 6.1.

Section 6.2                                    Covenants of Triton, Holdco and the Merger Subs.  During the Interim Period, Triton and Holdco shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to (i) conduct their operations only in the ordinary course of business consistent with past practice, (ii) keep available the services of the current officers, employees and consultants of Triton and Holdco and each of their respective Subsidiaries and preserve the goodwill and current relationships of Triton and Holdco and each of their respective Subsidiaries with customers, suppliers and other Persons with which Triton or Holdco or any of their respective Subsidiaries has business relations, and (iii) preserve intact their business organization and comply with applicable Law.  During the Interim Period, except as expressly permitted or expressly contemplated by this Agreement, as set forth in Section 6.2 of the Triton

Disclosure Letter, as required by applicable Law, or as consented to in writing by TAL (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 Capital Expenditures.  Triton and Holdco shall not, nor shall they permit any of their respective Subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in excess of the amounts set forth on Section 6.2(a) of the Triton Disclosure Letter.

(b)                                 Material Contracts.  Triton and Holdco shall not, nor shall they permit any of their respective Subsidiaries to:

(i)                                     enter into any Contract with an Affiliate other than any Contract (x) between or among Triton and one or more of its Subsidiaries or (y) between or among Triton’s Subsidiaries; or

(ii)                                  enter into any Contract that would be a Triton Material Contract if in effect on the date hereof or amend or terminate any Triton Material Contract, in each case other than (x) in the ordinary course of business consistent with past practice or (y) renewals of existing Triton Material Contracts in the ordinary course of business consistent with past practice.

(c)                                  Dividends; Changes in Shares. Triton and Holdco shall not, nor shall they permit any of their respective Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital; provided, however, that, if TAL’s aggregate dividends after the date hereof and on or prior to the Closing (inclusive of the $0.45 per share dividend payable on December 23, 2015) exceed $1.44 per share of TAL Common Stock, then Triton may distribute cash to holders of Triton Common Shares in an aggregate amount no greater than an amount equal to the product of (a) the aggregate amount of cash dividends declared and payable to TAL shareholders in excess of $1.44 per share during such period times (b) 55/45; (ii) split, combine, subdivide or reclassify any of its capital or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital (except for any split, combination, subdivision or reclassification of capital of a wholly-owned Subsidiary of Triton or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Subsidiary of Triton to Triton or another wholly-owned Subsidiary of Triton) or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital or any securities convertible into or exercisable for any shares of its capital.

(d)                                 Issuance of Securities.  Neither Triton nor Holdco shall, nor shall they permit any of their respective Subsidiaries to, issue, reissue, sell, dispose of, grant, transfer, encumber or pledge, or authorize or propose the issuance, reissuance, sale, disposal of, granting, transfer, encumbrance or pledge of, any shares, shares of its capital stock of any class or any Triton Voting Debt or any securities convertible into, or exchangeable or exercisable for, shares, shares of its capital stock of any class or Triton Voting Debt or any options, warrants, calls, rights, commitments or agreements of any character to acquire any shares, shares of its capital stock of any class or any Triton Voting Debt or stock appreciation rights of Triton or any of its Subsidiaries, other than (i) the issuance of Triton Common Shares issued upon or in connection with the exercise, settlement or cancellation of Triton Stock Options under Triton Stock Plans outstanding on the date hereof, (ii) issuances of Restricted Triton Shares granted under Triton Stock Plans to employees, officers and directors in an aggregate amount not to exceed the number of Restricted TAL Shares granted pursuant to Section 6.1(d) divided by the Triton Exchange Ratio, (iii) issuances of Restricted Triton Shares as contemplated by Section 6.2(d)(iii) of the Triton Disclosure Letter or (iv) issuances by a wholly-owned Subsidiary of its capital to Triton or to another wholly-owned Subsidiary of Triton.

(e)                                  Standstill.  None of Triton nor any of its Affiliates shall, directly or indirectly, acquire any economic interest in, any right to direct the voting or disposition of or any other right with respect to, any TAL Securities (directly or by means of any Derivative Securities).

(f)                                   Governing Documents.  Triton, Holdco and their respective Subsidiaries shall not amend or propose to amend their respective articles of incorporation, memorandum of association, bylaws or bye-laws or other similar organizational documents or, except as permitted pursuant to Section 6.2(g) or Section 6.2(h), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation, scheme of arrangement, or reorganization with any Person other than a wholly-owned Subsidiary of Triton.

(g)                                  No Acquisitions.  Other than Acquisitions that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by Triton, Holdco and their Subsidiaries in such Acquisitions does not exceed in the aggregate $50,000,000 and (ii) do not result in the acquisition of any partnership or non-controlling interests, Triton and Holdco shall not, and shall not permit any of their Subsidiaries to, acquire or agree to acquire, by merging, amalgamating or consolidating or entering into a scheme of arrangement with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Triton or Holdco; provided, however, that the foregoing shall not prohibit (x) internal reorganizations, mergers, amalgamations, scheme of arrangements or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval and would not otherwise reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby or (y) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(h)                                 No Dispositions.  Triton and Holdco shall not, and shall not permit any of their Subsidiaries to, sell, lease, license, guarantee, encumber, transfer or otherwise dispose of any of their properties or assets (other than Intellectual Property), other than any sale, lease, license, guarantee, encumbrance, transfer or other disposition in the ordinary course of business consistent with past practice.

(i)                                     Intellectual Property.  Triton shall not, and shall not permit any of its Subsidiaries to (i) grant any license, immunity from suit, covenant not to sue or assert or release under any material Triton Intellectual Property, other than non-exclusive licenses ancillary to manufacturing, customer, distribution, supply or marketing agreements entered into in the ordinary course of business consistent with past practice, (ii) sell, assign, transfer, pledge or, other than as provided in the foregoing clause (i), otherwise encumber, any material Triton Intellectual Property, or (iii) fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material Triton Intellectual Property.

(j)                                    Indebtedness.  Triton shall not, and shall not permit any of its Subsidiaries to, (A) incur, create, guarantee or assume any Indebtedness, (B) forgive any loans to directors, officers or employees of Triton or its Subsidiaries, or (C) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $50,000,000 in the aggregate with respect to this clause (C), other than with respect to clause (A), (i) the utilization of Triton’s existing credit lines in the ordinary course of business consistent with past practice, (ii) in replacement of or refinancing of existing or maturing debt, (iii) Indebtedness incurred to fund container purchases in the ordinary course of business or (iv) pursuant to intercompany arrangements among or between Triton and one or more of its Subsidiaries or among or between its Subsidiaries; provided, however, that nothing in this Section 6.2(j) shall prohibit Triton from granting customers customary trade credit in the ordinary course of business and consistent with past practice; provided, further, that in no event shall Triton or its Subsidiaries enter into or amend any Contract concerning Indebtedness of Triton or its Subsidiaries that (x) would expand the scope or coverage of Triton’s and its Subsidiaries’ covenants beyond the covenants contained in such Indebtedness Contracts as they exist on the date hereof, (y) would apply covenants to Affiliates of Triton (other than Subsidiaries of Triton) or (z) would amend the intercreditor agreements of Triton or its Subsidiaries.

(k)                                 Other Actions.  Triton and Holdco shall not, and shall not permit any of their respective Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable Law) to, permit, materially impede or materially delay the ability of the Parties to obtain any of the Requisite Regulatory Approvals.

(l)                                     Accounting Methods; Tax Matters.  Triton shall not change in any material respect its methods of accounting, accounting practices or estimation methodologies in effect at December 31, 2014, except as required by changes in GAAP or applicable Law.  Other than in the ordinary course of business, Triton shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim, assessment or filing of any Tax Return or the payment of any Tax, change any material Tax accounting method, enter into any closing agreement with respect to a material amount of Taxes or settle or compromise any material Tax liability.

(m)                             Tax Treatment.  Triton shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or allow another Person to fail to take any action, which action or failure to act would reasonably be expected to prevent either (i) the Triton Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) the Triton Merger, together with the TAL Merger and the other transactions described in this Agreement, from qualifying as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code.

(n)                                 Compensation and Benefit Plans.

(i)                                     Except as required by applicable Law, the terms of any Triton Employee Benefit Plan on the terms and conditions in existence as of the date hereof or, with respect to employees, in the ordinary course of business consistent with past practice, Triton shall not and shall not permit its Subsidiaries (w) to enter into, amend or supplement any employment, severance, retention, change in control, termination or other agreement or Triton Employee Benefit Plan, (x) to increase the compensation or benefits of any officer, director or employee of Triton or any Subsidiary of Triton, (y) to pay bonuses to employees, officers and directors, other than year-end annual bonuses that in the aggregate do not exceed the amount set forth on Section 6.2(n)(i) of the Triton Disclosure Letter or (z) grant any equity or equity-based awards except as explicitly permitted pursuant to Section 6.2(d); provided, however, that this clause (i) shall not prohibit Triton or its Subsidiaries from (1) hiring employees below the level of Vice President, so long as such hiring (and the applicable employment terms) are consistent with past practice or (2) firing employees below the level of Vice President, so long as such firing is consistent with past practice; provided, further, that any increase in compensation or bonus payable to any officer shall not, in the aggregate, exceed four percent (4%) of the base salary and target bonus for such officer.

(ii)                                  Except as required by applicable Law, Triton shall not and shall not permit its Subsidiaries to (A) recognize any labor union, labor organization or employee association as the representative for any employees of Triton or its Subsidiaries, or (B) enter into or amend any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association.

(o)                                 No Liquidation.  Triton and Holdco shall not, and shall not permit any of their respective Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(p)                                 Legal Actions.  Except for claims and litigation with respect to which an insurer (but neither Triton nor any of its Subsidiaries) has the right to control the decision to settle and, except as permitted under Section 7.14, Triton shall not, and shall not permit any of its Subsidiaries to, settle any Legal Action, in each case made or pending against Triton or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Legal Actions which, in any event are solely for monetary damages for an amount not to exceed the amount set forth on Section 6.2(p) of the Triton Disclosure Letter.

(q)                                 Non-Solicitation and Non-Compete Agreements.  Triton and Holdco shall not, and shall not permit any of their respective Subsidiaries to, agree to, or make any commitment to, take, or authorize the waiver, amendment or termination of any non-solicitation or non-competition agreement with respect to any Triton employee.

(r)                                    Other Agreements.  Triton and Holdco shall not, and shall not permit any of their respective Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 6.2.

Section 6.3                                    Control of Operations.  Nothing contained in this Agreement shall give Triton, Holdco, the Merger Subs or any of their respective Subsidiaries, directly or indirectly, the right to control or direct the operations of TAL or any of its Subsidiaries.  Prior to the Effective Time, TAL and its Subsidiaries shall exercise, consistent with the terms of this Agreement, complete control and supervision over their respective operations.  Nothing contained in this Agreement shall give TAL, directly or indirectly, the right to control or direct the operations of Triton, Holdco, the Merger Subs or any of their respective Subsidiaries.  Prior to the Effective Time, Triton, Holdco, the Merger Subs and their respective Subsidiaries shall exercise, consistent with the terms of this Agreement, complete control and supervision over their respective operations.

Section 6.4                                    Bermuda Required Actions.  Prior to the Closing: (a) Triton shall: (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; and (ii) prepare a duly certified copy of the Triton shareholder resolutions evidencing the Triton Shareholder Approval and deliver such documents to TAL; and (b) Bermuda Sub shall (and Holdco, as the sole shareholder of Bermuda Sub, shall cause Bermuda Sub to) (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of Bermuda Sub’s officers, (ii) prepare a duly certified copy of the shareholder resolution evidencing the approval of Holdco, as the sole shareholder of Bermuda Sub, of the Triton Merger, and (iii) prepare the Bermuda Merger Application.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1                                    Preparation of Proxy Statement; TAL Stockholders Meeting; Triton Shareholders Meeting.

(a)                                 As promptly as practicable following the date of this Agreement (and, assuming compliance by the other Party with its obligations under this Section 7.1, in any event within forty-five (45) days after the date hereof), (x) TAL shall, in consultation with Triton, prepare and shall file with the SEC, a proxy statement to be sent to the holders of TAL Common Stock relating to the TAL Stockholders Meeting (together with any amendments or supplements thereto and the letter to stockholders, notice of meeting, form of proxy and any other document incorporated or related therein, the “Proxy Statement”) and (y) Holdco shall, in consultation with TAL and Triton, prepare and cause to be filed with the SEC a registration statement on Form S-4 with respect to the issuance of Holdco Common Shares in the Mergers (together with any amendments or supplements thereto, the “Form S-4”), in which the Proxy

Statement will be included as a prospectus.  Without limiting the generality of the foregoing, (1) Triton shall furnish all information concerning Triton and its Affiliates to TAL as is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by applicable Law, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by TAL and Triton to be included therein that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by Law and (2) TAL shall furnish all information concerning TAL and its Affiliates, and Triton shall furnish all information concerning Triton and its Affiliates, to Holdco as is customarily included in a registration statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by applicable Law, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, and the Form S-4 shall include all information reasonably requested by TAL and Triton to be included therein that is customarily included in a registration statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by Law.  Subject to Section 7.4(b), the Proxy Statement filed by TAL shall include the TAL Recommendation.  Each of Triton and TAL shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act and the Proxy Statement cleared by the SEC as promptly as practicable after such filing.  TAL shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of TAL Common Stock as promptly as practicable after the Form S-4 is declared effective.

(b)                                 If at any time prior to the Effective Time there shall occur (i) any event with respect to TAL or any of its Subsidiaries, or with respect to other information supplied by TAL or any of its Subsidiaries for inclusion in the Form S-4 or the Proxy Statement or (ii) any event with respect to Triton, Holdco, the Merger Subs or their respective Subsidiaries, or with respect to information supplied by Triton, Holdco, the Merger Subs or their respective Subsidiaries for inclusion in the Form S-4 or the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement, to the Form S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of TAL.  Nothing contained in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).

(c)                                  Each of Triton, TAL and Holdco shall promptly notify the other parties of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Mergers and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between TAL or any of its Representatives, Holdco or any of its Representatives or Triton or any of its Representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto.  Triton, TAL and Holdco shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement as promptly as practicable.  Triton, TAL and Holdco shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement, and shall provide promptly to the other party any information such Party may obtain that could necessitate amending any such document.

(d)                                 TAL shall, in accordance with the TAL Charter and the TAL Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (including any adjournment or postponement thereof, the “TAL Stockholders Meeting”) for the purpose of obtaining the Required TAL Vote with respect to the transactions contemplated by this Agreement.  Unless it is permitted to make a Change in TAL Recommendation (as defined below) pursuant to Section 7.4(b), TAL shall use reasonable best efforts consistent with customary practice to solicit the approval of its stockholders of the matters comprising the Required TAL Vote and the Board of Directors of TAL shall recommend approval of the matters comprising the Required TAL Vote by the stockholders of TAL to give the Required TAL Vote (the “TAL Recommendation”) and shall not (nor shall any committee thereof) (w) withdraw or withhold (or propose to withdraw or withhold) such recommendation or qualify or modify (or propose to qualify or modify) in any manner adverse to Triton such recommendation, (x) fail to include such recommendation in the Proxy Statement, (y) in the event any tender offer or exchange offer for shares of TAL Common Stock is commenced, fail to publish, send or provide to the Stockholders, pursuant to Rule 14e-2(a) under the Exchange Act and within ten (10) Business Days after such tender offer or exchange offer is first commenced, or subsequently amended in any material respect (or in the event that TAL has delivered a written notice of a TAL Superior Proposal or Intervening Event in accordance with Section 7.4(b) and the applicable time periods contemplated by Section 7.4(b) would extend beyond such ten (10) Business Day period, within two (2) Business Days following the time at which such periods have expired), a statement recommending that its stockholders reject such tender offer or exchange offer and publicly affirming the TAL Recommendation or (z) adopt, approve, enter into or recommend, or publicly propose to adopt, approve, enter into or recommend, any letter of intent, definitive agreement, commitment, agreement in principle or other agreement with respect to any TAL Acquisition Proposal (any of the foregoing actions, a “Change in TAL Recommendation”).  TAL shall not adjourn or postpone the TAL Stockholders Meeting without the prior written consent of Triton; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, TAL may adjourn or postpone the TAL Stockholders Meeting (i) after consultation with Triton, and with Triton’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), if as of the time for which TAL Stockholders Meeting is originally scheduled there are insufficient shares of TAL Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or to obtain the Required TAL Vote (such adjournment or postponement to be for no more than twenty (20) Business Days and shall be to no later than the date three (3) Business Days before the End Date), (ii) after consultation with Triton, to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that TAL has determined after consultation with outside legal counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by TAL stockholders prior to TAL Stockholders Meeting (such adjournment or postponement shall be to no later than the date three (3) Business Days before the End Date) or (iii) if TAL has delivered a written notice of a TAL Superior Proposal or an Intervening Event in accordance with Section 7.4(b) and the applicable time periods contemplated by Section 7.4(b) for revisions to this Agreement would extend beyond TAL Stockholders Meeting, until the date that is five (5) Business Days following the time at which such time periods have expired (or, if earlier, the date three (3) Business Days before the End Date).  Without the prior written consent of Triton, the approval and adoption of this Agreement and matters related to the transactions contemplated hereby (including the TAL Merger) and approval of proposals related thereto shall be the only matters which TAL shall propose to be acted on by its stockholders at the TAL Stockholders Meeting.  TAL shall establish a record date for purposes of determining the holders of TAL Common Stock entitled to notice of and vote at the TAL Stockholders Meeting (the “TAL Record Date”) on or prior to the date on which the Proxy Statement is mailed to its stockholders in accordance with Section 7.1(a).  Once established, TAL shall not change the TAL Record Date or establish a different record date for the TAL Stockholders Meeting without the prior written consent of Triton, unless the TAL Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so by applicable Law or pursuant to the TAL Charter or the TAL Bylaws.  In the event that the date of the TAL Stockholders Meeting as originally called is for any reason postponed or adjourned or otherwise delayed in accordance with this Section 7.1(d), TAL agrees that, unless Triton shall have otherwise approved in writing, it shall implement such postponement or adjournment or other delay in such a way that TAL does not establish a new record date for the TAL Stockholders Meeting, as so postponed, adjourned or delayed, except as required by applicable Law, the TAL Charter or the TAL Bylaws.  TAL shall, upon the request of Triton, advise Triton periodically (and at least on a daily basis on each of the last seven (7) Business Days prior to the date of the TAL Stockholders Meeting) as to the aggregate tally of the proxies received by TAL with respect to the Required TAL Vote.  Unless this Agreement has been terminated pursuant to and in accordance with Article IX, and notwithstanding any Change in TAL Recommendation or the existence of any TAL Acquisition Proposal, this Agreement shall be submitted to the holders of TAL Common Stock for the purpose of obtaining the Required TAL Vote.

(e)                                  Triton shall, in accordance with the bye-laws of Triton, duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable (and in any event such meeting shall be held within twenty (20) days) following the date hereof (including any adjournment or postponement thereof, the “Triton Shareholders Meeting”) for the purpose of obtaining the Triton Shareholder Approval with respect to the transactions contemplated by this Agreement.  Triton shall not adjourn or postpone the Triton Shareholders Meeting without the prior written consent of TAL; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Triton may adjourn or postpone the Triton Shareholders Meeting, after consultation with TAL, to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Triton has determined after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Triton shareholders prior to Triton Shareholders Meeting.  Without the prior written consent of TAL, the approval of the Statutory Merger Agreement and matters related to the transactions contemplated hereby (including the Triton Merger) shall be the only matters which Triton shall propose to be acted on by its shareholders at the Triton Shareholders Meeting.  Triton shall establish a record date for purposes of determining the holders of Triton Common Shares entitled to notice of and vote at the Triton Shareholders Meeting (the “Triton Record Date”) on or prior to the date on which the notice of meeting is sent to the holders of Triton Common Shares.  Once established, Triton shall not change the Triton Record Date or establish a different record date for the Triton Shareholders Meeting without the prior written consent of TAL, unless the Board of Directors of Triton determines in good faith (after consultation with its outside legal counsel) that it is required to do so by applicable Law or pursuant to the bye-laws of Triton.  In the event that the date of the Triton Shareholders Meeting as originally called is for any reason postponed or adjourned or otherwise delayed in accordance with this Section 7.1(e), Triton agrees that, unless TAL shall have otherwise approved in writing, it shall implement such postponement or adjournment or other delay in such a way that Triton does not establish a new record date for the Triton Shareholders Meeting, as so postponed, adjourned or delayed, except as required by applicable Law or the bye-laws of Triton.

Section 7.2                                    Access to Information; Confidentiality.

(a)                                 Subject to the Confidentiality Agreement and applicable Law, during regular business hours and upon reasonable notice, each of Triton and TAL shall, and shall cause their respective Subsidiaries to, afford to each other and their respective officers, directors, employees, accountants, counsel, advisors, accountants and other agents and representatives (collectively, “Representatives”), reasonable access upon reasonable prior notice during the Interim Period to all their respective offices, facilities, properties, assets, management-level employees and books and records and, during the Interim Period, Triton and TAL shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other such financial, Tax and operating data and other information with respect to such entities and their respective business, properties, operations and personnel as Triton or TAL may reasonably request.  Any such access or disclosure pursuant to this Section 7.2(a) shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Triton or TAL, as the case may be.  Notwithstanding anything to the contrary contained herein, no Party or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) jeopardize the attorney-client privilege or other immunity or protection of the institution in possession or control of such information or (ii) contravene any applicable Law or binding Contract entered into prior to the date hereof; provided, however, that a Party or its Subsidiary, as the case may be, shall consider in good faith any reasonable arrangement proposed by the other Party which would allow the other Party and its Representatives to have access to any of the information described in the foregoing clauses (i) and (ii) without causing, as applicable, a breach of any attorney-client privilege or other such immunity or protection, a breach of applicable Law or a breach of any such binding Contract.  Notwithstanding the foregoing, no Party shall be required to disclose personnel records relating to individual performance or evaluation records, medical histories, or other information, the disclosure of which would violate applicable Law.

(b)                                 The Parties agree that the terms of the Confidentiality Agreement shall continue in full force and effect until the earlier of the Effective Time or the termination of the Confidentiality Agreement in accordance with its terms.  Triton shall hold, and cause its Representatives to keep, any Evaluation Material (as defined in the Confidentiality Agreement)

relating to TAL or its Affiliates provided to them under Section 7.2(a) in confidence in accordance with the terms of the Confidentiality Agreement.  TAL shall hold, and shall cause its Representatives to keep, any Evaluation Material relating to Triton or its Affiliates provided to them under Section 7.2(a) in confidence in accordance with the terms of the Confidentiality Agreement.

Section 7.3                                    Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof,  including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity, including pursuant to the HSR Act, and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party in order to consummate the Mergers or any of the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party agrees to (i) (x) make as promptly as practicable, and in any event no later than fifteen (15) Business Days from the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (y) make as promptly as reasonably practicable such other necessary notifications and filings as are required under any Merger Control Laws with respect to the transactions contemplated hereby that the Parties agree are required to be made, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Merger Control Law by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Merger Control Law and to secure any clearances and authorizations under Merger Control Laws on or before the End Date.

(b)                                 Each of Triton and TAL shall, in connection with the efforts referenced in Section 7.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Party of the status of any of the matters contemplated hereby, including providing the other Party with a copy of any written communication (or summary of oral communications) received by such Party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or teleconference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other Person, and to the extent permitted by any such Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences.

(c)                                  Subject to the last sentence of this Section 7.3(c), if (i) (x) any objection is asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, (y) any administrative or judicial action or proceeding is instituted by any Governmental Entity or private party challenging the Mergers or the other transactions contemplated hereby as violative of any Law (including the HSR Act) or that would otherwise prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated hereby, or (z) any Law is enacted, entered, promulgated or enforced by any Governmental Entity that would make the Mergers or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated hereby, then (ii) each of TAL and Triton shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement on or prior to the End Date.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 7.3 shall require, or be deemed to require, the taking of any of the foregoing actions by any other Party that (1) would require selling, swapping, holding separate, divesting or otherwise disposing of businesses or assets of TAL and its Subsidiaries, on the one hand, or Triton and its Subsidiaries, on the other hand, that were used in the production of, or contributed to the production of, annual revenue in excess of $135,592,100 in the aggregate (determined based on the gross fiscal 2014 revenue of TAL and its Subsidiaries, on the one hand, or Triton and its Subsidiaries, on the other hand) or (2) otherwise would, or would reasonably be expected to, have a material adverse effect on the business, results of operations, or financial condition of the combined businesses of TAL and its Subsidiaries and Triton and its Subsidiaries, taken as a whole after giving effect to the transactions contemplated by this Agreement.

(d)                                 In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any of the events specified in clause (i)(y) of Section 7.3(c) or clause (i)(z) of Section 7.3(c) occurs, then each of Triton and TAL shall cooperate with each other and use its reasonable best efforts, subject to Section 7.3(a) and the last sentence of Section 7.3(c), to vigorously contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Mergers or the other transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Triton and TAL shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

(e)                                  Each of TAL, Triton and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover Law becomes applicable to this Agreement, the Mergers or any other transactions contemplated hereby, use reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 7.4                                    Acquisition Proposals.

(a)                                 TAL shall not, and shall cause each of its Subsidiaries (and any of the employees or directors of it or its Subsidiaries) not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any transaction permitted or contemplated by this Agreement) to effect a TAL Acquisition Proposal, (ii) except as expressly permitted by this Section 7.4, have any discussions with or provide any confidential information or data relating to TAL or any of its Subsidiaries to any Person relating to a TAL Acquisition Proposal or with any Person who, to the Knowledge of TAL, is considering making a TAL Acquisition Proposal or engage in any negotiations concerning a TAL Acquisition Proposal, or (iii) except as expressly permitted by this Section 7.4, approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any TAL Acquisition Proposal (other than an Acceptable TAL Confidentiality Agreement entered into pursuant to Section 7.4(b)(i)) or propose or agree to do any of the foregoing.  Nothing in this Section 7.4 shall prohibit TAL or its Board of Directors, directly or indirectly through any officer, employee or Representative, from informing any Person that TAL is a party to this Agreement and referring such person to this Section 7.4 in response to an unsolicited inquiry.  Following the execution of this Agreement, TAL shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a TAL Acquisition Proposal, or any proposal that could reasonably be expected to lead to a TAL Acquisition Proposal and shall request to have returned promptly to TAL, or destroyed, any confidential information that has been provided in any such discussions or negotiations.

(b)                                 Notwithstanding anything to the contrary in this Agreement, TAL and its Board of Directors shall be permitted, (w) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2, or make any “stop-look-listen” communication to TAL stockholders pursuant to Rule 14d-9(f), each as promulgated under the Exchange Act with regard to a TAL Acquisition Proposal; provided, however, that this clause (w) shall not permit TAL or its Board of Directors to make a Change in TAL Recommendation except as expressly permitted by clause (y) or clause (z) of this Section 7.4(b), (x) subject to Section 7.4(c), to engage in any discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of TAL or any of its Subsidiaries to, any Person in response to an unsolicited (after the date hereof) written TAL Acquisition Proposal under circumstances not resulting from any breach by TAL of this Section 7.4, (y) to effect a Change in TAL Recommendation or terminate this Agreement in accordance with Section 9.1(g) in order to enter into a binding written agreement with respect to a TAL Superior Proposal, or (z) to effect a

Change in TAL Recommendation in response to an Intervening Event, in each case if and only if:

(i)                                     in the case of clause (x) above, (1) the TAL Stockholders Meeting has not occurred, (2) TAL has complied with this Section 7.4 in all but immaterial respects, (3) the Board of Directors of TAL has determined in good faith (after consultation with its outside legal counsel and its financial advisor) that such TAL Acquisition Proposal constitutes a TAL Superior Proposal or could reasonably be expected to lead to a TAL Superior Proposal, and (4) prior to providing any confidential information or data or access (in each case as described in clause (x) above) to any Person in connection with a TAL Acquisition Proposal, TAL shall enter into a confidentiality agreement with such Person having provisions as to confidentiality that are no less favorable to TAL than those contained in the Confidentiality Agreement (each, an “Acceptable TAL Confidentiality Agreement”); provided, however, that such Acceptable TAL Confidentiality Agreement shall not prohibit compliance by TAL with any of the provisions of this Agreement, including this Section 7.4, and such confidentiality agreement shall not be required to contain standstill provisions or provide for an exclusive right to negotiate with TAL;

(ii)                                  in the case of clause (y) above, (1) the TAL Stockholders Meeting has not occurred, (2) TAL has complied with this Section 7.4 in all but immaterial respects, (3) the Board of Directors of TAL has determined in good faith (after consultation with outside its outside legal counsel and its financial advisor) that such TAL Acquisition Proposal constitutes a TAL Superior Proposal and, after consultation with its outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with the fiduciary duties of the directors of TAL under applicable Law, (4) TAL has notified Triton in writing, at least seven (7) Business Days in advance, of its intention to effect such action (which notice shall specify the identity of the Person making the TAL Superior Proposal and the material terms and conditions thereof and include an unredacted copy of the proposed transaction agreements (including those relating to financing)); provided, however, that such notice shall be given again in the event of any revision to the financial terms or other material terms of such TAL Superior Proposal; provided, further, that such subsequent seven (7) Business Day notice period shall be shortened to the longer of three (3) Business Days and the time remaining on the prior notice period if the only change to the material terms of such TAL Superior Proposal is a change of price, (5) prior to taking such action, if requested by Triton, TAL has, and has caused its financial and legal advisors to, negotiate with Triton in good faith to enable Triton to propose in writing revisions to the terms and conditions of this Agreement such that such TAL Acquisition Proposal would no longer constitute a TAL Superior Proposal, and (6) following the end of such notice period, the Board of Directors of TAL shall have considered in good faith any changes to this Agreement proposed in writing by Triton, and shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, that notwithstanding such proposed changes, (x) such TAL Acquisition Proposal remains a TAL Superior Proposal and (y) failure to take such action would be inconsistent with the fiduciary duties of the directors of TAL under applicable Law; and

(iii)                               in the case of clause (z) above, (1) the TAL Stockholders Meeting has not occurred, (2) the Board of Directors of TAL, after consultation with its outside legal counsel, has determined in good faith that failure to make a Change in TAL Recommendation would be inconsistent with the fiduciary duties of the directors of TAL under applicable Law; provided, however, that such action shall not be in response to a TAL Acquisition Proposal, a TAL Superior Proposal (which is addressed in clause (ii) above), a Triton Acquisition Proposal or a Triton Superior Proposal, (3) TAL has notified Triton in writing, at least seven (7) Business Days in advance, of its intention to effect a Change in TAL Recommendation (which notice shall include a reasonable description of the Intervening Event that serves as the basis of such Change in TAL Recommendation), (4) prior to effecting such a Change in TAL Recommendation, if requested by Triton, TAL has, and has caused its financial and legal advisors to, negotiate with Triton in good faith to enable Triton to propose in writing revisions to the terms and conditions of this Agreement in such a manner that would obviate the need for making such Change in TAL Recommendation, and (5) following the end of such notice period, the Board of Directors of TAL shall have considered in good faith any changes to this Agreement proposed in writing by Triton, and shall have determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, the failure to make a Change in TAL Recommendation would be inconsistent with the fiduciary duties of the directors of TAL under applicable Law.

(c)                                  TAL shall notify Triton as promptly as reasonably practicable (and in any event within twenty-four (24) hours of receipt) of any TAL Acquisition Proposal received after the date hereof by TAL or any of its Representatives, orally and in writing, indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any such TAL Acquisition Proposal (including an unredacted copy thereof if in writing).  TAL agrees that it will keep Triton promptly and reasonably apprised, on a reasonably current basis, of the status of any discussions or negotiations in respect thereof (including whether the TAL Acquisition Proposal is withdrawn or rejected) and any changes to the material terms and conditions of any such TAL Acquisition Proposal, and in any event TAL shall provide Triton with written notice of any material development with respect to any of the foregoing as soon as reasonably practicable (and in any event within twenty-four (24) hours of receipt) after such development occurs, including the fact that TAL has engaged in any discussions (other than discussions for a period of up to five (5) days in order to clarify the terms of such TAL Acquisition Proposal prior to engaging in negotiations with, entering into a confidentiality agreement with or furnishing any non-public information to such TAL Bidder) or negotiations with, or has furnished any non-public information to, a TAL Bidder.  TAL also agrees to provide Triton with any information, data or access that it provides to the third party making the request therefor substantially contemporaneously with providing such information to such third party, unless Triton has already been provided with such information.

(d)                                 Triton shall not, and shall cause each of its Subsidiaries (and any of the employees or directors of it or its Subsidiaries) not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any transaction permitted or contemplated by this Agreement) to effect a Triton Acquisition Proposal, (ii) except as expressly permitted by this Section 7.4, have any discussions with or provide any confidential information or data relating to Triton or any of its Subsidiaries to any Person relating to a Triton Acquisition Proposal or with any Person who, to the Knowledge of Triton, is considering making a Triton Acquisition Proposal or engage in any negotiations concerning a Triton Acquisition Proposal, or (iii) approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any Triton Acquisition Proposal (other than an Acceptable Triton Confidentiality Agreement entered into pursuant to Section 7.4(e)) or propose or agree to do any of the foregoing.  Nothing in this Section 7.4 shall prohibit Triton or its Board of Directors, directly or indirectly through any officer, employee or Representative, from informing any Person that Triton is a party to this Agreement and referring such person to this Section 7.4 in response to an unsolicited inquiry. Following the execution of this Agreement, Triton shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Triton Acquisition Proposal, or any proposal that could reasonably be expected to lead to a Triton Acquisition Proposal and shall request to have returned promptly to Triton, or destroyed, any confidential information that has been provided in any such discussions or negotiations.

(e)                                  Notwithstanding anything to the contrary in this Agreement, if (i) the TAL Board determines that a TAL Acquisition Proposal from a third party bidder (a “TAL Bidder”) either constitutes or could reasonably be expected to lead to a TAL Superior Proposal and engages in discussions (other than discussions for a period of up to five (5) days in order to clarify the terms of such TAL Acquisition Proposal prior to engaging in negotiations with, entering into a confidentiality agreement with or furnishing any non-public information regarding TAL’s or its Subsidiaries’ business to such TAL Bidder) or negotiations with, or furnishes non-public information regarding TAL’s or its Subsidiaries’ business to, such TAL Bidder, (ii) the TAL Stockholders Meeting has not occurred, (iii) Triton has complied with this Section 7.4 in all but immaterial respects, (iv) the Board of Directors of Triton has determined in good faith (after consultation with its outside legal counsel and its financial advisor) that a Triton Acquisition Proposal constitutes a Triton Superior Proposal or could reasonably be expected to lead to a Triton Superior Proposal, and (v) prior to providing any confidential information or data or access to any Person in connection with a Triton Acquisition Proposal, Triton shall enter into a confidentiality agreement with such Person having provisions as to confidentiality that are no less favorable to Triton than those contained in the Confidentiality Agreement (each, an “Acceptable Triton Confidentiality Agreement”); provided, however, that such Acceptable Triton Confidentiality Agreement shall not prohibit compliance by Triton with any of the provisions of this Agreement, including this Section 7.4, and such confidentiality agreement shall not be required to contain standstill provisions or provide for an exclusive right to negotiate with Triton, then Triton and its Board of Directors shall be permitted, subject to Section 7.4(g), to engage in any discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of Triton or any of its Subsidiaries to, any Person in response to an unsolicited (after the date hereof) written Triton Acquisition Proposal under circumstances not resulting from any breach by Triton of this Section 7.4.

(f)                                   Notwithstanding anything to the contrary in this Agreement, if (i) the TAL Board determines that a TAL Acquisition Proposal from a TAL Bidder either constitutes or could reasonably be expected to lead to a TAL Superior Proposal and engages in discussions (other than discussions for a period of up to five (5) days in order to clarify the terms of such TAL Acquisition Proposal prior to engaging in negotiations with, entering into a confidentiality agreement with or furnishing any non-public information regarding TAL’s or its Subsidiaries’ business to such TAL Bidder) or negotiations with, or furnishes non-public information regarding TAL’s or its Subsidiaries’ business to, such TAL Bidder, (ii) the TAL Stockholders Meeting has not occurred, (iii) Triton has complied with this Section 7.4 in all but immaterial respects and (iv) the Board of Directors of Triton has determined in good faith (after consultation with outside its outside legal counsel and its financial advisor) that a Triton Acquisition Proposal constitutes a Triton Superior Proposal, then Triton may terminate this Agreement in accordance with Section 9.1(d) in order to enter into a binding written agreement with respect to a Triton Superior Proposal; provided, however, that Triton may not terminate this Agreement in accordance with Section 9.1(d) unless and until (A) Triton has notified TAL in writing, at least seven (7) Business Days in advance, of its intention to effect such action (which notice shall specify the identity of the Person making the Triton Superior Proposal and the material terms and conditions thereof and include an unredacted copy of the proposed transaction agreements (including those relating to financing)); provided; further, that such notice shall be given again in the event of any revision to the financial terms or other material terms of such Triton Superior Proposal; provided, further, however, that such subsequent seven (7) Business Day notice period shall be shortened to the longer of three (3) Business Days and the time remaining on the prior notice period if the only change to the material terms of such Triton Superior Proposal is a change of price, (B) prior to taking such action, if requested by TAL, Triton has, and has caused its financial and legal advisors to, negotiate with TAL in good faith to enable TAL to propose in writing revisions to the terms and conditions of this Agreement such that such Triton Acquisition Proposal would no longer constitute a Triton Superior Proposal and (C) following the end of such notice period, the Board of Directors of Triton shall have considered in good faith any changes to this Agreement proposed in writing by TAL, and shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, that notwithstanding such proposed changes, such Triton Acquisition Proposal remains a Triton Superior Proposal.

(g)                                  Triton shall notify TAL as promptly as reasonably practicable (and in any event within twenty-four (24) hours of receipt) of any Triton Acquisition Proposal received after the date hereof by Triton or any of its Representatives, orally and in writing, indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any such Triton Acquisition Proposal (including an unredacted copy thereof if in writing).  Triton agrees that it will keep TAL promptly and reasonably apprised, on a reasonably current basis, of the status of any discussions or negotiations in respect thereof (including whether the Triton Acquisition Proposal is withdrawn or rejected) and any changes to the material terms and conditions of any such Triton Acquisition Proposal, and in any event Triton shall provide TAL with written notice of any material development with respect to any of the foregoing as soon as reasonably practicable (and in any event within twenty-four (24) hours of receipt) after such development occurs.  Triton also agrees to provide TAL with any information, data or access that it provides to the third party making the request therefor substantially contemporaneously with providing such information to such third party, unless TAL has already been provided with such information.

(h)                                 Neither TAL nor Triton shall, and each of TAL and Triton shall cause each of its respective Subsidiaries (and any of the employees or directors of it or its respective Subsidiaries) not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, enter into any exclusivity or similar arrangements that would prevent the other Party from entering into an agreement with respect to, or consummating, a TAL Acquisition Proposal or a Triton Acquisition Proposal, as the case may be.

Section 7.5                                    Stock Exchange Listing.  Holdco shall use reasonable best efforts to cause the Holdco Common Shares to be issued in the Mergers to, prior to Closing, be approved for listing on the NYSE, subject to (i) official notice of issuance and (ii) in the case of the Holdco Common Shares to be issued in the Triton Merger, the removal of any restrictive legends.  If the Holdco Common Shares to be issued in the Triton Merger are not approved for listing on the NYSE, subject to official notice of issuance and the removal of any restrictive legends, prior to the Closing, Holdco shall use reasonable best efforts to cause such Holdco Common Shares to be approved for listing on the NYSE, subject to the removal of any restrictive legends, on or prior to the six (6) month anniversary of the Closing.

Section 7.6                                    Section 16 Matters.  Prior to the Effective Time, TAL and Triton shall each take all such steps as may be required to cause any dispositions of TAL Common Stock (including derivative securities with respect to TAL Common Stock) or acquisitions of Holdco Common Shares (including derivative securities with respect to Holdco Common Shares) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TAL or will become subject to such reporting requirements with respect to Holdco, immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7                                    Fees and Expenses.  Whether or not the Mergers are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, except as otherwise provided in Section 9.2 hereof and except that expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form S-4 and filing fees paid to Governmental Entities with respect to the transactions contemplated hereby pursuant to the HSR Act shall be shared equally by Triton and TAL.

Section 7.8                                    Public Announcements.  Triton and TAL shall use reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (c) except in respect of any announcement relating to any Change in TAL Recommendation made in accordance with this Agreement, as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which it is impracticable to consult with each other as contemplated by this clause (c), to consult with each other and receive the written approval of the other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing clause (c), each of Triton and TAL may make any public statement in response to specific questions posed by the press, analysts, investors or those attending industry conferences or financial analyst conference calls so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Triton and TAL (or by any of them individually, if approved by the other in advance as contemplated by this Section 7.8).

Section 7.9                                    Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Holdco or the Surviving Corporations with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations of the Mergers, the proper officers and directors of each Party shall take all such necessary action.

Section 7.10                             Merger Tax Opinion.  Triton shall use its reasonable best efforts to obtain a tax opinion from Cleary Gottlieb Steen & Hamilton LLP (“Triton Tax Counsel”) to Triton, dated as of the Closing Date, in form and substance reasonably satisfactory to Triton (and any similar opinion to be attached as an exhibit to the Form S-4), substantially to the effect that for U.S. federal income tax purposes either (a) the Triton Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code or (b) the Triton Merger, together with the TAL Merger and the other transactions described in this Agreement, will be treated as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code (the “Merger Tax Opinion”).  Each of the Merger Subs, Holdco, Triton and TAL shall use its reasonable best efforts to deliver to Triton Tax Counsel for purposes of the Merger Tax Opinion a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of the Merger Subs, Holdco, Triton and TAL, as applicable, and containing representations of the Merger Subs, Holdco, Triton and TAL, as applicable, in each case, as shall be reasonably necessary or appropriate to enable Triton Tax Counsel to render its Merger Tax Opinion.

Section 7.11                             Plan of Reorganization.  The Parties hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 7.12                             Obligations of Holdco and the Merger Subs.  Each of TAL and Triton shall take all action necessary to cause Holdco and the Merger Subs to perform their respective obligations under or related to this Agreement in accordance with and subject to the terms and conditions set forth in this Agreement.

Section 7.13                             Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Without limiting any other rights that any TAL Indemnified Party may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the TAL Effective Time, Holdco shall cause the TAL Surviving Corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the TAL Effective Time, an officer or director of TAL or any of its Subsidiaries (the “TAL Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of TAL or any of its Subsidiaries or is or was serving at the request of TAL or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the TAL Effective Time, whether asserted or claimed prior to, or at or after, the TAL Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, TAL as of the date hereof.

(b)                                 Without limiting any other rights that any Triton Indemnified Party may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Triton Effective Time, Holdco shall cause the Triton Surviving Corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Triton Effective Time, an officer or director of Triton or any of its Subsidiaries (the “Triton Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Triton or any of its Subsidiaries or is or was serving at the request of Triton or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Triton Effective Time, whether asserted or claimed prior to, or at or after, the Triton Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, TAL as of the date hereof.

(c)                                  For a period of six (6) years after the TAL Effective Time, Holdco shall, or shall cause the TAL Surviving Corporation to, maintain in effect, for the benefit of the TAL Indemnified Parties with respect to their acts or omissions as directors and officers of TAL and its Subsidiaries, as applicable, occurring prior to the TAL Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), the current policies of directors’ and officers’ liability insurance maintained by TAL (the “Existing TAL D&O Policy”); provided, however, that, (i) Holdco may, or may cause the TAL Surviving Corporation to, substitute therefor a policy or policies with limits, terms and conditions that are no less advantageous in the aggregate to the insured; (ii) neither Holdco nor the TAL Surviving Corporation shall be required to pay annual premiums for the Existing TAL D&O Policy (or for any substitute policy or policies) in excess of three hundred percent (300%) of the annual premium paid by TAL with respect to the Existing TAL D&O Policy as of the date hereof, which is set forth in Section 7.13 of the TAL Disclosure Letter (the “TAL Insurance Amount”); and (iii) if such premiums for such insurance would at any time exceed the TAL Insurance Amount, then Holdco shall maintain, or cause the TAL Surviving Corporation to maintain, policies of insurance that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to the TAL Insurance Amount.  In lieu of the foregoing, TAL may, at its option, purchase from one or more insurers reasonably acceptable to TAL, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering each TAL Indemnified Party with respect to their acts or omissions as directors and officers of TAL and its Subsidiaries, as applicable, occurring prior to the TAL Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms and conditions, including limits, no less favorable in the aggregate than the terms and conditions contained in the current policies of directors’ and officers’ liability insurance maintained by TAL, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years after the TAL Effective Time; provided, however, that the aggregate premium(s) for such policy or policies shall not exceed the TAL Insurance Amount.

(d)                                 For a period of six (6) years after the Triton Effective Time, Holdco shall, or shall cause the Triton Surviving Corporation to, maintain in effect, for the benefit of the Triton Indemnified Parties with respect to their acts or omissions as directors and officers of Triton and its Subsidiaries, as applicable, occurring prior to the Triton Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), the current policies of directors’ and officers’ liability insurance maintained by Triton (the “Existing Triton D&O Policy”); provided, however, that, (i) Holdco may, or may cause the Triton Surviving Corporation to, substitute therefor a policy or policies with limits, terms and conditions that are no less advantageous in the aggregate to the insured; (ii) neither Holdco nor the Triton Surviving Corporation shall be required to pay annual premiums for the Existing Triton D&O Policy (or for any substitute policy or policies) in excess of three hundred percent (300%) of the annual premium paid by Triton with respect to the Existing Triton D&O Policy as of the date hereof, which is set forth in Section 7.13 of the Triton Disclosure Letter (the “Triton Insurance Amount”); and (iii) if such premiums for such insurance would at any time exceed the Triton Insurance Amount, then Holdco shall maintain, or cause the Triton Surviving Corporation to maintain, policies of insurance that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to the Triton Insurance Amount.  In lieu of the foregoing, Triton may, at its option, purchase from one or more insurers reasonably acceptable to Triton, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering each Triton Indemnified Party with respect to their acts or omissions as directors and officers of Triton and its Subsidiaries, as applicable, occurring prior to the Triton Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms and conditions, including limits, no less favorable in the aggregate than the terms and conditions contained in the current policies of directors’ and officers’ liability insurance maintained by Triton, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years after the Triton Effective Time; provided, however, that the aggregate premium(s) for such policy or policies shall not exceed the Triton Insurance Amount.

(e)                                  If Holdco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall assume the obligations set forth in this Section 7.13.

(f)                                   The provisions of this Section 7.13 (i) are intended to be for the benefit of, and shall be enforceable by, each TAL Indemnified Party and Triton Indemnified Party and their respective heirs and Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 7.14                             Transaction Litigation.  TAL shall give prompt notice to Triton, and Triton shall give prompt notice to TAL, of any Legal Actions commenced or, to such Party’s knowledge, threatened in writing against, such Party, its directors or officers or any of their respective Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”).  TAL shall keep Triton, and Triton shall keep TAL, fully informed on a reasonably current basis regarding all material developments in any such shareholder litigation.  TAL shall provide Triton, and Triton shall provide TAL, the opportunity to consult regarding the defense or settlement of any such shareholder litigation and give due consideration to the other Party’s advice with respect to such shareholder litigation; provided, however, that neither TAL nor Triton nor any of their respective Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless both TAL and Triton shall have consented in writing (unless such arrangement involves out-of-pocket costs, net of any insurance reimbursement, not to exceed the amount set forth on Section 6.1(o) of the TAL Disclosure Letter or Section 6.2(p) of the Triton Disclosure Letter, as applicable, and the only other form of relief granted is the modification of previous disclosure, which modification shall be reasonably acceptable to the other Party).

Section 7.15                             Eligibility of Assets in Borrowing Base and Existing Indebtedness.

(a)                                 TAL shall, and shall cause its Subsidiaries to, use reasonable best efforts to ensure that assets (including containers) meeting the eligibility requirements for inclusion in the borrowing base under any agreement relating to TAL’s Indebtedness, are in a level sufficient to support the amount of Indebtedness outstanding thereunder in accordance with the terms thereof.

(b)                                 TAL shall provide to Triton as promptly as practicable after the provision to any lender, manager, administrative agent, collateral agent, bondholder or other party any material report, certificate or other written information relating to the borrowing base or any assets included in the borrowing base provided pursuant to any management agreement or agreement relating to TAL’s Indebtedness.

(c)                                  TAL shall, and shall cause its Subsidiaries to, use reasonable best efforts to procure that no “manager default,” “event of default” or “early amortization event” shall have occurred and be continuing under (and as defined in) any management agreement or agreement relating to TAL’s Indebtedness (other than with respect to any Indebtedness listed in Section 4.5(a) of the TAL Disclosure Letter).

(d)                                 For each financing facility, indenture or similar agreement underlying any Indebtedness listed in Section 4.5(a) of the TAL Disclosure Letter, TAL shall, or shall cause the applicable borrower to, obtain and deliver to Triton, at least two (2) Business Days prior to the anticipated Closing Date, either (i) an executed amendment or consent in form and substance reasonably satisfactory to Triton or (ii) an executed payoff letter with respect to the underlying Indebtedness, in customary form, which shall be effective as of the TAL Effective Time (subject only to delivery of funds as arranged by TAL at the Closing) setting forth (a) the amount to be paid on the Closing Date, together with wire transfer instructions, in order to result in the full repayment, satisfaction, release and discharge of all current and future obligations (including principal, interest, fees, expense and other amounts, in each case then due and payable under the applicable agreements) of TAL and its Subsidiaries under the applicable agreements (other than contingent indemnity obligations), (b) if applicable, a confirmation of the release of any Liens on or other security interests in the properties and assets of TAL and its Subsidiaries securing all obligations under the applicable agreements, and (c) if applicable, an undertaking to execute and deliver promptly at or following the Effective Time UCC-3 termination statements, mortgage discharges and other necessary instruments of discharge to document such Lien and other security interest releases.  The payoff letters shall be subject to the prior review of, and comment by, Triton and its legal counsel and shall be reasonably acceptable to them.

(e)                                  Triton shall, and shall cause its Subsidiaries to, use reasonable best efforts to ensure that assets (including containers) meeting the eligibility requirements for inclusion in the borrowing base under any agreement relating to Triton’s Indebtedness, are in a level sufficient to support the amount of Indebtedness outstanding thereunder in accordance with the terms thereof.

(f)                                   Triton shall provide to TAL as promptly as practicable after the provision to any lender, manager, administrative agent, collateral agent, bondholder or other party any material report, certificate or other written information relating to the borrowing base or any assets included in the borrowing base provided pursuant to any management agreement or agreement relating to Triton’s Indebtedness.

(g)                                  Triton shall, and shall cause its Subsidiaries to, use reasonable best efforts to procure that no “manager default,” “event of default” or “early amortization event” shall have occurred and be continuing under (and as defined in) any management agreement or agreement relating to Triton’s Indebtedness (other than with respect to any Indebtedness listed in Section 5.7(a) of the Triton Disclosure Letter).

(h)                                 For each financing facility, indenture or similar agreement underlying any Indebtedness listed in Section 5.7(a) of the Triton Disclosure Letter, Triton shall deliver, or shall cause the applicable borrower to, obtain and deliver to TAL, at least two (2) Business Days prior to the anticipated Closing Date, either (i) an executed amendment or consent in form and substance reasonably satisfactory to TAL or (ii) an executed payoff letter with respect to the underlying Indebtedness, in customary form, which shall be effective as of the Triton Effective Time (subject only to delivery of funds as arranged by Triton at the Closing) setting forth (a) the amount to be paid on the Closing Date, together with wire transfer instructions, in order to result in the full repayment, satisfaction, release and discharge of all current and future obligations (including principal, interest, fees, expense and other amounts, in each case then due and payable under the applicable agreements) of Triton and its Subsidiaries under the applicable agreements (other than contingent indemnity obligations), (b) if applicable, a confirmation of the release of any Liens on or other security interests in the properties and assets of Triton and its Subsidiaries securing all obligations under the applicable agreements, and (c) if applicable, an undertaking to execute and deliver promptly at or following the Effective Time UCC-3 termination statements, mortgage discharges and other necessary instruments of discharge to document such Lien and other security interest releases.  The payoff letters shall be subject to the prior review of, and comment by, TAL and its legal counsel and shall be reasonably acceptable to them.

Section 7.16                             Section 280G.  If Triton reasonably determines that the transactions contemplated by this Agreement might constitute a “change of ownership or control” for purposes of Section 280G of the Code, Triton shall use reasonable best efforts to (i) obtain waivers, prior to the Effective Time, of any “excess parachute payments” (within the meaning of Section 280G of the Code) from each person who has a right to any payments and/or benefits as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement (either alone or upon occurrence of any other event) that would be deemed to constitute “excess parachute payments”; provided, however, that, for the avoidance of doubt, Triton shall not be required, in its use of reasonable best efforts, to offer any additional compensation to any person from whom a waiver is sought pursuant to this clause (i); and (ii) solicit the approval of the shareholders of Triton in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement (either alone or upon occurrence of any other event) be deemed to constitute “excess parachute payments.” If required to comply with the provisions of the preceding sentence, Triton shall deliver, among other items, to its shareholders a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code.  TAL shall be afforded a reasonable opportunity to review and comment on the waivers, solicitation of approval and disclosure statement and any analysis with respect to the “excess parachute payments” before the waivers and shareholder approval are sought.  Not less than five (5) days prior to the Effective Time, Triton shall provide TAL with copies of the completed and executed waivers and shareholder approval documents, to the extent obtained.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1                                    Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of each Party to effect the Mergers and the other transactions contemplated by this Agreement to take place at or immediately after the Closing shall be subject to the satisfaction at the Closing of the following conditions, unless waived (if such waiver is permitted and effective under applicable Law) by both TAL and Triton:

(a)                                 Requisite Regulatory Approvals.  The (i) waiting period (including any extension thereof) applicable to each of the Mergers under the HSR Act shall have been terminated or shall have expired and (ii) the antitrust approvals listed in the jurisdictions on Schedule 8.1(a) (collectively, the “Requisite Regulatory Approvals”) shall have been obtained.

(b)                                 Shareholder Approval.  The Required TAL Vote and the Triton Shareholder Approval shall have been obtained.

(c)                                  Exchange Listing.  The Holdco Common Shares to be issued in the TAL Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(d)                                 Form S-4.  The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall be pending.

(e)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any Governmental Entity of competent jurisdiction enjoining or prohibiting the consummation of the Mergers shall be in effect (an “Injunction”).  There shall not be any action taken, or any Law enacted, entered or enforced in respect of either or both of the Mergers, by any Governmental Entity of competent jurisdiction that makes the consummation of either or both of the Mergers illegal or otherwise restrains, enjoins or prohibits either or both of the Mergers.

Section 8.2                                    Conditions to Obligations of TAL.  The obligation of TAL to effect the TAL Merger and the other transactions contemplated by this Agreement to take place at or immediately after the Closing is subject to the satisfaction at the Closing of the following conditions unless waived (if such waiver is permitted and effective under applicable Law) by TAL:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of Triton set forth in Section 5.1, Section 5.2 (other than the first sentence of Section 5.2(a)), Section 5.3 (other than the first two sentences of Section 5.3(a) and the first sentence of Section 5.3(c)), Section 5.4, Section 5.6 and Section 5.28 shall be true and correct in all material respects, as of the date hereof and as of immediately prior to the Closing as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date);

(ii)                                  the representations and warranties of Triton set forth in the first sentence of Section 5.2(a), the first two sentences of Section 5.3(a) and the first sentence of Section 5.3(c) shall be true and correct in all but de minimis respects, as of the date hereof and as of immediately prior to the Closing as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all but de minimis respects only as of the specified date);

(iii)                               the representations and warranties of Triton set forth in Section 5.10(b) shall be true and correct in all respects as of the date hereof and as of immediately prior to the Closing as if made at and as of such time; and

(iv)                              the other representations and warranties of Triton contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality and Triton Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of immediately prior to the Closing as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Triton Material Adverse Effect.

(b)                                 Performance of Obligations of Triton, Holdco and the Merger Subs.  Triton, Holdco and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing.

(c)                                  Certification.  TAL shall have received an officers’ certificate signed by the Chief Executive Officer and Chief Financial Officer of Triton, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3                                    Conditions to Obligations of Triton, Holdco and the Merger Subs. The obligations of Triton, Holdco and the Merger Subs to effect the Mergers and the other transactions contemplated by this Agreement to take place at or immediately after the Closing is subject to the satisfaction at the Closing of the following conditions, unless waived (if such waiver is permitted and effective under applicable Law) by Triton:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of TAL set forth in Section 4.1, Section 4.2 (other than the first two sentences of Section 4.2(a) and the first sentence of Section 4.2(c)), Section 4.4 and Section 4.27 shall be true and correct in all material respects, as of the date hereof and as of immediately prior to the Closing as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date);

(ii)                                  the representations and warranties of TAL set forth in the first two sentences of Section 4.2(a) and first sentence of Section 4.2(c) shall be true and correct in all but de minimis respects, as of the date hereof and as of immediately prior to the Closing as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all but de minimis respects only as of the specified date);

(iii)                               the representations and warranties of TAL set forth in Section 4.8(b) shall be true and correct in all respects as of the date hereof and as of immediately prior to the Closing as if made at and as of such time; and

(iv)                              the other representations and warranties of TAL contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a TAL Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of immediately prior to the Closing as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a TAL Material Adverse Effect.

(b)                                 Performance of Obligations of TAL.  TAL shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  Certification.  Triton shall have received an officers’ certificate signed by the Chief Executive Officer and Chief Financial Officer of TAL certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)                                 Tax Opinion.  Triton shall have received the Merger Tax Opinion from Triton Tax Counsel, dated as of the Closing Date.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination.  This Agreement may be terminated and the Mergers and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Required TAL Vote and/or the Triton Shareholder Approval has been obtained:

(a)                                 by mutual written consent of Triton and TAL;

(b)                                 by either Triton or TAL:

(i)                                     if either or both of the Mergers shall not have been consummated at or before 5:00 p.m., New York time, on May 9, 2016 (the “End Date”); provided, however, that if (A) all of the conditions to Closing, other than the conditions set forth in Section 8.1(a) and/or Section 8.1(e) (solely with respect to matters addressed in Section 8.1(a)), shall have been satisfied (other than those conditions that by their nature can only be satisfied or waived by actions to be taken at the Closing itself) or (B) the Form S-4 shall not have been declared effective on or prior to February 16, 2016, the End Date may be extended by either Triton or TAL from time to time by written notice to the other party up to a date not beyond August 9, 2016, the latest of any of which dates shall thereafter be deemed to be the End Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of the failure of either or both of the Mergers to occur on or before such date;

(ii)                                  if any Governmental Entity of competent jurisdiction shall have issued an order, decree, ruling or Injunction permanently restraining, enjoining or otherwise prohibiting either or both of the Mergers, and such order, decree, ruling or Injunction has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of such action;

(iii)                               if the TAL Stockholders Meeting (including any adjournments and postponements thereof in accordance with Section 7.1) shall have concluded without the Required TAL Vote having been obtained;

(c)                                  by Triton, if TAL shall have effected a Change in TAL Recommendation, whether or not permitted by the terms hereof;

(d)                                 by Triton, at any time prior to receipt of the Required TAL Vote, in order to enter into a binding written agreement with respect to a Triton Superior Proposal; provided, however, that Triton shall have complied in all but immaterial respects with its obligations under Section 7.4 and paid all amounts due pursuant to Section 9.2(c) in accordance with the terms, and at the times, specified therein;

(e)                                  by Triton, if there shall have been a breach by TAL or its Subsidiaries of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of TAL or its Subsidiaries, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing, the failure of the condition set forth in Section 8.3(a) or Section 8.3(b) and which breach, or failure to be true, has not been cured by the earlier of (x) thirty (30) days following written notice thereof to TAL or (y) the End Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available if Triton is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 8.2(a) or Section 8.2(b) not being satisfied;

(f)                                   by TAL, if there shall have been a breach by Triton or its Subsidiaries of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of Triton or its Subsidiaries, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing, the failure of the condition set forth in Section 8.2(a) or Section 8.2(b) and which breach, or failure to be true, has not been cured by the earlier of (x) thirty (30) days following written notice thereof to Triton or (y) the End Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available if TAL is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 8.3(a) or Section 8.3(b) not being satisfied;

(g)                                  by TAL, at any time prior to receipt of the Required TAL Vote, in order to enter into a binding written agreement with respect to a TAL Superior Proposal; provided, however, that TAL shall have complied in all but immaterial respects with its obligations under Section 7.4 and paid all amounts due pursuant to Section 9.2(b)(iii) in accordance with the terms, and at the times, specified therein; or

A terminating Party shall provide written notice of termination to the other Parties specifying with particularity the reason for such termination and the Section or Sections of this Agreement under which such termination is being made.  If more than one provision of this Section 9.1 is available to a terminating Party in connection with a termination, a terminating Party may rely on any and/or all available provisions in this Section 9.1 for any such termination.

Section 9.2                                    Effect of Termination.

(a)                                 In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any Party or its respective officers or directors, except with respect to Section 7.2 (Access to Information; Confidentiality), Section 7.7 (Fees and Expenses), this Section 9.2 (Effect of Termination), and Article X (General Provisions), which shall survive such termination, and except that no Party shall be relieved or released from any liabilities or damages

(which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Triton and Holdco, would include the benefits of the transactions contemplated by this Agreement lost by TAL’s stockholders, and, in the case of liabilities or damages payable by TAL, would include the benefits of the transactions contemplated by this Agreement lost by Triton’s shareholders) incurred or suffered by the other Party arising out of the Willful and Material Breach of its covenants contained in this Agreement or fraud.

(b)                                 In the event that:

(i)                                     (A) a third party shall have publicly made a TAL Acquisition Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by TAL or Triton pursuant to Section 9.1(b)(i) (but only if the TAL Stockholders Meeting has not been held prior to the End Date) or Section 9.1(b)(iii) and such TAL Acquisition Proposal was not publicly irrevocably withdrawn at least three (3) Business Day prior to the date of the TAL Stockholders Meeting, and (C) within nine (9) months of such termination of this Agreement, TAL consummates any TAL Acquisition Proposal or enters into any definitive agreement with respect to any TAL Acquisition Proposal; provided, however, that for purposes of clause (C) of Section 9.2(b)(i), the references to twenty percent (20%) in the definition of TAL Acquisition Proposal shall be deemed to be references to fifty percent (50%);

(ii)                                  this Agreement is terminated by Triton pursuant to Section 9.1(c); or

(iii)                               this Agreement is terminated by TAL pursuant to Section 9.1(g),

then TAL shall pay to Triton the sum of $19,484,275 (the “TAL Termination Fee”) by wire transfer of immediately available funds (A) in the case of clause (i) above, no later than two (2) Business Days following the date of the consummation of such transaction involving a TAL Acquisition Proposal or entry into a definitive agreement with respect to a TAL Acquisition Proposal, (B) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination, and (C) in the case of clause (iii) above, prior to or substantially concurrently with such termination; it being understood that in no event shall TAL be required to pay the TAL Termination Fee on more than one occasion.

(c)                                  In the event that this Agreement is terminated by Triton pursuant to Section 9.1(d), then Triton shall pay to TAL the sum of $65,000,000 (the “Triton Termination Fee”) by wire transfer of immediately available funds prior to or substantially concurrently with such termination; it being understood that in no event shall Triton be required to pay the Triton Termination Fee on more than one occasion.

(d)                                 If this Agreement is terminated by TAL or Triton pursuant to Section 9.1(b)(i) (but only if the TAL Stockholders Meeting has not been held prior to the End Date, other than if the failure by Triton, Holdco or the Merger Subs to comply with any provision of this Agreement has been the primary cause of the failure of the TAL Stockholders Meeting to have been held prior to the End Date) or Section 9.1(b)(iii), TAL shall reimburse Triton, no later than two (2) Business Days after presentation to TAL of an itemized invoice, for all documented out-of-pocket fees, costs and expenses incurred by Triton, Holdco, the Merger Subs and their respective Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby; provided, however, that (i) the aggregate amount of such expenses TAL is required to reimburse Triton shall not exceed $3,500,000, (ii) if TAL becomes obligated to pay the TAL Termination Fee after having made any payment pursuant to this Section 9.2(d), then the amount of the TAL Termination Fee shall be reduced by the amount of such payments pursuant to this Section 9.2(d) and (iii) if TAL has paid the TAL Termination Fee, then it shall have no obligation under this Section 9.2(d) from and after such payment.

(e)                                  Each Party acknowledges and agrees that the agreements contained in this Section 9.2 are integral parts of the transactions contemplated hereby, and that without these agreements, the Parties would not have entered into this Agreement.  Accordingly, if TAL fails to pay all amounts due to Triton on the dates specified in Section 9.2(b) and/or Section 9.2(d), then TAL shall pay all costs and expenses (including legal fees and expenses) incurred by Triton in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus five percent (5%) from the date such amounts were required to be paid until the date actually received by Triton, and if Triton fails to pay all amounts due to TAL on the dates specified in Section 9.2(c), then Triton shall pay all costs and expenses (including legal fees and expenses) incurred by TAL in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus five percent (5%) from the date such amounts were required to be paid until the date actually received by TAL.  Each of the Parties acknowledges that any amounts payable pursuant to this Section 9.2 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the other Party in the circumstances in which such payments are due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision; provided, however, that no payment of the TAL Termination Fee or the Triton Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages in the event of any Willful and Material Breach or fraud.

(f)                                   Except in the case of a Willful and Material Breach or fraud, each Party agrees that notwithstanding anything in this Agreement to the contrary, (A) in the event that the TAL Termination Fee becomes payable and is actually paid to Triton in accordance with this Section 9.2, the payment of such TAL Termination Fee (and any amounts payable under Section 9.2(e)) shall be the sole and exclusive remedy of Triton, Holdco, the Merger Subs, and their respective Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against TAL or any of its Representatives or Affiliates for and (B) in no event will Triton, Holdco or the Merger Subs or their respective Subsidiaries seek to recover any other money damages or seek any other remedy based on a claim at law or in equity with respect to, in the case of each of clauses (A) and (B), (1) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (C) upon payment of any TAL Termination Fee in accordance with this Section 9.2 (and any amounts payable under Section 9.2(e)), neither TAL nor any of its Affiliates or Representatives shall have any further liability or obligation to Triton, Holdco, the Merger Subs or any of their respective Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby.

(g)                                  Except in the case of a Willful and Material Breach or fraud, each Party agrees that notwithstanding anything in this Agreement to the contrary, (A) in the event that the Triton Termination Fee becomes payable and is actually paid to TAL in accordance with this Section 9.2, the payment of such Triton Termination Fee (and any amounts payable under Section 9.2(e)) shall be the sole and exclusive remedy of TAL and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against Triton, Holdco, the Merger Subs or any of their respective Representatives or Affiliates for and (B) in no event will TAL or any of its Subsidiaries seek to recover any other money damages or seek any other remedy based on a claim at law or in equity with respect to, in the case of each of clauses (A) and (B), (1) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (C) upon payment of any Triton Termination Fee in accordance with this Section 9.2 (and any amounts payable under Section 9.2(e)), neither Triton nor Holdco nor the Merger Subs nor any of their respective Affiliates or Representatives shall have any further liability or obligation to TAL or any of its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                             Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time (which covenants and agreements shall survive until fully performed in accordance with their terms).

Section 10.2                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt and (b) on the first (1st) Business Day following the date of dispatch if delivered the next Business Day by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)                                 if to Triton, to:

Triton Container International Limited

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda
Attention: Corporate Secretary
Facsimile: (441) 292-8666

with copies to:

Triton Container International Limited

55 Green Street

San Francisco, California  94111

Attention: Ian Schwartz

Facsimile: (415) 391-4751

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:                 Christopher E. Austin

Neil R. Markel
Facsimile: (212) 225-3999

(b)                                 if to TAL, to:

TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:                 Paul T. Schnell

Thomas W. Greenberg
Facsimile: (212) 735-2000

(c)                                  if to Holdco, Delaware Sub or Bermuda Sub, to:

Triton International Limited, Ocean Delaware Sub, Inc., or Ocean

Bermuda Sub Limited

c/o Triton Container International Limited

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda
Attention:  Corporate Secretary
Facsimile:  (441) 292-8666

with copies to:

TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:                       Paul T. Schnell
                                                                              Thomas W. Greenberg
Facsimile: (212) 735-2000

Triton Container International Limited

55 Green Street

San Francisco, California  94111

Attention: Ian Schwartz

Facsimile: (415) 391-4751

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:                       Christopher E. Austin

Neil R. Markel
Facsimile: (212) 225-3999

Section 10.3                             Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available by a Party to the Party whom such information is to be made available.  The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement.  The word “or” shall be inclusive and not exclusive.  Any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 10.4                             Counterparts.  This Agreement may be executed in counterparts (including by electronic means), each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each Party shall be delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 10.5                             Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, other than the Shareholder Agreements, the Triton Voting Agreements and the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and (b) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except (i) the TAL Indemnified Parties and the Triton Indemnified Parties as provided in Section 7.13 (which is intended for the benefit of only the Persons specifically named therein) and (ii) following the Effective Time, the rights of holders of TAL Common Stock, TAL Stock Options, Restricted TAL Shares and Triton Common Shares, Triton Stock Options and Restricted Triton Shares to receive the Merger Consideration or other consideration, as applicable.

Section 10.6                             Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Mergers shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Law principles of the State of Delaware (except that provisions of this Agreement relating to the approval and effects of the Triton Merger, the conversion of shares in the Triton Merger, and any other matters relating to the internal corporate governance of Triton, Holdco or the Triton Merger Sub, in each case to which mandatory provisions of the law of Bermuda otherwise apply, shall be governed by, and construed in accordance with such provisions of, the law of Bermuda, as the case may be).

Section 10.7                             Severability.  Any term or provision of this Agreement (other than Section 9.2) that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement (other than Section 9.2) is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In any such case, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner to the end that the terms of this Agreement are able to be fulfilled to the fullest extent possible.  For the avoidance of doubt, the agreements contained in Section 9.2 are integral parts of the transactions contemplated hereby and shall not be severable.

Section 10.8                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the Parties shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.9                             Submission to Jurisdiction.  Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with the immediately following sentence, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding.  Any service of process to be made in such action or proceeding shall be made by delivery of process in accordance with the notice provisions contained in Section 10.2 or in any other manner permitted by applicable Law.  The consents to jurisdiction set forth in this Section 10.9 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.9 and shall not be deemed to confer rights on any Person other than the Parties.  The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  In addition, each of the Parties agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 10.10                      Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (on behalf of themselves and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach.  No Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.11                      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION

CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12                      Amendment.  This Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of TAL and the shareholders of Triton, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders, as the case may be, without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  Neither Holdco nor Triton nor TAL shall agree to any amendment, modification, or termination of, or the granting of any waiver under, any of the Ancillary Agreements without the prior written consent of both TAL and Triton.

Section 10.13                      Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors or similar governing body, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

TRITON CONTAINER
INTERNATIONAL LIMITED

By:	/s/ Edward P. Schneider
Name: Edward P. Schneider
Title: Chairman

TRITON INTERNATIONAL LIMITED

By:	/s/ Edward P. Schneider
Name: Edward P. Schneider
Title: Director

OCEAN BERMUDA SUB LIMITED

By:	/s/ Edward P. Schneider
Name: Edward P. Schneider
Title: Director

OCEAN DELAWARE SUB, INC.

By:	/s/ Steven C. Wright
Name: Steven C. Wright
Title: President

TAL INTERNATIONAL GROUP, INC.

By:	/s/ Brian M. Sondey
Name: Brian M. Sondey
Title: President and Chief Executive Officer

EXHIBIT A

Statutory Merger Agreement

STATUTORY MERGER AGREEMENT

Dated     [     ]

(1)                                 TRITON INTERNATIONAL LIMITED

(2)                                 TRITON CONTAINER INTERNATIONAL LIMITED

(3)                                 OCEAN BERMUDA SUB LIMITED

MERGER AGREEMENT

Bermuda Office

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

CONTENTS

Clause		Page

1.	Definitions	1
2.	Effectiveness of Merger	1
3.	Name of Surviving Company	2
4.	Memorandum of Association	2
5.	Bye-Laws	2
6.	Directors	2
7.	Effect of Triton Merger on Share Capital	2
8.	Settlement of Merger Consideration	4
9.	Miscellaneous	4
10.	Notices	5
11.	Governing Law	6
SIGNATORIES		1

THIS MERGER AGREEMENT (Agreement) is dated                                         201[ ]

PARTIES

(1)                                 TRITON INTERNATIONAL LIMITED, a company incorporated under the laws of Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (Holdco);

(2)                                 TRITON CONTAINER INTERNATIONAL LIMITED, a company incorporated under the laws of Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (Triton); and

(3)                                 OCEAN BERMUDA SUB LIMITED, a company incorporated under the laws of Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (Bermuda Sub).

BACKGROUND

(A)                               Bermuda Sub is a wholly-owned subsidiary of Holdco.

(B)                               The parties desire that Bermuda Sub merge with and into Triton (Triton Merger), with Triton surviving such merger and continuing as the surviving company (Surviving Company), in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (Companies Act).

(C)                               This Agreement is the Statutory Merger Agreement referred to in the Transaction Agreement, dated as of November 9, 2015, among Triton, Holdco, Bermuda Sub, Ocean Delaware Sub, Inc. and TAL International Group, Inc. (Transaction Agreement).

AGREED TERMS

1.                                      Definitions

Unless otherwise defined herein, capitalised terms have the same meaning as used and defined in the Transaction Agreement.

2.                                      Effectiveness of Merger

2.1                               The parties agree that, on the terms and subject to the conditions of this Agreement and the Transaction Agreement and in accordance with the Companies Act, at the Triton Effective Time, Bermuda Sub shall be merged with and into Triton, with Triton surviving such Triton Merger and continuing as the Surviving Company.

2.2                               The Surviving Company will continue to be a Bermuda exempted company with limited liability.

1

2.3                               The Triton Merger shall be conditional on the satisfaction of each of the conditions to the Mergers identified in Sections 8.1 and 8.3 of the Transaction Agreement, unless waived (if such waiver is permitted and effective under applicable Law) by Triton.

2.4                               The Triton Merger shall become effective as of the Triton Effective Time.

3.                                      Name of Surviving Company

The Surviving Company shall be named “Triton Container International Limited”.

4.                                      Memorandum of Association

The memorandum of association of the Surviving Company shall be the memorandum of association of Triton, as amended, in the form set out in Exhibit A to this Agreement.

5.                                      Bye-Laws

The bye-laws of the Surviving Company shall be the bye-laws of Triton, as amended, in the form set out in Exhibit B to this Agreement.

6.                                      Directors

The directors of the Surviving Company shall be those individuals whose names and addresses are set out below, to serve until their successors are elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Law:

NAME	ADDRESS

[Name]	[Address]

[Name]	[Address]

[Name]	[Address]

7.                                      Effect of Triton Merger on Share Capital

7.1                               At the Triton Effective, Time by virtue of the Triton Merger and without any action on the part of Holdco, Bermuda Sub or Triton or the holder of any share capital of Holdco, Triton or Bermuda Sub:

(a)                              each class A voting share of Triton, of par value US$0.01 per class A voting share (Triton Class A Common Shares) and each class B non-voting share of Triton of par value US$0.01 per class B non-voting share (Triton Class B Common Shares, and together with the Triton Class A Common Shares, Triton Common Shares), issued immediately before the Triton Effective Time shall be cancelled and converted as follows:

2

(i)                                  except as otherwise set forth in clauses (ii), (iii) or (iv) below, each Triton Common Share issued immediately prior to the Triton Effective Time shall be cancelled and converted into the right to receive a number of fully paid and non-assessable common shares of par value US$0.01 each in the capital of Holdco (Holdco Common Shares) equal to the Triton Exchange Ratio together with any cash paid in lieu of fractional Holdco Common Shares at the rate determined under Section 3.2(g) of the Transaction Agreement (the Triton Merger Consideration);

(ii)                               all Triton Dissenting Shares shall be cancelled and, unless otherwise required by applicable Law, converted into the right to receive the Triton Merger Consideration, and any holder of Triton Dissenting Shares shall, in the event that the fair value of a Triton Dissenting Share (as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act (the Appraised Fair Value)) is greater than the Triton Merger Consideration shall be entitled to receive such difference from Triton by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure;

(iii)                            all issued Triton Common Shares subject to vesting or other lapse restrictions under any Triton Stock Plan immediately prior to the Triton Effective Time shall cease to represent Triton Common Shares and shall be cancelled and converted into a number of Holdco Common Shares equal to the Triton Exchange Ratio (rounded to the nearest whole number) (each, a Triton Restricted Holdco Share), with such Triton Restricted Holdco Shares subject to the same terms and conditions (including with respect to vesting) as were applicable to such Triton Restricted Holdco Shares immediately prior to the Triton Effective Time (after taking into account any acceleration of vesting that results from the Mergers); and

(iv)                           all issued Triton Common Shares held by Triton as treasury shares or that are owned by Triton or Bermuda Sub, in each case immediately prior to the Triton Effective Time, shall automatically be cancelled and shall cease to exist without any conversion thereof or any payment of capital in respect thereof, and no consideration shall be paid in exchange therefor; and

(b)                              each common share in Bermuda Sub in issue immediately before the Triton Effective Time shall automatically be cancelled, without any further action on the part of Bermuda Sub, and converted into one, fully paid and non-assessable common share, par value US$0.01 per common share, of the Surviving Company.

For purposes of this Section 7.1, the Triton Exchange Ratio shall mean the quotient obtained by dividing (a) the product of (i) 55/45 and (ii) 33,255,291 by (b) the Triton Share Count, which shall mean the sum of (a) 50,041,895.31 and (b) the number of Triton Common

3

Shares (including Restricted Triton Shares, other than any Restricted Triton Shares issued by Triton in accordance with Section 6.2(d)(ii) of the Transaction Agreement but only if and to the extent Triton is entitled to issue Restricted Triton Shares under Section 6.2(d)(ii) of the Transaction Agreement) issued to holders of Triton Stock Options following the execution of this Agreement and prior to the Effective Time and (c) without duplication of any Restricted Triton Shares included in clause (b) above, any Restricted Triton Shares issued by Triton as contemplated by Section 6.2(d)(iii) of the Transaction Agreement that have not been included in the number of Restricted Triton Shares that may be issued pursuant to Section 6.2(d)(ii) of the Transaction Agreement.

8.                                      Settlement of Merger Consideration

8.1                               Prior to the Effective Time, Triton shall designate Computershare Trust Company, N.A to act as exchange agent (Exchange Agent) for the purpose of exchanging the Triton Certificates and the Triton Book-Entry Shares for the Triton Merger Consideration.

8.2                               As promptly as practicable after the Effective Time, Holdco shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of Triton Common Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Shares, shall pass, only upon delivery of the Certificates to the Exchange Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Triton Merger Consideration.

9.                                      Miscellaneous

9.1                               Entire Agreement

Except as set out in and subject to the provisions of the Transaction Agreement, this Agreement and any documents referred to in this Agreement, or in the Transaction Agreement, constitute the entire agreement between the parties with respect to the subject matter of and the transactions referred to herein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.  The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Transaction Agreement.

9.2                               Execution in Counterparts

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

4

9.3                               Termination

This Agreement shall terminate automatically upon termination of the Transaction Agreement in accordance with its terms.  Without prejudice to any liability of any party in respect of any antecedent breach hereof or any accrued rights of any party hereto or the provisions of the Transaction Agreement, if this Agreement is terminated pursuant to this clause 9.3, there shall be no other liability between Holdco or Bermuda Sub, on the one hand, and Triton, on the other hand, pursuant hereto.

10.                               Notices

Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:

If to Triton, Holdco or Bermuda Sub, to:

Triton Container International Limited

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda

Attention: Corporate Secretary

Facsimile: (441) 292-8666

with a copy (which shall not constitute notice) to:

Triton Container International Limited

55 Green Street

San Francisco, California  94111

Attention: Ian Schwartz

Facsimile: (415) 391-4751

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Neil R. Markel

Facsimile: (212) 225-3999

TAL International Group, Inc.

100 Manhattanville Road

Purchase, New York 10577

Attention: Marc A. Pearlin

Facsimile: (914) 697-2526

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Paul T. Schnell

Thomas W. Greenberg

Facsimile: (212) 735-2000

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.  Each such

5

communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 10, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 10, or (c) if delivered by facsimile or other electronic transmission, when such facsimile or other electronic transmission is transmitted to the facsimile number or email address, as the case may be, specified in this Section 10 and appropriate confirmation is received.

11.                               Governing Law

The terms and conditions of this agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda.  The parties to this agreement hereby irrevocably agree that the Court of Chancery of the State of Delaware, or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States of America sitting in the State of Delaware, and any appellate court from any thereof (Delaware Courts), shall have jurisdiction in respect of any dispute, suite, action, arbitration or proceedings (Proceedings) which may arise out of or in connection with this agreement and waive any objection to Proceedings in the Delaware Courts on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum and irrevocably agree not to file or present any dispute, suit, action in any court other than in the Delaware Courts.

[Signature Page Follows]

6

IN WITNESS WHEREOF the parties have duly executed this Agreement on the date stated at the beginning of it.

SIGNATORIES

SIGNED for and on behalf of
TRITON CONTAINER INTERNATIONAL LIMITED
By:
Name:
Title:

SIGNED for and on behalf of
TRITON INTERNATIONAL LIMITED
By:
Name:
Title:

SIGNED for and on behalf of
OCEAN BERMUDA SUB LIMITED
By:
Name:
Title:

1

EXHIBIT B

Form of Triton Voting Agreement

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of November 9, 2015, by and among Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Triton”), TAL International Group, Inc., a Delaware corporation (“TAL”), and each individual or entity listed on Schedule A hereto (each, a “Shareholder”).

WHEREAS, Triton, TAL, Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Holdco”), Ocean Bermuda Sub Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Bermuda Sub”), and Ocean Delaware Sub, Inc., a Delaware corporation (“Delaware Sub”), propose to enter into a Transaction Agreement substantially in the form of Exhibit A attached hereto, dated as of the date hereof (as it may be amended from time to time, the “Transaction Agreement”), which provides, among other things, for (i) the merger of Bermuda Sub with and into Triton (the “Triton Merger”), with Triton surviving the Triton Merger as a wholly-owned subsidiary of Holdco and (ii) the merger of Delaware Sub with and into TAL (the “TAL Merger” and, together with the Triton Merger, the “Mergers”), with TAL surviving the TAL Merger as a wholly-owned subsidiary of Holdco, in each case upon the terms and conditions set forth in the Transaction Agreement (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement);

WHEREAS, the Transaction Agreement provides that, on the date of the closing of the Mergers, Holdco, Bermuda Sub and Triton will enter into a Statutory Merger Agreement (the “Statutory Merger Agreement”) substantially in the form attached to the Transaction Agreement;

WHEREAS, pursuant to the Laws of Bermuda, prior to the Triton Merger becoming effective, it is necessary for the shareholders of Triton to approve the Statutory Merger Agreement;

WHEREAS, each Shareholder beneficially owns the number of Class A Voting Common Shares, par value $0.01 per Class A Voting Share, and/or Class B Non-Voting Common Shares, par value $0.01 per Class B Non-Voting Share (which Class B Non-Voting Shares have the right to vote on the Triton Merger in accordance with Section 106(3) of the Companies Act 1981, as amended), of Triton (collectively, the “Common Shares”) set forth opposite such Shareholder’s name on Schedule A hereto (with respect to any Shareholder, such Shareholder’s “Shares”); and

WHEREAS, as a condition to the willingness of TAL to enter into the Transaction Agreement and as an inducement and in consideration therefor, each Shareholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1                                    Voting.  From and after the date hereof until the earliest to occur of (a) the consummation of the Mergers, (b) the termination of the Transaction Agreement pursuant to and in compliance with the terms therein, and (c) the termination of this Agreement in accordance with Article III hereof (such earliest date, the “Expiration Date”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of Triton’s shareholders, however called, or in connection with any action of Triton shareholders by written resolution in lieu of such meeting, such Shareholder will (i) appear at such meeting or otherwise cause all of its Shares, which it owns as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all such Shares (A) in favor of the approval of the Statutory Merger Agreement, (B) in favor of the approval of the Triton Merger, (C) in favor of any proposal to adjourn or postpone such meeting of Triton’s shareholders to a later date if there are not sufficient votes to approve the Statutory Merger Agreement, (D) in favor of any proposal that the Board of Directors of Triton has (i) determined is required to facilitate the consummation of the Triton Merger, and (ii) recommended to be adopted by the Triton shareholders, and (E) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any material covenant, representation or warranty or any other material obligation or agreement of Triton or Holdco contained in the Transaction Agreement or the Statutory Merger Agreement, or of a Shareholder contained in this Agreement or (2) prevent, materially impede or materially delay Triton’s, Holdco’s or TAL’s ability to consummate the transactions contemplated by the Transaction Agreement and the Statutory Merger Agreement, including the Triton Merger (clauses (A) through (E), the “Required Votes”).

Section 1.2                                    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)         From and after the date hereof until the Expiration Date, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, Triton and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares owned by such Shareholder as of the applicable record date in accordance with the Required Votes; provided that each Shareholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Shareholder has not delivered to Triton prior to the meeting at which any of the matters described in Section 1.1 are to be considered a duly executed irrevocable instrument directing that the Shares of such Shareholder be voted in accordance with the Required Votes.

(b)         Each Shareholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies.

2

(c)          Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective, is given in connection with the execution of the Transaction Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement.  The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically.  If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the Expiration Date, to vote its Shares in accordance with the Required Votes.  The parties agree that the foregoing is a voting agreement.

Section 1.3                                    Restrictions on Transfers.  Absent the prior written consent of TAL and Triton, each Shareholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, amalgamation, scheme of arrangement, testamentary disposition, operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding providing for the Transfer of any Shares, other than (A) (1) any Transfer made for estate planning purposes or to a charitable institution for philanthropic purposes, (2) any Transfer of any equity interest of a Shareholder or (3) any Transfer to an Affiliate of such Shareholder [or to Tulip Growth PCC Limited or any of its Affiliates],(1) [or to a Pritzker Transferee](2) but only if, in each case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is a Shareholder or is party to any of the other Triton Voting Agreements) and notice of such Transfer is delivered to TAL pursuant to Section 4.3, or (B) a Transfer pursuant to any trust or will of such Shareholder or by the Laws of intestate succession, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (i) or (ii). [As used in this Agreement, “Pritzker Transferee” shall mean (w) lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants, (x) all trusts for the benefit of any Person described in clause (w) and trustees of such trusts, (y) all legal representatives of any Person described in clauses (w) or (x), and (z) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any Person, trust or other entity described in clauses (w), (x) or (y), it being understood that “control”, for the purpose of this definition only, means the ability to influence, direct or otherwise significantly affect the major policies, activities or actions of any Person.](3) [Notwithstanding anything to the contrary in this Section 1.3, no Transfer of Shares shall be made by any Shareholder to Tulip Growth PCC Limited or any of its

(1)  Note to Draft: Bracketed language to be included only in the Warburg agreement.

(2)  Note to Draft: Bracketed language to be included only in the Pritzker agreement.

(3)  Note to Draft: Bracketed language to be included only in the Pritzker agreement.

3

Affiliates prior to the Expiration Date unless the definitions of “Change of Control”, “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that a Transfer to such Person by any of the Permitted Holders (as defined in such agreements), in and of itself, would not trigger a “Change of Control”, “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any of the Permitted Holders.](4)  Any purported Transfer of Shares inconsistent with this Section 1.3 shall be null and void, and Triton shall refuse to recognize any such Transfer for any purpose and shall not, and shall cause Triton’s corporate secretary not to, reflect in its records any change in record ownership of Shares pursuant to any such Transfer.

Section 1.4                                    Inconsistent Agreements.  Each Shareholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES, COVENANTS AND WAIVERS

Section 2.1                                    Representations and Warranties of each Shareholder.

(a)         Each Shareholder represents and warrants as follows: (i) such Shareholder has full legal right and capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, (ii) this Agreement has been duly executed and delivered by such Shareholder and, to the extent the Shareholder is not an individual person, the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other company actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (iii) this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity), (iv) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws

(4)  Note to Draft: Bracketed language to be included only in the Warburg agreement.

4

or agreement binding upon such Shareholder or its Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Shareholder or filings under the HSR Act or any competition, antitrust and investment laws or regulations of foreign jurisdictions, (v) as of the date hereof, such Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) its Shares, (vi) as of the date hereof, except as otherwise provided by this Agreement or the Existing Shareholders’ Agreements (as defined below) or under applicable federal or state securities laws, such Shareholder beneficially owns its Shares free and clear of any proxy, voting restriction, adverse claim or other Lien and has sole voting power with respect to such Shares and sole power of disposition with respect to all of such Shares, and no person other than such Shareholder has any right to direct or approve the voting or disposition of any of such Shares and (vii) such Shareholder does not beneficially own any Class A Voting Common Shares or Class B Non-Voting Shares other than its Shares.

(b)         Each Shareholder further represents and warrants and covenants that:

(i)                                     such Shareholder is an “accredited investor,” as defined in Rule 501(a) under the Securities Act (which, if such Shareholder is a natural person, means that he or she is (x) a person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000 (without taking into account the value of his or her residence but accounting for any mortgage above its value) or (y) a person whose income exceeded $200,000 in each of the two most recent years, or joint income with his or her spouse exceeded $300,000 in each of those years, and he or she has a reasonable expectation of reaching the same income level in this year);

(ii)                                  such Shareholder possesses expertise, knowledge and sophistication in financial and business matters such that such Shareholder is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Agreement and the Statutory Merger Agreement (including the Mergers) and the Common Shares of Holdco (the “Holdco Common Shares”) to be received by such Shareholder in connection therewith;

(iii)                               such Shareholder is aware that the Holdco Common Shares constituting the Triton Merger Consideration and issued to holders of Triton Common Shares, when issued, will not have been registered under the Securities Act or any state or foreign securities Laws and that such Holdco Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or is pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws;

(iv)                              such Shareholder has reviewed carefully the Information Statement, dated as of November 5, 2015 (the “Information Statement”), and has otherwise had access to all of the information and individuals, including information relating to the transactions

5

contemplated by the Transaction Agreement and the Statutory Merger Agreement (including the Mergers) and the Holdco Common Shares to be received by such Shareholder in connection therewith, that such Shareholder deems necessary to make a complete evaluation thereof;

(v)                                 such Shareholder has had reasonable time and opportunity to consult independent financial, legal, tax and other advisors with respect to the transactions contemplated by the Transaction Agreement and the Statutory Merger Agreement (including the Mergers) and the Holdco Common Shares to be received by such Shareholder in connection therewith; and

(vi)                              no representations or warranties, oral or otherwise, have been made to such Shareholder or any party on such Shareholder’s behalf in connection with this Agreement or the transactions contemplated by the Transaction Agreement and the Statutory Merger Agreement (including the Mergers) and the Holdco Common Shares to be received by such Shareholder in connection therewith, other than the representations and warranties specifically set forth in this Agreement or in any Shareholders’ Agreement between Holdco and such Shareholder being entered into simultaneously herewith.

Section 2.2                                    Covenants and Waivers.  Each Shareholder hereby:

(a)         irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Triton Merger that such Shareholder may have with respect to the Shares, including the right to dissent and to appraisal in section 106 of the Companies Act 1981, as amended, of Bermuda;

(b)         irrevocably waives, and agrees not to exercise, any consent right, tag-along right or other right inconsistent with the transactions contemplated by the Transaction Agreement or the Statutory Merger Agreement (including the Triton Merger) that such Shareholder may have under that certain Shareholders’ Agreement, dated as of May 23, 2011, by and among Triton, the Shareholders, the other Triton shareholders parties thereto and International Financial Advisors, Inc. (solely as Existing Shareholder Representative), as amended (the “All Shareholders’ Agreement”) or any shareholder agreement listed on Schedule B hereto (together with the All Shareholders’ Agreement, the “Existing Shareholders’ Agreements”);

(c)          acknowledges that the Existing Shareholders’ Agreements will automatically terminate by their terms upon the consummation of the Mergers; and

(d)         agrees to permit TAL to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Transaction Agreement or the Statutory Merger Agreement (the “Announcement Release”), this Agreement and the Shareholders’ identity and ownership of the Shares and the nature of the Shareholders’ commitments, arrangements and understandings under this Agreement, in each case, to the extent TAL reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being

6

made about TAL or the Shareholders); provided, that TAL shall give each Shareholder and its legal counsel a reasonable opportunity (which shall in no event be less than twenty fours (24) hours) to review and comment on such publications or disclosures prior to their first being made public.

Section 2.3                                    [Triton and TAL Representations and Covenants; Other Voting Agreements.

(a)         Each of Triton and TAL hereby represents to the Shareholders that each shareholder of Triton set forth on Schedule C hereto (the “Other Shareholders”)(5) is entering into a Triton Voting Agreement with TAL and Triton in a form set forth on Exhibit B to the Transaction Agreement (the “Other Voting Agreements”);

(b)         Each of TAL and Triton hereby covenants and agrees that, if it consents to an amendment or modification of, or grants any waiver under, any Other Voting Agreement that has the effect of modifying any Other Shareholder’s voting obligation and/or proxy set forth therein or otherwise benefiting any Other Shareholder with respect to the matters set forth in any Other Voting Agreement, it will, concurrently with such consent or amendment, modification or waiver consent to an amendment or modification of, or grant a waiver under, this Agreement, so as to allow each Shareholder to amend, modify, receive a waiver or otherwise benefit on the same terms and at the same time as applicable to such Other Shareholder. In the event that a Shareholder is entitled to the opportunity to receive any rights or benefits contemplated by the immediately preceding sentence, TAL and Triton shall promptly provide written notice thereof, including a copy of any documents relating thereto, at least three (3) Business Days prior to the effective time thereof;

(c)          TAL and Triton hereby covenant and agree that neither the Transaction Agreement nor the Statutory Merger Agreement will be amended, or waivers granted thereunder, in a manner that (A) has a disproportionate impact on the rights of any Shareholder or the Shareholders as a group as compared to any Other Shareholder or the Other Shareholders as a group or (B) is materially adverse to the rights of Triton or Triton’s shareholders, including, for the avoidance of doubt, any amendment or waiver to Sections 3.1(a) and 3.1(b) of the Transaction Agreement and the defined terms used therein, or any other provision of the Transaction Agreement or the Statutory Merger Agreement that would impact such sections or such defined terms, including the determination of the Triton Merger Consideration or the TAL Merger Consideration;

(d)         From the date hereof until the Expiration Date, Triton agrees that it shall use reasonable efforts to provide the Shareholders with any material information regarding the Closing and copies of any material documents delivered or received by it in connection therewith on a substantially concurrent basis as such information and documents are provided to the Other Shareholders, and to use reasonable efforts to provide such other information as the

(5)  Note to Draft: Schedule C to list the Warburg and Vestar parties for the Pritzker Agreement.

7

Shareholders may reasonably request regarding the Mergers and transactions contemplated by the Transaction Agreement;

(e)          The Form S-4 (as defined in the Transaction Agreement) will not include any Holdco Common Shares that are issued as Triton Merger Consideration unless the Form S-4 includes the Holdco Common Shares being paid to the Shareholders as Triton Merger Consideration; and

(f)           Triton hereby irrevocably waives, and agrees not to exercise, any consent right, notice right, drag-along right or other right against any Shareholder inconsistent with respect to the transactions contemplated by the Transaction Agreement or the Statutory Merger Agreement (including the Triton Merger) that Triton may have under any of the Existing Shareholders’ Agreements and acknowledges that such agreements will terminate upon consummation of the Mergers.](6)

ARTICLE III
TERMINATION

This Agreement shall automatically terminate and be of no further force or effect on the earlier of (a) the consummation of the Mergers and (b) the termination of the Transaction Agreement pursuant to and in compliance with the terms therein.  [The Shareholders may also terminate this Agreement prior thereto in the event that (i) TAL has breached any of its representations or covenants set forth in Section 2.3 hereof in any material respect and such breach has not been cured (if curable) within ten (10) business days following such breach, or (ii) any Other Voting Agreement is terminated.](7)  In the event of a termination pursuant to this Article III, no party hereto shall have any rights or obligations hereunder following such termination.   Notwithstanding the preceding sentence, this Article III and Article IV shall survive any termination of this Agreement.  Nothing in this Article III shall relieve or otherwise limit any party of liability for willful breach of this Agreement prior to termination.

ARTICLE IV
MISCELLANEOUS

Section 4.1                                    Obligations of Shareholders.  Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Shareholder, on the one hand, and of each other shareholder of Triton that may enter into any Voting and Support Agreement similar to this Agreement, on the other hand, are several and not joint and several, and in no event shall any Shareholder have any obligation or liability for any of the representations, warranties and covenants of any other shareholder of Triton.

(6)  Note to Draft: To be included in the Pritzker agreement.

(7)  Note to Draft: To be included only in the Pritzker agreement.

8

Section 4.2                                    No Ownership Interest.  Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Shareholder’s Shares shall remain vested in and belong to such Shareholder and (b) neither TAL nor Triton shall have any authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Shareholder in the performance of its duties or responsibilities as a shareholder of Triton.  Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other person, including TAL, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 4.3                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt and (b) on the first (1st) Business Day following the date of dispatch if delivered the next Business Day by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

in the case of TAL, to:

TAL International Group, Inc.

100 Manhattanville Road

Purchase, New York 10577

Attention: Marc A. Pearlin

Facsimile: (914) 697-2526

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:  Paul T. Schnell

                  Thomas W. Greenberg
Facsimile:                 (212) 735-2000

in the case of Triton:

Triton Container International Limited

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda
Attention: Corporate Secretary
Facsimile: (441) 292-8666

with copies to:

Triton Container International Limited

55 Green Street

San Francisco, California  94111

9

Attention: Ian Schwartz

Facsimile: (415) 391-4751

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza

New York, New York 10006
Attention: Christopher E. Austin

                 Neil R. Markel

Facsimile: (212) 225-3999

in the case of any Shareholder, to the address set forth opposite such Shareholder’s name on Schedule A hereto,

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 4.4                                    Amendments.  [Subject to Section 2.3(b) hereof,](8) the terms and provisions of this Agreement may be modified or amended at any time and from time to time only with the consent of TAL, Triton and the Shareholders.

Section 4.5                                    Waivers.  No waiver of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party or parties whose rights are waived.  No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 4.6                                    No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 4.7                                    Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and, to the extent referenced herein, the Transaction Agreement and the Statutory Merger Agreement, embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

(8)  Note to Draft: To be included only in the Pritzker agreement.

10

Section 4.8                                    Third Party Beneficiaries.  This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

Section 4.9                                    No Third Party Liability.  This Agreement may only be enforced against the named parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, trustee, shareholder representative, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 4.10                             Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 4.10, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding.  Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 4.3.  The consents to jurisdiction set forth in this Section 4.10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 4.10 and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 4.11                             Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that, in the event of any breach or threatened breach by any other party hereto of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (on behalf of itself and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach.  No party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.11, and each party hereto

11

irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 4.12                             Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION4.12.

Section 4.13                             Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Mergers shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Law principles of the State of Delaware.

Section 4.14                             Interpretation.  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  A reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Exhibit to, this Agreement, and references to this Agreement include any recital in or Exhibit to this Agreement.  The Exhibits and Schedules form an integral part hereof.  Headings, captions and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.  Unless the context otherwise requires, the words “hereof” and “herein”, and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause.  The term “including” is not limiting and means “including without limitation.”  Unless the context otherwise requires, the word “or” shall be disjunctive but not exclusive.  Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 4.15                             Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall

12

constitute one and the same instrument.  Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.

Section 4.16                             Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.17                             Capacity as Shareholder.  Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of Triton, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of such Shareholder or any Affiliate, employee or designee of such Shareholder or any of its affiliates in its capacity, if applicable, as an officer or director or other fiduciary capacity on behalf of Triton.

Section 4.18                             Trustee Exculpation.  When this Agreement is executed by a trustee of a trust or by an attorney-in-fact on behalf of a trustee of a trust, such execution is by or on behalf of the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Agreement shall be construed as imposing any liability on any such trustee personally for breaches of any representations or warranties made hereunder or to pay any amounts required to be paid hereunder, or personally to perform any covenant, either express or implied, contained herein. Any liability of a trust or trustee hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follow]

13

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

TAL INTERNATIONAL GROUP, INC.

By:
Name:
Title:

SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT

TRITON CONTAINER INTERNATIONAL LIMITED

By:
Name:
Title:

SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT

SHAREHOLDER[S]

[•]

By:
Name:
Title:

SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT

EXHIBIT C-1

Form of Shareholders Agreement (Warburg Pincus and Vestar)

SPONSOR SHAREHOLDERS AGREEMENT ([WARBURG PINCUS/VESTAR])

BY AND AMONG

TRITON INTERNATIONAL LIMITED

AND

THE SPONSOR SHAREHOLDERS PARTY HERETO

THE COMPANY SHARES (AS DEFINED HEREIN) ISSUED TO THE SPONSOR SHAREHOLDERS PARTY HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).

Dated as of November 9, 2015

i

TABLE OF CONTENTS

(continued)

Exhibits and Schedules:

EXHIBIT A          SPONSOR SHAREHOLDERS

EXHIBIT B          JOINDER TO SPONSOR SHAREHOLDERS AGREEMENT

EXHIBIT C          RESTRICTED EXECUTIVES

EXHIBIT D                              TARGET SENIOR EXECUTIVES

EXHIBIT E                       MEMORANDUM OF ASSOCIATION

EXHIBIT F                        FORM OF BYE-LAWS

EXHIBIT G                      REGISTRATION RIGHTS

EXHIBIT H                     FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT I                          FORM OF MANAGEMENT RIGHTS AGREEMENT

Schedule 2.02(b)     DIRECTORS OF THE COMPANY

ii

SPONSOR SHAREHOLDERS AGREEMENT ([WARBURG PINCUS/VESTAR])

This SPONSOR SHAREHOLDERS AGREEMENT ([WARBURG PINCUS/VESTAR]) (this “Agreement”), dated as of November 9, 2015, is entered into by and among Triton International Limited, a Bermuda exempted company incorporated with limited liability (the “Company”), and each of the shareholders of the Company whose name appears on Exhibit A hereto (each, a “Sponsor Shareholder” and, together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Company, Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Triton”), TAL International Group, Inc., a Delaware corporation (“TAL”), Ocean Delaware Sub, Inc., a Delaware corporation (“Delaware Sub”) and Ocean Bermuda Sub Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Bermuda Sub”) have entered into a transaction agreement (the “Transaction Agreement”), dated as of the date hereof, pursuant to which, on the Closing Date (as such term is defined in the Transaction Agreement), subject to certain terms and conditions, among other things, (i) Bermuda Sub will merge with and into Triton, with Triton surviving such merger as a wholly-owned subsidiary of the Company, and (ii) Delaware Sub will merge with and into TAL, with TAL surviving the merger as a wholly-owned subsidiary of the Company (collectively, the “Closing”); and

WHEREAS, in connection with the execution of the Transaction Agreement by the Company, the Parties wish to set forth certain rights, duties and obligations with respect to the Company, to become effective upon the occurrence of the Closing.

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the Company and the Sponsor Shareholders as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01.            Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company; provided, further, that “Affiliate” shall not include the portfolio companies of any of the Sponsor Shareholders or any Affiliate of such portfolio companies (other than the Company and its Subsidiaries) so long as such portfolio company (i) has not been directed by the Sponsor Shareholders or their Affiliates to take any actions that would otherwise be prohibited by Affiliates of the Sponsor Shareholders under this Agreement and (ii) has not been provided with any Confidential Information by the Sponsor Shareholders or their Affiliates.

1

“Agreement” has the meaning set forth in the preamble.

A Person shall be deemed to be the “beneficial owner” of securities:

(i) when such Person, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act) such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing;

(ii) when such Person, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person), compliance with regulatory requirements or otherwise) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; or

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of any such securities.

“Bermuda Sub” has the meaning set forth in the recitals.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hamilton, Bermuda or New York, New York are authorized by Law to close.

“Bye-laws” means the bye-laws of the Company, as amended from time to time.

“Charter” means the memorandum of association of the Company, as amended and restated from time to time.

“Closing” has the meaning set forth in the recitals.

“Common Shares” means the common shares, par value $0.01 per common share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, amalgamation, merger, consolidation, scheme of arrangement, exchange or other similar reorganization.

“Company” has the meaning set forth in the preamble.

“Company Securities” means (i) the Common Shares and any other shares of capital or other equity of the Company or any Subsidiary, (ii) securities convertible into or exchangeable for Common Shares or other shares of capital or other equity of the Company or any Subsidiary, and (iii) options, warrants, share appreciation rights, participating interests or

2

other rights to acquire Common Shares or other shares of capital or other equity of the Company or any Subsidiary.

“Company Shares” means the issued and outstanding Common Shares.

“Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to any Sponsor Shareholder or its Representatives; provided, that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such Sponsor Shareholder or its Representatives in violation of this Agreement, (ii) is or was available to such Sponsor Shareholder on a non-confidential basis prior to its being furnished to such Sponsor Shareholder or its Representatives by the Company or (iii) was or becomes available to such Sponsor Shareholder on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to such Sponsor Shareholder’s actual knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.

“Delaware Sub” has the meaning set forth in the recitals.

“Derivative Securities” means, with respect to any Person, any rights, options or other securities convertible into or exchangeable for equity securities, or any obligations measured by the price or value of any equity securities, including without limitation any swaps or other derivative arrangements.

“Designated Sponsor Director” means [each of the Warburg Pincus Directors/the Vestar Director] and the [“Vestar Director”/”Warburg Pincus Directors”], as defined in the [Warburg Pincus/Vestar] Shareholders Agreement.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Extraordinary Transaction” means any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, reorganization, tender or exchange offer, liquidation, sale of all or substantially all assets, or other similar extraordinary transaction involving the Company.

“Governmental Entity” means any Bermuda, foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent

3

jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.

“Independent Director” means any Person designated as a director of the Board that complies with the Independence Requirements; provided, that [none of the Warburg Pincus Directors will/the Vestar Director will not] be disqualified from being considered an Independent Director if [such Warburg Pincus Director/the Vestar Director] otherwise complies with the Independence Requirements.

“Independence Requirements” means the applicable director and committee member independence requirements set forth pursuant to applicable Law and the applicable rules and regulations of any stock exchange on which the Company Securities are listed, including the independence requirements established by the SEC and the NYSE, it being understood that the affiliation of [any of the Warburg Pincus Directors/the Vestar Director] with a Company shareholder beneficially owning ten percent (10%) or more of the Company Shares will not, by itself, prevent [any such Warburg Pincus Director/such Vestar Director] from satisfying the Independence Requirements (other than the Independence Requirements applicable to the members of the Audit Committee).

“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Entity.

“Law” means all laws (including common law), statutes, ordinances, rules, regulations, orders, decrees or legally-binding guidance of any Governmental Entity, or Judgments.

“Necessary Action” means, with respect to a specified result to be undertaken by any Person, all actions within its control (to the extent such actions are permitted or not prohibited by applicable Laws and stock exchange regulations and would not cause the Parties to breach their respective obligations under this Agreement or the Charter or the Bye-laws) reasonably necessary or appropriate to promptly cause such result (whether directly or indirectly), including (subject to the foregoing) (i) voting or providing a written consent or proxy with respect to its Company Shares, (ii) calling or attending meetings in person or by proxy for purposes of obtaining a quorum and causing the adoption by the Person obligated to undertake the Necessary Action of shareholders’ resolutions and amendments to the Company’s Charter or Bye-laws, (iii) using reasonable best efforts to cause members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“NYSE” means the New York Stock Exchange.

“Parties” has the meaning set forth in the preamble.

4

“Passive Institutional Investor” means any Person who, with respect to an investment in Company Securities, is eligible to file a short-form statement on Schedule 13G pursuant to paragraph (b) of Rule 13d-1 under the Exchange Act.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.

“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Qualified Public Offering” means the initial underwritten offering of Company Shares.

“Recommended Transaction” means any Extraordinary Transaction (including any tender or exchange offer made for Company Shares) that is approved by the Board and provides for equal treatment of all Company Shares, including providing for the same type and amount of consideration per Company Share to all shareholders of the Company.

“Representatives” means, with respect to any Person, (i) any of such Person’s partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives, Affiliates and investment vehicles managed or advised by such Person, (ii) the partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives of such Persons listed in clause (i), and (iii) any other Person acting on behalf of, such Person with respect to the Company, any of its Subsidiaries or this Agreement.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Sponsor Shareholder” has the meaning set forth in the preamble.

“Sponsor Shareholder Group” means, collectively, all of the Sponsor Shareholders (including, for the avoidance of doubt, any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02).

“Subsidiary” means, as to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person.

5

“TAL” has the meaning set forth in the recitals.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transfer” means, with respect to any Company Shares, (i) when used as a verb, to sell, assign, dispose of, hedge, pledge, hypothecate, encumber, exchange or otherwise transfer, directly or indirectly, such Company Shares or any participation or interest therein, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a sale, assignment, disposition, hedging, pledge, hypothecation, encumbrance, exchange or other direct or indirect transfer of such Company Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing, in each case, directly or indirectly, voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise (other than, for the avoidance of doubt, by way of a Transfer of any equity interest of a Sponsor Shareholder), and “Transferred”, “Transferee” and “Transferor” each have a correlative meaning; provided, that the change of any trust, trustee or fiduciary of a Sponsor Shareholder (to a successor trust, trustee or fiduciary of such Sponsor Shareholder) will not in and of itself be considered a Transfer of the Company Shares held by such Sponsor Shareholder.

“Triton” has the meaning set forth in the recitals.

“Triton Voting Agreements” has the meaning set forth in the Transaction Agreement.

“Underwritten Offering” means a registration in which Company Securities are sold to an underwriter or underwriters on a firm commitment basis with a view to public distribution.

“[Warburg Pincus/Vestar] Shareholders Agreement” means that certain Sponsor Shareholders Agreement ([Warburg Pincus/Vestar]) entered into on the date hereof by and between the Company and the [Warburg Pincus/Vestar] Shareholder Group.

[“Vestar Shareholder Group” means, collectively, (i) Vestar/Triton Investments III, L.P. and (ii) Vestar-Triton (Gibco) Limited, and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02.](1)

[“Warburg Pincus Shareholder Group” means, collectively, (i) Warburg Pincus (Callisto-II) Private Equity X, L.P., (ii) Warburg Pincus (Europa-II) Private Equity X, L.P., (iii) Warburg Pincus (Ganymede-II) Private Equity X, L.P., (iv) Warburg Pincus X Partners, L.P., (v) ICIL Triton Holdings, L.P., and (vi) Tulip Growth PCC Limited and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02.](2)

(1)  Note to Draft: Bracketed language to be included only in the Warburg Pincus agreement.

(2)  Note to Draft: Bracketed language to be included only in the Vestar agreement.

6

In addition, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Audit Committee	2.03
Chairman	2.02(e)
Committee	2.03
Compensation Committee	2.03
Director Indemnitee	2.04
Fund Indemnitors	2.04
Identified Person	6.09
Indemnification Agreement	2.04(a)
Initial Holding Period	3.01(a)
Joinder Agreement	3.02
Nominating and Corporate Governance Committee	2.03
Prospective Transferee	4.03(b)
Replacement Sponsor Designee	2.02(c)
Restricted Executives	4.02(b)
Vacancy Event	2.02(c)
VCOC	2.06
VCOC Investor	2.06
Vestar Director	2.02
Warburg Pincus Directors	2.02

Section 1.02.            Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           A reference to an Article, Section or Exhibit is a reference to an Article or Section of, or Exhibit to, this Agreement, and references to this Agreement include any recital in or Exhibit to this Agreement.

(c)           The Exhibits form an integral part hereof.

(d)           Headings, captions and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

(e)           Unless the context otherwise requires, the words “hereof” and “herein”, and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause.

(f)            The term “including” is not limiting and means “including without limitation.”

(g)           Unless the context otherwise requires, the word “or” shall be disjunctive but not exclusive.

7

(h)           Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(i)            The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.01.            Board of Directors.  For so long as the Sponsor Shareholder Group is entitled to designate to the Board at least one (1) director pursuant to Section 2.02(a), each of the Parties shall, and shall cause its respective Affiliates to, take all Necessary Action to ensure that the Board consist of nine (9) directors and the Board and the Committees be constituted and operate in accordance with this ARTICLE II; provided, that in the event the Sponsor Shareholder Group, together with the [Warburg Pincus Shareholder Group/Vestar Shareholder Group], is entitled to designate to the Board fewer than three (3) directors, the Board may consist, in the Company’s sole discretion (subject to any limitations in the Bye-laws or requirements of applicable Law), of six (6) directors plus the number of directors that the Sponsor Shareholder Group, together with the [Warburg Pincus Shareholder Group/Vestar Shareholder Group] is then entitled to designate.

Section 2.02.            Composition of the Board.

(a)           [Warburg Pincus Directors/Vestar Director]; Other Directors.

(i)            [To be included in the Warburg Pincus agreement:  For so long as the Sponsor Shareholder Group beneficially owns a number of Company Shares representing at least the percentage set forth below of the number of Company Shares beneficially owned by the Sponsor Shareholder Group as of the date of the Closing (as adjusted for any share-splits, share dividends, combinations, recapitalizations or the like), the Sponsor Shareholder Group shall have the right to designate to the Board the number of directors set forth below opposite such percentage (the directors so designated (and any replacement therefor designated in accordance with Section 2.02(c)), the “Warburg Pincus Directors”) and the Parties shall take all Necessary Action to cause such Warburg Pincus Directors to be elected at each annual general meeting of the Company and at any other meeting where directors of the Board are to be elected (including, in the case of the Company, by (A) recommending that the shareholders of the Company vote in favor of the election of such Warburg Pincus Directors at such meeting and (B) soliciting proxies for the election of such Warburg Pincus Directors); provided that, to the extent that such individuals are not included in the initial Board pursuant to Section 2.02(b), the nomination of such Warburg Pincus Directors shall be subject to the approval of the Nominating and Corporate Governance Committee and the approval of the Board, it being understood that

8

any executive in good standing, with a title of “managing director” or above of a Sponsor Shareholder or any Affiliate thereof, shall be presumed to be qualified to serve as a director of the Board, unless the Nominating and Corporate Governance Committee of the Board concludes in good faith that there is good reason to rebut such presumption:

Percent	Number of Directors
50% or greater	2
Less than 50% but greater than or equal to 20%	1
Less than 20%	0 ]

[To be included in the Vestar agreement:  For so long as the Sponsor Shareholder Group beneficially owns a number of Company Shares representing at least one-third (1/3) of the number of Company Shares beneficially owned by the Sponsor Shareholder Group as of the date of the Closing (as adjusted for any share-splits, share dividends, combinations, recapitalizations or the like), the Sponsor Shareholder Group shall have the right to designate to the Board one (1) director (the director so designated (and any replacement therefor designated in accordance with Section 2.02(c)) the “Vestar Director”) and the Parties shall take all Necessary Action to cause such Vestar Director to be elected at each annual general meeting of the Company and at any other meeting where directors of the Board are to be elected (including, in the case of the Company, by (A) recommending that the shareholders of the Company vote in favor of the election of such Vestar Director at such meeting and (B) soliciting proxies for the election of such Vestar Director); provided that, to the extent that such individual is not included in the initial Board pursuant to Section 2.02(b), the nomination of such Vestar Director shall be subject to the approval of the Nominating and Corporate Governance Committee, and the approval of the Board, it being understood that any executive in good standing, with a title of “managing director” or above of a Sponsor Shareholder or any Affiliate thereof, shall be presumed to be qualified to serve as a director of the Board, unless the Nominating and Corporate Governance Committee of the Board concludes in good faith that there is good reason to rebut such presumption.]

(ii)           All other directors of the Company shall be nominated by the Nominating and Corporate Governance Committee and the Parties shall, subject to Section 2.07(b), take all Necessary Action to cause such directors to be elected at each annual general meeting of the Company and at any other meeting where directors of the Board are to be elected (including, in the case of the Company, by (A) recommending that the shareholders of the Company vote in favor of the election of such directors at such meeting and (B) soliciting proxies for the election of such directors).

(b)           Initial Board.  Effective as of the Closing, the Board shall initially be comprised of the nine (9) individuals set forth on Schedule 2.02(b) attached hereto, each of whom shall hold office until the next election of directors in accordance with the Bye-laws and

9

this Agreement or, if earlier, until the occurrence of a Vacancy Event with respect to such director.

(c)           Removal; Vacancy.  The Sponsor Shareholder Group shall have the exclusive right to (i) remove [any of the Warburg Pincus Directors/the Vestar Director] from the Board, and the Parties shall take all Necessary Action to cause the removal of [any such Warburg Pincus Director/the Vestar Director] at the request of the applicable Sponsor Shareholder, and (ii) designate replacements for [any such Warburg Pincus Director/such Vestar Director] (each, a “Replacement Sponsor Designee”) upon death, disability, resignation, retirement, disqualification or removal (with or without cause) (each a “Vacancy Event”) of [any such Warburg Pincus Director/such Vestar Director], and the Parties shall take all Necessary Action to cause such Replacement Sponsor Designees to be appointed or elected to the Board as soon as practicable following the occurrence of such Vacancy Event; provided that, for the avoidance of doubt, any Replacement Sponsor Designee so designated shall be subject to the approval of the Nominating and Corporate Governance Committee in accordance with Section 2.02(a)(i) and no Sponsor Shareholder shall have a right to designate a Replacement Sponsor Designee to the extent that the appointment or election of such Replacement Sponsor Designee would result in the Board having as members, at any time, a number of directors designated by the Sponsor Shareholder Group in excess of the number of directors that the Sponsor Shareholder Group is then entitled to designate pursuant to Section 2.02(a).  All other director vacancies shall be filled by designees nominated by the Nominating and Corporate Governance Committee.

(d)           Independent Directors.  The Board shall be composed of not less than a majority of Independent Directors.

(e)           Chairman of the Board.  Meetings of the Board shall be presided over by the Chairman of the Board (the “Chairman”), who shall be chosen by a majority vote of the Board.  In the absence of the Chairman, meetings of the Board shall be presided over by the Chief Executive Officer of the Company.  The Chairman shall not have any more votes than any other director, nor shall the Chairman have a casting or tie-breaking vote.  The initial Chairman shall be Brian M. Sondey.

Section 2.03.            Committees.  The Board shall create such committees as it may determine or as may be required under applicable Law or the applicable rules and regulations of any stock exchange on which the Company Securities are listed (each, a “Committee”).  Each of the Parties shall take all Necessary Action to cause the creation and maintenance of:

(a)           a nominating and corporate governance committee of the Board (the “Nominating and Corporate Governance Committee”), which, so long as either the Sponsor Shareholder Group or the [Warburg Pincus Shareholder Group/Vestar Shareholder Group] is entitled to and has designated at least one Designated Sponsor Director who meets the Independence Requirements pursuant to Section 2.02(a), or pursuant to the corresponding provision of the [Warburg Pincus/Vestar] Shareholders Agreement (as the case may be), shall include at least a Designated Sponsor Director who meets the Independence Requirements to be a member of such Committee, and shall otherwise consist of such Independent Directors as the Board may determine, with the majority of such Committee consisting of Independent Directors who are not Designated Sponsor Directors;

10

(b)           a compensation committee of the Board (the “Compensation Committee”), which, so long as either the Sponsor Shareholder Group or the [Warburg Pincus Shareholder Group/Vestar Shareholder Group] is entitled to and has designated at least one Designated Sponsor Director who meets the Independence Requirements pursuant to Section 2.02(a), or pursuant to the corresponding provision of the [Warburg Pincus/Vestar] Shareholders Agreement (as the case may be), shall include at least a Designated Sponsor Director who meets the Independence Requirements to be a member of such Committee, and shall otherwise consist of such Independent Directors as the Board may determine, with the majority of such Committee consisting of Independent Directors who are not Designated Sponsor Directors; and

(c)           an audit committee of the Board (the “Audit Committee”), which shall consist of such Independent Directors as the Board may determine.

Section 2.04.            Insurance; Indemnification.  (a)   The Company shall (i) pay to each director that is not a management director such fees as may be determined by the Board (and in all cases on the same basis as other members of the Board), (ii) reimburse each director for all reasonable out-of-pocket expenses incurred in connection with such director’s attendance at meetings of the Board and any committee thereof, including reasonable travel, lodging and meal expenses, (iii) enter into an indemnification agreement substantially in the form of Exhibit H attached hereto (each, an “Indemnification Agreement”) with each director, (iv) include in its Bye-laws provisions for exculpation and indemnification of each director, in each case to the maximum extent permitted by applicable Law, and (v) obtain customary director and officer indemnity insurance, which insurance shall name as insured each director.

(b)           The Company hereby acknowledges that, in addition to the rights provided to [each Warburg Pincus Director/the Vestar Director] pursuant to any Indemnification Agreement or other agreement or arrangement with the Company (as beneficiary of such rights, [each of the Warburg Pincus Directors/the Vestar Director] is herein referred to as a “Director Indemnitee”), the Director Indemnitee[s] may have certain rights to indemnification or advancement of expenses provided by, or insurance obtained by, the Sponsor Shareholders or certain of their Affiliates (excluding the Company and its Subsidiaries), whether now or in the future (collectively, the “Fund Indemnitors”).  Notwithstanding anything to the contrary in any of the Indemnification Agreements or any other agreement or arrangement with the Company, the Company hereby agrees that, with respect to its indemnification and advancement obligations to such [Warburg Pincus Directors/Vestar Director] under the Indemnification Agreements and/or any such other agreement or arrangement, the Company (A) is the indemnitor of first resort (i.e., its obligations to indemnify the Director Indemnitee[s] are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Director Indemnitee[s] is secondary and excess), (B) shall be required to advance the full amount of expenses incurred by a Director Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by a Director Indemnitee or on his or her behalf to the extent legally permitted and as required by the Indemnification Agreements and/or any such other agreement or arrangement, without regard to any rights such Director Indemnitee may have against the Fund Indemnitors or their insurers, and (C) irrevocably waives, relinquishes and releases the Fund Indemnitors and such insurers from any and all claims against the Fund Indemnitors or such insurers for contribution, by way of subrogation or any other recovery of any kind in respect thereof.  In furtherance and not in limitation of the foregoing, the Company

11

agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to a Director Indemnitee for matters entitled to advancement or indemnification by the Company pursuant to an Indemnification Agreement and/or any such other agreement or arrangement, the Company shall promptly reimburse such Fund Indemnitor or insurer and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of such Director Indemnitee under the Indemnification Agreements and/or any such other agreement or arrangement, including to the payment of expenses in an action to collect.  The Company agrees that any Fund Indemnitor or its insurer not a party hereto shall be an express third party beneficiary of this Section 2.04(b), able to enforce such clause according to its terms as if it were a party hereto.  Nothing contained in the Indemnification Agreements and/or any such other agreement or arrangement is intended to limit the scope of this Section 2.04(b) or the other terms set forth in this Agreement or the rights of the Fund Indemnitors or their insurers hereunder.

Section 2.05.            Charter; Bye-laws.  The Charter and the Bye-laws of the Company in effect as of the Closing shall be those set forth in Exhibit E and Exhibit F, respectively, with such changes to the Bye-laws as the Parties may agree to in writing. In the event that any provision of this Agreement is or becomes inconsistent or in conflict with the Charter or the Bye-laws, the Parties shall take all Necessary Action to amend the Charter or the Bye-laws, as applicable, such that the Charter and the Bye-laws are not inconsistent or in conflict with this Agreement.

Section 2.06.            ERISA Matters.  Without limitation or prejudice of any of the rights provided to any of the Sponsor Shareholders under this Agreement, each of [the Sponsor Shareholders] and any successor thereof, and, at the written request of a Sponsor Shareholder, each co-investor or Affiliate of a Sponsor Shareholder that indirectly has an interest in the Company Securities through such Sponsor Shareholder, in each case that is intended to qualify as a “venture capital operating company” (a “VCOC”) as defined in the U.S. Department of Labor Regulations codified at 29 C.F.R. Section 2510.3-101 that beneficially owns a number of Company Shares representing at least one percent (1%) of the number of Company Shares outstanding (as adjusted for any share splits, share dividends, combinations, recapitalizations or the like (each, a “VCOC Investor”), may, upon the written request of such VCOC Investor, enter into a management rights agreement in substantially the form attached hereto as Exhibit I (each, a “Management Rights Agreement”), between the Company and each VCOC Investor, pursuant to which such VCOC Investor shall have customary and appropriate VCOC rights; provided, however, that the Company reserves the right to exclude such VCOC Investor from access to any written materials prepared for distribution to members of the Board at regularly scheduled Board meetings or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information, to comply with regulatory restrictions, or for other similar reasons), and the right to audited and unaudited financial statements; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to future corporate actions.  The right of any Person to receive information or access pursuant to a Management Rights Agreement shall be subject to such Person executing a customary confidentiality agreement in favor of the Company and the related Sponsor Shareholder shall, in addition to the Person executing such agreement, be responsible for any breach thereof.

12

Section 2.07.            Voting Agreement.

(a)           For so long as the Sponsor Shareholder Group beneficially owns at least five percent (5%) of the Company Shares then issued and outstanding, each member of the Sponsor Shareholder Group shall vote (i) 55.0% of its Company Shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders (or their Affiliates) in any election or removal of directors (other than with respect to any contested election, any election of a Warburg Pincus Director or a Vestar Director, any removal of a Warburg Pincus Director or a Vestar Director or any replacement of such directors in accordance with Section 2.02(c)) and (ii) all of its Company Shares in the same proportion as the votes cast by shareholders of the Company who are not Sponsor Shareholders (or their Affiliates) in any vote or consent on any shareholder proposal or Extraordinary Transaction unless it is approved by a majority of the directors on the Board and, in the case of an Extraordinary Transaction, provides equal treatment of all Company Shares.

(b)           Subject to Section 2.07(a), each member of the Sponsor Shareholder Group agrees to take all Necessary Action, including by casting all votes to which such Sponsor Shareholder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause the election, removal and replacement of directors in accordance with Section 2.02 and to otherwise give the fullest effect possible to the provisions of this ARTICLE II.

(c)           The Company agrees, to the extent permitted by applicable Law and the applicable rules and regulations of any stock exchange on which the Company Securities are listed, to include in the slate of nominees recommended by the Board for election at any meeting of shareholders called for the purpose of electing directors the Persons designated pursuant to Section 2.02 and to nominate and recommend each such Person to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof, and take all Necessary Action to otherwise give the fullest effect possible to the provisions of this ARTICLE II.

ARTICLE III

TRANSFERS

Section 3.01.            Limitations on Transfer.

(a)           During the six (6) month period following the date of the Closing (the “Initial Holding Period”), none of the members of the Sponsor Shareholder Group shall Transfer any of its Company Shares unless such Transfer is (i) pursuant to or in connection with a Recommended Transaction or (ii) approved by the Board.

(b)           After the Initial Holding Period, for so long as the members of the Sponsor Shareholder Group beneficially own more than five percent (5%) of the Company Shares then issued and outstanding, no Sponsor Shareholder shall Transfer any of its Company Shares unless:

(i)            such Transfer is in compliance with the Securities Act and any other applicable securities or “blue sky” Laws; and

13

(ii)           any of the following conditions is satisfied in connection with such Transfer:

(A)                               to the knowledge of such Sponsor Shareholder, the Transferee of such Company Shares (whether a Person or a “group”, as defined under the Exchange Act) would not, after completion of such Transfer, beneficially own more than ten percent (10%) of the Company Shares then issued and outstanding or, if such Transferee is, to the knowledge of such Sponsor Shareholder, a Passive Institutional Investor, fifteen percent (15%) of the Company Shares then issued and outstanding;

(B)                               such Transfer is pursuant to, or in connection with, a Recommended Transaction;

(C)                               such Transfer is pursuant to an Underwritten Offering; or

(D)                               such Transfer is approved by the Board.

(c)           For purposes of:

(i)            the foregoing clauses (a)(ii) and (b)(ii)(D), the Board shall act by a majority of the members of the Board other than the Designated Sponsor Directors; and

(ii)           the foregoing clause (b)(ii)(A), “knowledge” means the actual knowledge of the relevant Sponsor Shareholder, after review of the SEC’s EDGAR system with respect to the Transferee if the identity of the Transferee is known and (i) in no event shall (A) the knowledge of such Sponsor Shareholder’s broker be imputed to such Sponsor Shareholder and (B) such Sponsor Shareholder have any obligation to make inquiry or investigation as to the identity of the Transferee and (ii) if such Sponsor Shareholder has actual knowledge of the identity of the Transferee, such Sponsor Shareholder shall be entitled to rely on information available on the SEC’s EDGAR system as to such Transferee’s beneficial ownership of Company Shares.

(d)           Notwithstanding anything to the contrary in this Section 3.01, from and after the expiration of the Initial Holding Period, the first Transfer of Company Shares made by any Sponsor Shareholder shall be pursuant to a Qualified Public Offering unless (i) a Qualified Public Offering of Company Shares has been completed prior thereto or (ii) the definitions of “Change of Control”, “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that a Transfer by any of the Permitted Holders (as defined in such agreements), in and of itself, would not trigger a “Change of Control”, “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any of the Permitted Holders.

14

(e)           Notwithstanding anything to the contrary in this Section 3.01, the Company shall use its reasonable best efforts to effect a Qualified Public Offering on or prior to the expiration of the Initial Holding Period (it being understood that the size and manner of distribution of such Qualified Public Offering shall be at the Company’s discretion) unless the definitions of “Change of Control”, “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that any Transfer of Company Shares by ICIL Triton Holdings, L.P. or any of its Affiliates, in and of itself, to Tulip Growth PCC Limited or any of its Affiliates would not trigger a “Change of Control”, “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by any such transfer.

(f)            Any purported Transfer of Company Shares by a Sponsor Shareholder other than in accordance with this Section 3.01 shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not, and shall cause the Company’s transfer agent not to, reflect in its records any change in record ownership of Company Shares pursuant to any such Transfer.

Section 3.02.            Transfers to Affiliates [and other Permitted Transferees].  Notwithstanding anything to the contrary in Section 3.01, a Sponsor Shareholder may Transfer any of its respective Company Shares to an Affiliate [or to Tulip Growth PCC Limited or any of its Affiliates](3) at any time, provided that any such Affiliate [or such other permitted Transferee] shall be required, at the time of and as a condition to such Transfer, to become a Party to this Agreement by executing and delivering a Joinder Agreement in the form of Exhibit B hereto (each, a “Joinder Agreement”) and such other documents as may be necessary to make such Person a Party hereto, whereupon such Transferee will be treated as a Sponsor Shareholder for all purposes of this Agreement.

Section 3.03.            [Transfers to Tulip Growth PCC Limited. Notwithstanding anything to the contrary in Section 3.02, no Transfer of Company Shares shall be made by any Sponsor Shareholder to Tulip Growth PCC Limited or any of its Affiliates unless (i) a Qualified Public Offering of Company Shares has been completed prior thereto or (ii) the definitions of “Change of Control”, “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that such Transfer of Company Shares, in and of itself, would not trigger a “Change of Control”, “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by any such transfer.](4)

Section 3.04.            Legends.

(a)           Each book entry position or certificate representing Company Shares issued to a Sponsor Shareholder (other than Company Shares issued in respect of Company

(3)  Note to Draft: Bracketed language to be included only in the Warburg Pincus agreement.

(4)  Note to Draft: Bracketed language to be included only in the Warburg Pincus agreement.

15

Shares not bearing such notation or legend) shall bear a notation or legend on the reverse side thereof substantially in the following form in addition to any other legend determined by the Company or as required by applicable Law or by agreement with the Company:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).

THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN A SHAREHOLDERS AGREEMENT, DATED AS OF NOVEMBER 9, 2015 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

(b)           Upon the permitted sale in accordance with this Agreement of any such Company Shares (i) in a Public Offering, (ii) in compliance with Rule 144 under the Securities Act, or (iii) pursuant to another exemption from registration under the Securities Act, or upon the termination of this Agreement in accordance with its terms, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by Section 3.04(a); provided, that the Company may condition any replacement of certificates pursuant to clause (iii) of this Section 3.04(b) on the receipt of an opinion of legal counsel reasonably satisfactory to the Company stating that such Company Shares are freely transferable under the Securities Act.

(c)           If any Company Shares cease to be subject to the restrictions on Transfer set forth in this Agreement, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the second paragraph of the legends required by Section 3.04(a).

ARTICLE IV

COVENANTS; REGISTRATION RIGHTS

Section 4.01.            Standstill.  From and after the date of the Closing, for so long as the Sponsor Shareholder Group beneficially owns more than five percent (5%) of the Company Shares then issued and outstanding, no Sponsor Shareholder nor any of its Affiliates shall, directly or indirectly:

(a)           acquire, or offer or propose (whether publicly or otherwise and whether or

16

not subject to conditions) to acquire, any economic interest in, any right to direct the voting or disposition of or any other right with respect to, any Company Securities (directly or by means of any Derivative Securities) other than as a result of (i) any share splits, share dividends or other distributions or recapitalizations or similar offerings made available by the Company to its shareholders, including rights offerings and distributions made generally to holders of Company Securities as a result of their ownership of Company Securities, including pursuant to a shareholder rights plan or similar plan or agreement, or (ii) the exercise (or exchange) of any rights distributed by the Company pursuant to clause (i) above;

(b)           enter into, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to enter into any Extraordinary Transaction, or offer to acquire the Company (whether pursuant to a tender offer, exchange offer or otherwise) or encourage, facilitate, join or assist (including providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the Company or any of its Subsidiaries with) any third party to do any of the foregoing;

(c)           engage in any solicitation of proxies or consents relating to the election of directors with respect to the Company, or agree or announce an intention to vote with or support any Person undertaking a solicitation, or seek to advise or influence any Person with respect to the voting of any Company Shares, other than any solicitation in furtherance of the recommendation of the Board;

(d)           deposit any Company Securities in a voting trust or subject any Company Securities to a voting agreement or other agreement or arrangement with respect to the voting of such Company Securities (other than this Agreement and the Triton Voting Agreements), including, without limitation, lending any Company Securities to any Person for the purpose of allowing such Person to vote such Company Securities in connection with any shareholder vote or consent of the Company;

(e)           submit shareholder proposals in respect of the Company or call special general meetings of the shareholders of the Company or provide to any third party a proxy, consent or requisition to call any meeting of shareholders;

(f)            form a “group” (as defined under the Exchange Act), or otherwise act in concert, with any other Company shareholder in respect of the Company;

(g)           agree to take any of the actions contemplated by the foregoing clauses (a) through (f); or

(h)           request any waiver of the restrictions set forth under this Section 4.01 or the voting agreements provided under Section 2.07(a), other than through a confidential waiver request submitted to the Chief Executive Officer of the Company or the Chairman, that the Sponsor Shareholder making such request, after consultation with legal counsel, would not reasonably expect to require (i) the Board or the Company to issue a public statement relating thereto, or (ii) any public disclosure by such Sponsor Shareholder relating thereto.

Section 4.02.            Sponsor Shareholders Restricted Activities.  Each of the Sponsor Shareholders agrees that from the date of the Closing until the expiration of the twenty-four (24)

17

month period following the date when the Sponsor Shareholder Group is no longer entitled to designate [any Warburg Pincus Director/the Vestar Director] (including as a result of a termination of this Agreement in accordance with its terms), such Sponsor Shareholder and each of its Affiliates shall not:

(a)           either individually or collectively with all other members of the Sponsor Shareholder Group who are Affiliates of such Sponsor Shareholder, beneficially own, or acquire, an equity interest of five percent (5%) or greater in any Person that (A) primarily operates in the intermodal container leasing business as a competitor to the Company (as it currently operates its business), and (B) has as its Chief Executive Officer, Chief Financial Officer, Chairman or President or an owner of more than 5% or more of its securities any of the persons listed on Exhibit D, or

(b)           hire or solicit for employment any of the senior executive officers of the Company listed on Exhibit C or senior executive officers of the Company hired following the date hereof (the “Restricted Executives”), or encourage any such senior executive officer to resign from the Company; provided, however, that this clause (b) shall not prohibit such Sponsor Shareholder from hiring, soliciting for employment or employing any Restricted Executives who (A) respond to a general solicitation or advertisement that is not specifically directed to Restricted Executives, (B) are referred to such Sponsor Shareholder by search firms, employment agencies or other similar entities not specifically instructed by such Sponsor Shareholder to solicit Restricted Executives, or (C) have been terminated by the Company or, other than as a result of a breach of such Sponsor Shareholder’s obligations under this Section 4.02, have resigned from the Company.

Section 4.03.            Confidentiality.

(a)           Each of the Sponsor Shareholders acknowledges and agrees that, from and after the Closing Date and until the date that is eighteen (18) months following the date when the Sponsor Shareholder Group is no longer entitled to designate [any Warburg Pincus Director/the Vestar Director] (including as a result of a termination of this Agreement in accordance with its terms), it and its Affiliates shall not disclose Confidential Information to any Person, and that it and its Affiliates shall (x) use Confidential Information solely in connection with its investment in the Company and not for any competitive purpose or other purpose detrimental to the Company or its Subsidiaries and (y) cause any of its Representatives to whom Confidential Information is disclosed to not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i)            to its Representatives in the normal course of the performance of such Representatives’ duties; provided, that such disclosing Sponsor Shareholder shall be liable for any disclosure of such Representatives in violation of this Agreement and such disclosing Sponsor Shareholder has directed its Representatives to comply with the confidentiality provisions of this Agreement;

(ii)           to the extent required by applicable Law, rule or regulation, including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the relevant Sponsor Shareholder is subject; provided, that such

18

Sponsor Shareholder gives the Company prompt notice of such requests or requirements, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief at the Company’s sole expense (and the Sponsor Shareholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such Law, rule or regulation);

(iii)          to any regulatory authority to which the relevant Sponsor Shareholder or any of its Affiliates is subject or which it has regular dealings with, as long as such disclosure is made pursuant to routine examinations or requests and such authority is advised of the confidential nature of such information;

(iv)          to any other Sponsor Shareholder who is bound by the provisions of this Section 4.03(a); or

(v)           if the prior written consent of the Company shall have been obtained.

(b)           In the event that (i) a Sponsor Shareholder is contemplating a Transfer of its Company Shares, and (ii) the Person to whom such Sponsor Shareholder is contemplating to Transfer its Company Shares (the “Prospective Transferee”) seeks to receive access to Confidential Information for due diligence purposes in connection with such contemplated Transfer, the Company shall use its commercially reasonable efforts to cooperate with the relevant Sponsor Shareholder in making available such Confidential Information to the Prospective Transferee; provided, that the Prospective Transferee  is approved by the Company (such approval not to be unreasonably withheld or delayed) and the Prospective Transferee enters into a confidentiality agreement with the Company on terms reasonably acceptable to the Company.

(c)           Without limiting the generality of the foregoing clause (a), from and after the Closing and until the date that is eighteen (18) months following the date when the Sponsor Shareholder Group is no longer entitled to designate [any Warburg Pincus Director/the Vestar Director] (including as a result of a termination of this Agreement in accordance with its terms), each of the Sponsor Shareholders shall establish appropriate procedures, in accordance with its customary practice, to prevent the disclosure of Confidential Information to any other Person employed by or affiliated with such Sponsor Shareholder engaged in the due diligence, negotiation or evaluation of any acquisition or investment of any Person that primarily operates in the intermodal container leasing business (other than the Company).

(d)           Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Sponsor Shareholder.

Section 4.04.            Registration Rights.  The Sponsor Shareholders shall have the registration and other rights on the terms set forth in Exhibit G, and the Parties hereby agree to such terms.

19

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01.            Representations and Warranties of the Parties.  Each of the Parties hereby represents and warrants to each other Party that on the date hereof:

(a)           Such Party has the necessary legal capacity or power and authority to enter into this Agreement and to carry out its obligations hereunder.  To the extent applicable, such Party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.  This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(b)           The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (iii) violate, in any material respect, any Law applicable to such Party, the Company or any of its Subsidiaries.

(c)           Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions currently contemplated herein, excluding, for the avoidance of doubt, any transactions contemplated herein solely as a result of one or more amendments to this Agreement following the date hereof.

ARTICLE VI

MISCELLANEOUS

Section 6.01.            Termination.  This Agreement shall terminate automatically (without any action by any Party) (i) as to each Sponsor Shareholder, when such Sponsor Shareholder no longer beneficially owns any Company Shares and (ii) as to the Company, when no Sponsor Shareholder owns any longer any Company Shares; provided, in each case, that (A) the provisions of Section 4.02, Section 4.03, ARTICLE VI and, as it relates to the foregoing provisions, ARTICLE I, shall survive such termination and remain valid and binding obligations

20

of the Parties in accordance with their terms, and (B) such termination shall not relieve any Party from any liability with respect to breaches of this Agreement prior to such termination.

Section 6.02.            Notices.  In the event a notice or other document is required to be sent hereunder to the Company or any Sponsor Shareholder, such notice or other document shall be in writing and shall be considered given and received, in all respects (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt and (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)           in the case of the Company, to:

Triton International Limited

c/o Triton Container International Limited

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda

Attention: Corporate Secretary

Facsimile: (441) 292-8666

with copies prior to the Closing (which shall not constitute notice) to:

Triton Container International Limited

55 Green Street

San Francisco, California  94111

Attention: Ian Schwartz

Facsimile: (415) 391-4751

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin

Neil R. Markel
Facsimile: (212) 225-3999

TAL International Group, Inc.

100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:      Paul T. Schnell
                        Thomas W. Greenberg

21

Facsimile: (212) 735-2000

and with copies after the Closing (which shall not constitute notice) to:

TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:      Paul T. Schnell
                        Thomas W. Greenberg
Facsimile: (212) 735-2000

(b)           in the case of any Sponsor Shareholder, at such Sponsor Shareholder’s address shown on Exhibit A hereto, or at such other address as any such Party shall request in a written notice sent to the Company.  Any Party hereto or its legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the Company, and the Company shall, upon the request of any Party hereto, notify such Party of such change in the manner provided herein.  Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.

Section 6.03.            Amendments.  The terms and provisions of this Agreement may be modified or amended at any time and from time to time only with the consent of the Company (by approval of a majority of the members of the Board that are not Designated Sponsor Directors) and the Sponsor Shareholders.

Section 6.04.            Governing Law.  This Agreement and any dispute arising out of, relating to or in connection with this Agreement, shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

22

Section 6.05.                                    Consent to Jurisdiction.  Each Party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Chancery Court located in Wilmington, Delaware (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, the United States District Court for the District of Delaware) and any appellate court therefrom for any dispute arising out of or in connection with this Agreement, including its termination (and each party agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 6.02 shall be effective service of process for any action, suit or proceeding brought against it in any such court, provided that nothing in this Section 6.05 shall affect the right of any Party to serve legal process in any other manner permitted by Law).  Each Party hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of this Agreement in any court specified in the immediately preceding sentence, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.06.                                    Waiver of Jury Trial.  THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.06.

Section 6.07.                                    Entire Agreement.  This Agreement and the other agreements referred to herein embody the entire agreement and understanding of the Parties and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof.

Section 6.08.                                    Waivers.  No waiver of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the Party whose rights are waived; provided that any waiver by the Company of the obligations of a Sponsor Shareholder hereunder shall require approval by a majority of the members of the Board other than the Designated Sponsor Directors.  No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach.  Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

23

Section 6.09.                                    Corporate Opportunity.  For so long as the Sponsor Shareholder Group is entitled to designate [any Warburg Pincus Director/the Vestar Director] or any member of the Sponsor Shareholder Group could reasonably be deemed to be an Affiliate of the Company, the Company shall not seek or consent to any amendment to section 26.7 of the Bye-laws without the consent of the Sponsor Shareholder Group.

Section 6.10.                                    Sponsor Shareholder Group.  Whenever the Sponsor Shareholder Group is permitted or required to exercise any right (including any right to consent or object to any action) or take any action under this Agreement, any instrument in writing, executed by Sponsor Shareholders beneficially owning at least seventy-five percent (75%) of the Company Shares beneficially owned by the Sponsor Shareholder Group, shall constitute the valid exercise of such right or taking of such action by the Sponsor Shareholder Group.

Section 6.11.                                    Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.12.                                    Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Company and each Sponsor Shareholder shall execute and deliver any additional documents and instruments and perform any additional acts that the Sponsor Shareholders jointly, and reasonably, determine to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 6.13.                                    Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.

Section 6.14.                                    Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto, and it does not create or establish any third party beneficiary hereto.

Section 6.15.                                    No Third Party Liability.  This Agreement may only be enforced against the named Parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, shareholder, Affiliate, agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Agreement on behalf of a Party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

24

Section 6.16.                                    Binding Effect; Assignment.  Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Company, the Sponsor Shareholders and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.  The rights of the Sponsor Shareholders under this Agreement shall not be assignable, except in connection with a Transfer of Company Shares to an Affiliate thereof in accordance with the terms of this Agreement.

Section 6.17.                                    Enforcement.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that, in the event of any breach or threatened breach by any other Party hereto of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (on behalf of itself and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach.  No Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.17, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.18.                                    Exculpation Among Sponsor Shareholders.  Each Sponsor Shareholder acknowledges that it is not relying upon any other Person in making its investment or decision to invest in the Company (other than the Company pursuant to any written agreement).  Each Sponsor Shareholder agrees that no Sponsor Shareholder nor its respective Affiliates, controlling persons, officers, directors, partners, agents or employees of any Sponsor Shareholder shall be liable to any other Sponsor Shareholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with their purchase or acquisition of any Company Shares, except with respect to breaches hereof.

Section 6.19.                                    Subsequent Acquisition of Company Securities.  Any Company Securities acquired subsequent to the date of the Closing by a member of the Sponsor Shareholder Group shall be subject to the terms and conditions of this Agreement.

Section 6.20.                                    Effectiveness.  This Agreement, and the Parties’ respective rights and obligations hereunder, shall be of no force or effect until the occurrence of the Closing. Upon the occurrence of the Closing, this Agreement, and all of the Parties’ respective rights and obligations hereunder, shall immediately and automatically become effective, without any further action on the part of any Party or other Person.  If the Transaction Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall terminate without any liability or obligation of any Party.

[SIGNATURE PAGES FOLLOW]

25

IN WITNESS HEREOF, the Parties have duly executed this Agreement as of the date first above written.

COMPANY

TRITON INTERNATIONAL LIMITED

By:

Name:
Title:

SIGNATURE PAGE TO SPONSOR SHAREHOLDERS AGREEMENT ([WARBURG/VESTAR])

SPONSOR SHAREHOLDERS [WARBURG PINCUS /
VESTAR]

[WARBURG PINCUS /VESTAR]

By: [•]

By:

Name:
Title:

SIGNATURE PAGE TO SPONSOR SHAREHOLDERS AGREEMENT ([WARBURG/VESTAR])

EXHIBIT A

SPONSOR SHAREHOLDERS

[To be used in the Warburg Pincus Agreement:]

Shareholder	Address
Warburg Pincus (Callisto-II) Private Equity X, L.P.

450 Lexington Avenue
New York, New York 10017

Attention:                                         General Counsel

Facsimile:                                         (212) 878-9351

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Neil R. Markel

Facsimile: (212) 225-3999

Warburg Pincus (Europa-II) Private Equity X, L.P.

450 Lexington Avenue
New York, New York 10017

Attention:                                         General Counsel

Facsimile:                                         (212) 878-9351

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Neil R. Markel

Facsimile: (212) 225-3999

Shareholder	Address
Warburg Pincus (Ganymede-II) Private Equity X, L.P.

450 Lexington Avenue
New York, New York 10017

Attention:                                         General Counsel

Facsimile:                                         (212) 878-9351

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Neil R. Markel

Facsimile: (212) 225-3999

Warburg Pincus X Partners, L.P.

450 Lexington Avenue
New York, New York 10017

Attention:                                         General Counsel

Facsimile:                                         (212) 878-9351

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Neil R. Markel

Facsimile: (212) 225-3999

ICIL Triton Holdings, L.P.

450 Lexington Avenue
New York, New York 10017

Attention:                                         General Counsel

Facsimile:                                         (212) 878-9351

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Neil R. Markel

Facsimile: (212) 225-3999

Shareholder	Address
Tulip Growth PCC Limited	Park Place, Park Street, St Peter Port, Guernsey, GY1 1EE Attention: Craig Robert Jantina Catharina Van de Vreede Facsimile: (+44) 1481-743801

[To be used in the Vestar agreement:]

Shareholder	Address
Vestar/Triton Investments III, L.P.

c/o Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, New York  10167

Attention:                                         Robert L. Rosner

Steven Della Rocca

Facsimile:                                         (212) 808-4922

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Neil R. Markel

Facsimile: (212) 225-3999

Vestar-Triton (Gibco) Limited

c/o Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, New York  10167

Attention:                                         Robert L. Rosner

Steven Della Rocca

Facsimile:                                         (212) 808-4922

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Neil R. Markel

Facsimile: (212) 225-3999

EXHIBIT B

JOINDER TO SPONSOR SHAREHOLDERS AGREEMENT
([WARBURG PINCUS/VESTAR])

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Shareholders Agreement ([Warburg Pincus/Vestar]) dated as of November 9, 2015 (the “Shareholders Agreement”), by and among Triton International Limited and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and “Sponsor Shareholder” under, the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of the Sponsor Shareholder from whom it has acquired Company Shares (to the extent permitted by the Shareholders Agreement) as if the Joining Party had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:

[NAME OF JOINING PARTY]

By:

Name:
Title:
Address for Notices:

AGREED ON THIS day of , 20 :

TRITON INTERNATIONAL LIMITED

By:
Name:
Title:
Address for Notices:

* * *

SIGNATURE PAGE TO JOINDER AGREEMENT

EXHIBIT C

RESTRICTED EXECUTIVES

All officers, as of the date hereof, of the Company with the title of Vice President or above.

EXHIBIT D

TARGET SENIOR EXECUTIVES

Brian M. Sondey

John Burns

Edward P. Schneider

Simon R. Vernon

Stephen N. Controulis

EXHIBIT G

REGISTRATION RIGHTS

REGISTRATION RIGHTS

Section 1.  Certain Definitions.

As used in herein, the following terms have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company; provided, further, that “Affiliate” shall not include the portfolio companies of any of the Holders or any Affiliate of such portfolio companies (other than the Company and its Subsidiaries).

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hamilton, Bermuda or New York, New York are authorized by Law to close.

“Closing” has the meaning set forth in the Transaction Agreement.

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Common Shares” means the common shares, par value $0.01 per common share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, amalgamation, merger, consolidation, scheme of arrangement, exchange or other similar reorganization.

“Company” means Triton International Limited, a Bermuda exempted company incorporated with limited liability.

“Company Securities” means (i) the Common Shares and any other shares or other equity of the Company or any Subsidiary, (ii) securities convertible into or exchangeable for Common Shares or other shares or other equity of the Company or any Subsidiary, and (iii) options, warrants, share appreciation rights, participating interests or other rights to acquire Common Shares or other shares or other equity of the Company or any Subsidiary.

“Company Shares” means the issued and outstanding Common Shares.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.

“FINRA” means the Financial Industry Regulatory Authority, Inc., and any successor regulator performing comparable functions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Governmental Entity” means any Bermuda, foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.

“Holder” means any holder of Registrable Securities that is a Sponsor Shareholder (as defined in the Warburg Pincus Shareholders Agreement or Vestar Shareholders Agreement, as applicable) as of the Closing Date and any transferee of such Sponsor Shareholder that is an Affiliate of such Sponsor Shareholder (or is otherwise a permitted transferee under Section 3.02 of the Warburg Pincus Shareholders Agreement) and has agreed to be bound by the terms set forth herein by executing and delivering a Joinder Agreement in the form of Exhibit B to the Warburg Pincus Shareholders Agreement or Vestar Shareholders Agreement, as applicable.

“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Entity.

“Law” means all laws (including common law), statutes, ordinances, rules, regulations, orders, decrees or legally-binding guidance of any Governmental Entity, or Judgments.

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than ordinary course limitations on hours or number of days of trading); (ii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in national or international financial, political or economic conditions; or (iii) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole.

“NYSE” means the New York Stock Exchange.

“Participating Shareholder” means, with respect to any registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Parties” means the Company and each of the Holders.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.

“Pritzker Lock-Up Agreements” means each of the lock-up agreements entered into on the date hereof by the Company and each of the Pritzker Shareholders, each substantially in the form attached to the Transaction Agreement as Exhibit C-2 thereto.

“Pritzker Shareholders” means (i) Paul A. Bible, as Trustee of the Second Universe Trust, (ii) Nicholas J. Pritzker, (iii) DRBIT Investors, L.L.C., (iv) Thomas Jay Pritzker, (v) CIBC Trust Company (Bahamas) Limited not individually but solely as Trustee of Settlement T-2390-A, (vi) Bessemer Trust Company (Cayman) Limited and Lewis M. Linn as Co-Trustees of Settlement T-2390-BC, and (vii) CIBC Trust Company (Bahamas) Limited not individually but solely as Trustee of Settlement T-2390-C.

“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Qualified Shareholder” means any Holder that, together with its Affiliates, beneficially owns at least three million (3,000,000) Company Shares.

“Registrable Securities” means, at any time, any Company Shares and any securities issued or issuable in respect of such Company Shares or by way of conversion, amalgamation, exchange, share dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise until the earliest to occur of (i) a Registration Statement covering such Company Shares has been declared effective by the SEC and such Shares have been sold or otherwise disposed of pursuant to such effective Registration Statement, (ii) such Company Shares are otherwise transferred (other than by a Qualified Shareholder to an Affiliate thereof), the Company has delivered a new certificate or other evidence of ownership for such Company Shares not bearing any restricted legend and such Company Shares may be resold without subsequent registration under the Securities Act, or (iii) such Company Shares are repurchased by the Company or a Subsidiary of the Company.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” Laws (including fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any required audits of the financial statements of the Company or any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 7(l)), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one (1) counsel for all Holders participating in the offering, selected by the Holders holding the majority of the Registrable Securities to be sold for the account of all Holders in the offering and reasonable fees and expenses of each additional counsel retained by any Holder for the purpose of rendering a legal opinion on behalf of such Holder in connection with any underwritten Public Offering (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (x) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xi) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, provided that the Company shall not be responsible for any plane chartering fees, (xii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xiii) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 7(r).  For the avoidance of doubt, “Registration Expenses” shall include expenses of the type described in clauses (i) - (xiii) to the extent incurred in connection with the “take down” of Company Shares pursuant to a Registration Statement previously declared effective.  Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of any Holders (or the agents who manage their accounts) or any Selling Expenses.

“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant hereto filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, pre- and post-effective amendments and supplements to such registration statement and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, (i) any of such Person’s partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives, Affiliates and investment vehicles managed or advised by such Person, (ii) the partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives of such Persons listed in clause (i), and (iii) any other Person acting on behalf of, such Person with respect to the Company, any of its Subsidiaries.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Rule 144A” means Rule 144A (or any successor provisions) under the Securities Act.

“Rule 415” means Rule 415 (or any successor provisions) under the Securities Act.

“SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock or share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the reasonable fees and disbursements of counsel for the holders of Registrable Securities set forth in clause (viii) of the definition of Registration Expenses.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering all of the Registrable Securities, as applicable.

“Subsidiary” means, as to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person.

“Transaction Agreement” means that certain Transaction Agreement, dated as of the date hereof, entered into by and among the Company, Triton Container International Limited (“Triton”), TAL International Group, Inc., (“TAL”), Ocean Delaware Sub, Inc. (“Delaware Sub”) and Ocean Bermuda Sub Limited (“Bermuda Sub”), pursuant to which, on the date of the Closing, subject to certain terms and conditions, among other things, (i) Bermuda Sub will merge with and into Triton, with Triton surviving such merger as a wholly-owned subsidiary of the Company, and (ii) Delaware Sub will merge with and into TAL, with TAL surviving the merger as a wholly-owned subsidiary of the Company.

“Underwritten Offering” means a registration in which Company Securities are sold to an underwriter or underwriters on a firm commitment basis.

“Vestar Shareholder Group” means, collectively, (i) Vestar/Triton Investments III, L.P. and (ii) Vestar-Triton (Gibco) Limited, and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02 of the Vestar Shareholders Agreement.

“Vestar Shareholders Agreement” means that certain Sponsor Shareholders Agreement (Vestar) entered into on the date hereof by and between the Company and each member of the Vestar Shareholder Group.

“Warburg Pincus Shareholder Group” means, collectively, (i) Warburg Pincus (Callisto-II) Private Equity X, L.P., (ii) Warburg Pincus (Europa-II) Private Equity X, L.P., (iii) Warburg Pincus (Ganymede-II) Private Equity X, L.P., (iv) Warburg Pincus X Partners, L.P., (v) ICIL Triton Holdings, L.P., and (vi) Tulip Growth PCC Limited and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02 of the Warburg Pincus Shareholders Agreement.

“Warburg Pincus Shareholders Agreement” means that certain Sponsor Shareholders Agreement (Warburg Pincus) entered into on the date hereof by and between the Company and the each member of the Warburg Pincus Shareholder Group.

In addition, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Damages	8(a)
Demand Notice	2(a)
Demand Period	2(e)
Demand Registration	2(a)
Demand Suspension	2(h)
Inspectors	7(k)
Long-Form Registration	2(a)
Maximum Offering Size	2(g)
Piggyback Registration	4(a)
Records	7(k)
Requesting Shareholder	2(a)
Shelf Offering Request	3(a)
Shelf Period	3(b)
Shelf Suspension	3(d)
Short-Form Registration	2(a)

Section 2.  Demand Registration.

(a)  Demand by Holders.

(i)  If, at any time after the six (6) month anniversary of the date of the Closing, there is no currently effective Shelf Registration Statement on file with the SEC and the Company shall have received a request, subject to Section 17, from any Qualified Shareholder (the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Shareholder’s Registrable Securities (x) on Form S-1 or any similar long-form Registration Statement (a “Long-Form Registration”) or (y) on Form S-3 or any similar short-form Registration Statement (a “Short-Form Registration”) if the Company qualifies to use such short form Registration Statement (any such requested Long-Form Registration or Short-Form Registration, a “Demand Registration”), and specifying the kind and aggregate amount of Registrable Securities to be registered and the intended method of disposition thereof, then the Company shall promptly, but in no event later than eleven (11) Business Days prior to the effective date of the Registration Statement relating to such Demand Registration, give notice of such request (a “Demand Notice”) to the other Holders, specifying the number of Registrable Securities for which the Requesting Shareholder has requested registration under this Section 2(a).  During the ten (10) Business Days after receipt of a Demand Notice, all Holders (other than the Requesting Shareholder) may provide a written request to the Company, specifying the aggregate amount of Registrable Securities held by such Holders requested to be registered as part of such Demand Registration and the intended method of distribution thereof.

(ii)  The Company shall file such Registration Statement with the SEC within ninety (90) days of such request, in the case of a Long-Form Registration, and thirty (30) days of such request, in the case of a Short-Form Registration, and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act and the “blue sky” Laws of such jurisdictions as any Participating Shareholder or any underwriter, if any, reasonably requests, as expeditiously as possible, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities so to be registered.

(iii)  Notwithstanding anything to the contrary in this Section 2(a), (A) the Company shall not be obligated to effect more than two (2) Long-Form Registrations over any three (3) year period at the request of any Holder, (B) from and after the time the Company becomes eligible for a Short-Form Registration, the Holders shall be entitled to effect two (2) Short-Form Registrations per calendar year in the aggregate in addition to the Long-Form Registrations to which they are entitled (which Long-Form Registrations, at the election of the Requesting Shareholder, may be effected as Short-Form Registrations, in which case they will count as Long-Form Registrations for purposes of the preceding clause (A)) and (C) the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds fifty million dollars ($50,000,000) if pursuant to a Long-Form Registration, or twenty-five million dollars ($25,000,000) if pursuant to a Short-Form Registration.

(b)  Demand Withdrawal.  A Participating Shareholder may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement.  Upon receipt of a notice from all of the Participating Shareholders to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement, and such registration shall nonetheless be deemed a Demand

Registration for purposes of Section 2(a) unless (i) the withdrawing Participating Shareholders shall have paid or reimbursed the Company for their pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the registration of the withdrawing Participating Shareholders’ withdrawn Registrable Securities (based on the number of Registrable Securities such withdrawing Participating Shareholders sought to register, as compared to the total number of Company Securities included on such Registration Statement), (ii) the withdrawal is made following the occurrence of a Material Adverse Change, because the registration would require the Company to make an Adverse Disclosure or because the Company otherwise requests withdrawal or (iii) the withdrawal arose out of the fault of the Company (in each such case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request except to the extent otherwise paid pursuant to clause (i)).

(c)  Company Notifications.  Within ten (10) Business Days after the receipt by the Participating Shareholders of the Demand Notice, the Company will notify all Participating Shareholders of the identities of the other Participating Shareholders and the number of Registrable Securities requested to be included therein.

(d)  Registration Expenses.  The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such registration is effected, subject to reimbursement pursuant to Section 2(b)(i), if applicable.

(e)  Effective Registration.  A Demand Registration shall be deemed to have occurred if the Registration Statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least 180 calendar days (or such shorter period in which all Registrable Securities of the Participating Shareholders included in such registration have actually been sold thereunder or withdrawn) or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”); provided, that a Demand Registration shall not be deemed to have occurred if, (A) during the Demand Period, such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, (B) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by any Requesting Shareholder or (C) the Maximum Offering Size (as defined below) is reduced in accordance with Section 2(g) such that less than seventy-five percent (75%) of the Registrable Securities that the Requesting Shareholder sought to be included in such registration are included.

(f)  Underwritten Offerings.  If any Participating Shareholder that is a Qualified Shareholder so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering.

(g)  Priority of Securities Registered Pursuant to Demand Registrations.  If the managing underwriter or underwriters of a proposed Underwritten Offering advise the Board (or, in the case of a Demand Registration not being underwritten, the Board determines in its reasonable discretion) that, in its view, the number of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without being likely to have an adverse effect on such offering, including the price at which such shares can be sold, or the market for the securities offered, (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i)  first, all Registrable Securities requested to be registered by the Participating Shareholders who requested registration under Section 2(a) (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Participating Shareholders on the basis of the relative number of Registrable Securities owned by the Participating Shareholders; provided, that any securities thereby allocated to a Participating Shareholder that exceed such Participating Shareholder’s request shall be reallocated among the remaining Participating Shareholders in like manner), and

(ii)  second, and only if all the securities referred to in clause (i) have been included, any securities proposed to be registered by the Company or any securities proposed to be registered for the account of any other Persons (including the Company), with such priorities among them as the Company shall determine.

(h)  Delay in Filing; Suspension of Registration.  If the filing, initial effectiveness or continued use of a Registration Statement in respect of a Demand Registration at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Participating Shareholders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Demand Suspension”); provided, that the Company shall not be permitted to exercise a Demand Suspension (i) more than twice during any 12-month period or (ii) for a period exceeding sixty (60) days on any one occasion; and provided, further, that in the event of a Demand Suspension, if a Participating Shareholder has not sold any Company Securities under such Registration Statement, it shall be entitled to withdraw Registrable Securities from such Demand Registration and, if all Participating Shareholders so withdraw, such Demand Registration shall not be counted for purposes of the limit on Long-Form Registrations requested by such Participating Shareholders in Section 2(a).  In the case of a Demand Suspension, the Participating Shareholders agree to suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above.  The Company shall immediately notify the Participating Shareholders upon the termination of any Demand Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Participating Shareholders such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Participating Shareholders may reasonably request.  The Company agrees, if necessary, to supplement or make amendments to the applicable Registration Statement if required by the registration form used by the Company for the applicable Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Participating Shareholder.

Section 3.  Shelf Registration.

(a)  Filing.  At such time as the Company is eligible to file a registration statement on Form S-3, within thirty (30) days of a request, subject to Section 17, by a Qualified Shareholder (a “Shelf Offering Request”), the Company shall file with the SEC a Shelf Registration Statement relating to the offer and sale of all Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement and, as promptly as practicable thereafter, the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act (or if the Company qualifies to do so, it shall file an automatic Shelf Registration Statement in response to any such request).  If, on the date of any such Shelf Offering Request, the Company does not qualify to file a Shelf Registration Statement under the Securities Act, the provisions of this Section 3 shall not apply, and the provisions of Section 1 shall apply instead. In no event shall the Company be required to file a registration statement on Form S-1 to satisfy the requirements of this Section 3.

(b)  Continued Effectiveness.  The Company shall use its reasonable best efforts (if the Company is not eligible to use an automatic Shelf Registration Statement at the time of filing) to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Holders is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf Period”).  Subject to Section 3(e), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable Law or is in connection with a Shelf Suspension.

(c)  Shelf Notice.  Promptly upon receipt of any request to file a Shelf Registration Statement pursuant to Section 3(b) (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice of any such request to all other Holders.

(d)  Suspension of Registration.  If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving at least 10 calendar days’ prior written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, that the Company shall not be permitted to exercise a Shelf Suspension (i) more than twice during any 12-month period, or (ii) for a period exceeding sixty (60) days on any one occasion.  In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable prospectus and any issuer free writing prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above.  The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Holders may reasonably request.  The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders.

(e)  Underwritten Offering.  For any offering of Registrable Securities pursuant to the Shelf Registration Statement for which the value of Registrable Securities proposed to be offered is at least fifty million dollars ($50 million), if any Participating Shareholder that is a Qualified Shareholder so elects, such offering shall be in the form of an Underwritten Offering, and the Company shall amend or supplement the Shelf Registration Statement for such purpose.  The provisions of Section 2(g) shall apply to any Underwritten Offering pursuant to this Section 3(e).

(f)  Payment of Expenses for Shelf Registrations.  The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Registration, regardless of whether such registration is effected.

Section 4.  Piggyback Registration.

(a)  Participation.  If the Company at any time proposes to file a Registration Statement with respect to any offering of its securities for its own account or for the account of any other Persons (other than (i) a Registration Statement under Section 2 (it being understood that this clause (i) does not limit the rights of Holders to make written requests pursuant to Section 2(a)), (ii) a Registration Statement on Form S-4 or S-8 or any successor form to such forms, (iii) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement, or (iv) a registration in connection with a direct or indirect acquisition by the Company or one of its Subsidiaries of another Person or a similar business combination transaction, however structured)) then, as soon as practicable (but in no event less than  ten (10) calendar days prior to the proposed date of filing such Registration Statement), the Company shall give written notice of such proposed filing to the Holders, and such notice shall offer the Holders the opportunity to register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”).  Subject to Section 4(b) and Section 4(c), the Company shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within five (5) calendar days after the receipt by such Holders of any such notice; provided, that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration, the Company shall give written notice of such determination to each Holder and, thereupon, (A) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holders to request that such registration be effected as a Demand Registration (subject to the provisions governing withdrawal set forth in Section 2(b)), and (B) in the case of a determination to delay registering, in the absence of a request for a Demand Registration, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities; provided, that if such registration involves an underwritten Public Offering, all such Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 7(j) on the same terms and conditions as apply to the Company or the Holder requesting such registration, as applicable, and the Company shall make arrangements with the managing underwriter so that each such Holder may participate in such Underwritten Offering.

(b)  Priority of Registrations Pursuant to a Piggyback Registration.  If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2(g) shall apply) and the managing underwriter advises the Board (or, in the case of a Piggyback Registration not being underwritten, the Board determines in its sole discretion) that, in its view, the number of Company Shares that the Company and such Holders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i)  first, so much of the Company Securities proposed to be registered for the account of the Company (or for the account of such other initiating Person) as would not cause the offering to exceed the Maximum Offering Size,

(ii)  second, and only if all of the securities referred to in clause (i) have been included, all Registrable Securities requested to be included in such registration by any Holders pursuant to this Section 4 or Section 4 of Exhibit G to the [Warburg Pincus Shareholders Agreement/Vestar Shareholders Agreement] or by any holders of Registrable Securities under Section 4 of Exhibit B to any of the Pritzker Lock-Up Agreements (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders and such other holders of Registrable Securities on the basis of the relative number of Registrable Securities owned by such Holders and such other holders; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders and other holders in like manner), and

(iii)  third, and only if all of the securities referred to in clauses (i) and (ii) have been included, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

(c)  Piggyback Withdrawal.  Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.  Subject to Section 17, no registration effected under this Section 4 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.

(d)  Payment of Expenses for Piggyback Registrations.  The Company shall pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.

Section 5.  Lock-Up Agreements.

(a)  In connection with each Public Offering, neither the Company nor any Holder shall effect any public sale or distribution of any Company Securities or other security of the Company (except as part of such Public Offering) during the period beginning on the date that is estimated by the Company, in good faith and provided in writing to such Holder, to be the seventh (7th) calendar day prior to the effective date of the applicable Registration Statement until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) ninety (90) calendar days after the effective date of the applicable Registration Statement; provided, that the lead managing underwriter may extend such period as necessary to comply with applicable FINRA rules.

(b)  Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or S-8 or any successor form to such forms or as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement.  The Company agrees to use its reasonable best efforts to obtain from each holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such registration, if permitted.

Section 6.  Other Registration Rights(a).  The Company represents and warrants that it is not a party to, or otherwise subject to, any agreement (other than as provided herein) granting registration rights to any other Person with respect to any securities of the Company, other than pursuant to the Vestar Shareholders Agreement, the Warburg Pincus Shareholders Agreement and each of the Pritzker Lock-Up Agreements.  The Company shall not grant to any Person the right, other than as set forth herein, and except to employees of the Company with respect to registrations on Form S-8, to request the Company to register any Company Securities except such rights as are not more favorable than or inconsistent with the rights granted to the Holders and that do not violate the rights or adversely affect the priorities of the Holders set forth herein.

Section 7.  Registration Procedures(a).  In connection with any registration pursuant to Section 2, Section 3 or Section 4, subject to the provisions of such Sections:

(a)  Prior to filing a Registration Statement covering Registrable Securities or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each Participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter the Company shall furnish to such Participating Shareholder and underwriter, if any, without charge such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Participating Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Shareholder. Each Participating Shareholder shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to such Participating Shareholder and the Company shall use all reasonable efforts to comply with such request; provided, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)  In connection with any filing of any Registration Statement or prospectus or amendment or supplement thereto, the Company shall cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and (ii) with respect to information supplied by or on behalf of the Company for inclusion in the Registration Statement, to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)  The Company shall promptly notify each Holder of such Registrable Securities and the underwriter(s) and, if requested by such Holder or the underwriter(s), confirm in writing, when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective.

(d)  The Company shall furnish counsel for each underwriter, if any, and for the Holders of such Registrable Securities with copies of any written comments from the SEC or any state securities authority or any written request by the SEC or any state securities authority for amendments or supplements to a Registration Statement or prospectus or for additional information generally.

(e)  After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Participating Shareholders set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each Participating Shareholder holding Registrable Securities covered by such Registration Statement of any stop order issued or threatened by the SEC or any state securities commission and use commercially reasonable best efforts to prevent the entry of such stop order or to remove it if entered.

(f)  The Company shall use all reasonable best efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as any Participating Shareholder holding such Registrable Securities reasonably (in light of such Participating Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Participating Shareholder to consummate the disposition of the Registrable Securities owned by such Participating Shareholder; provided, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7(f), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(g)  The Company shall use reasonable best efforts to provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such Registration Statement.

(h)  The Company shall use reasonable best efforts to cooperate with each Holder and the underwriter or managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as each Holder or the underwriter or managing underwriter, if any, may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities.

(i)  The Company shall immediately notify each Participating Shareholder holding such Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Participating Shareholder and file with the SEC any such supplement or amendment subject to any suspension rights contained herein.

(j)  The Company shall have the right to select an underwriter or underwriters in connection with any underwritten Public Offering resulting from the exercise of a Demand Registration or in connection with any other underwritten Public Offering; provided, that in connection with any Demand Registration, the Company will consult with the Holders before selecting the lead underwriter; provided, further, that in connection with any Demand Registration, the Holder requesting such Demand Registration shall have the right to select two (2) co-managers reasonably acceptable to the Company.  In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required and customary in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(k)  Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available during regular business hours for inspection by any Participating Shareholder and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 7 and any attorney, accountant or other professional retained by any such Participating Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement.  Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is required pursuant to applicable Law or regulation or judicial process.  Each Participating Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public.  Each Participating Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(l)  The Company shall furnish to each Participating Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such Participating Shareholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent certified public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.

(m)  The Company shall take all commercially reasonable actions to ensure that any free-writing prospectus utilized in  connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(n)  The Company shall otherwise use all commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(o)  The Company may require each such Participating Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or the Company may deem reasonably advisable in connection with such registration and shall not have any obligation to include a Participating Shareholder on any Registration Statement if such information is not promptly provided; provided, that, prior to excluding such Participating Shareholder on the basis of its failure to provide such information, the Company must furnish in writing a reminder to such Participating Shareholder requesting such information at least three (3) days prior to filing the applicable Registration Statement.

(p)  Each such Participating Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(i), such Participating Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Participating Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(i), and, if so directed by the Company, such Participating Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Participating Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective (including the period referred to in Section 7(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 7(i) to the date when the Company shall make available to such Participating Shareholder a prospectus supplemented or amended to conform with the requirements of Section 7(i).

(q)  The Company shall use its commercially reasonable efforts to list all Registrable Securities covered by such Registration Statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded.

(r)  In connection with an Underwritten Offering, the Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities, including, by executing customary underwriting agreements and (iii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the Holders in the marketing of the Registrable Securities.

Section 8.  Indemnification by the Company.

(a)  The Company agrees to indemnify and hold harmless each Participating Shareholder holding Registrable Securities covered by a Registration Statement, each member, trustee, limited or general partner thereof, each member, trustee, limited or general partner of each such member, limited or general partner, each of their respective Affiliates, officers, directors, stockholders, shareholders, employees, advisors and agents, each Person, if any, who controls such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their Representatives from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), any preliminary prospectus or any “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act) or (B) any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities Laws thereof, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities Laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except in all cases insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon or contained in any information furnished in writing to the Company by such Participating Shareholder expressly for use therein or by such Participating Shareholder’s failure to deliver a copy of the prospectus, the issuer free writing prospectus or any amendments or supplements thereto after the Company has furnished such Participating Shareholder with a sufficient number of copies of the same.

(b)  The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Participating Shareholders provided in this Section 8 or otherwise on commercially reasonable terms negotiated on an arm’s length basis with such underwriters.

Section 9.  Indemnification by Participating Shareholders(a).  Each Participating Shareholder holding Registrable Securities included in any Registration Statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company contained in Section 8(a)(i) and Section 8(a)(ii) to such Participating Shareholder, but only with respect to information furnished in writing by such Participating Shareholder or on such Participating Shareholder’s behalf expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, any preliminary prospectus or any “issuer free writing prospectus.”  Each such Participating Shareholder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 9.  As a condition to including Registrable Securities in any Registration Statement filed in accordance herewith, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.  No Participating Shareholder shall be liable under this Section 9 for any Damages in excess of the gross proceeds realized by such Participating Shareholder in the sale of Registrable Securities of such Participating Shareholder to which such Damages relate.

Section 10.  Conduct of Indemnification Proceedings(a).  If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 8 or Section 9, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent and only to the extent that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 11.  Survival(a).  Section 8, Section 9, Section 10 and Section 12 hereto will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.

Section 12.  Contribution.

(a)  If the indemnification provided for herein is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Participating Shareholders holding Registrable Securities covered by a Registration Statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Participating Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Participating Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and each Participating Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Participating Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations.  The relative benefits received by the Company and Participating Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and Participating Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus.  The relative fault of the Company and Participating Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and Participating Shareholders or by such underwriters.  The relative fault of the Company on the one hand and of each Participating Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)  The Company and the Participating Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 12, no Participating Shareholder shall be required to contribute any amount for Damages in excess of the gross proceeds realized by Participating Shareholder in the sale of Registrable Securities of Participating Shareholder to which such Damages relate.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Each Participating Shareholder’s obligation to contribute pursuant to this Section 12 is several in the proportion that the net proceeds of the offering received by Participating Shareholder bears to the total net proceeds of the offering received by all such Participating Shareholders and not joint.

Section 13.  Participation in Public Offering.

(a)  No Person may participate in any Public Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements (provided, that no Holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such Holder has requested the Company include in any Registration Statement) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions set forth herein in respect of registration rights.

(b)  Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 7(i) above, such Person shall immediately discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 7(i).  In the event the Company has given any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended (provided, that the Company shall not cause any Registration Statement to remain effective beyond the latest date allowed by applicable Law) by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when each Holder of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 7(i).

Section 14.  Compliance with Rule 144 and Rule 144A(a).  At the request of any Holder who proposes to sell securities in compliance with Rule 144 of the Securities Act, the Company shall (i) cooperate, to the extent commercially reasonable, with such Holder, (ii) forthwith furnish to such Holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rule may be amended from time to time, (iii) make available to the public and such Holders such information, and take such action as is reasonably necessary, to enable the Holders of Registrable Securities to make sales pursuant to Rule 144, and (iv) use its reasonable best efforts to list such Holder’s Company Shares on the NYSE.  Unless the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will provide to the holder of Registrable Securities and to any prospective purchaser of Registrable Securities under Rule 144A of the Securities Act, the information described in Rule 144A(d)(4) of the Securities Act.

Section 15.  Foreign Registration(a).  The Parties agree that, with respect to the rights to register Registrable Securities set forth herein, all Holders of Registrable Securities shall have comparable rights to register such Registrable Securities on any non-U.S. securities exchange on which the Company is listed or traded, if any; provided, that the exercise of any such rights to register Registrable Securities shall be governed by the same limitations set forth herein (including, for the avoidance of doubt, that any requests that are comparable to Long-Form Registrations, Short-Form Registrations or requests to file a Shelf Registration Statement shall be aggregated with any other such requests pursuant hereto for purposes of the limitations set forth herein).

Section 16.  Selling Expenses.  All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the Holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such Holder.

Section 17.  Prohibition on Requests.  No Holder shall, without the Company’s consent, be entitled to deliver a request for a Demand Registration or a Shelf Offering Request if less than 90 calendar days have elapsed since (A) the effective date of a prior Registration Statement in connection with a Demand Registration, Shelf Registration or Piggyback Registration, (B) the date of withdrawal by the Participating Shareholders of a Demand Registration or (C) the pricing date of any Underwritten Offering effected by the Company; provided, in each case, that such Holder has been provided with an opportunity to participate in the prior offering and has not been cut back to less than 50% of the Registrable Securities requested to be included.

EXHIBIT C-2

Form of Shareholders Agreement (Pritzker Shareholders)

[Insert name and address of relevant Pritzker Shareholder]

November 9, 2015

Re:          Project Ocean – Lock-Up

Ladies and Gentlemen:

Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Company”), Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Triton”), TAL International Group, Inc., a Delaware corporation (“TAL”), Ocean Delaware Sub, Inc., a Delaware corporation (“Delaware Sub”), and Ocean Bermuda Sub Limited an exempted company incorporated with limited liability under the laws of Bermuda (“Bermuda Sub”), have entered into a Transaction Agreement, dated as of the date hereof.  Certain capitalized terms used in this letter agreement (this “Agreement”) are used as defined in Exhibit A hereto and capitalized terms used but not defined herein are used as defined in the Transaction Agreement.

Pursuant to the Transaction Agreement, on the Closing Date, (i) Bermuda Sub will merge with and into Triton, with Triton surviving such merger as a wholly-owned subsidiary of the Company, and (ii) Delaware Sub will merge with and into TAL, with TAL surviving such merger as a wholly-owned subsidiary of the Company (collectively, the “Closing”).

In connection with the execution of the Transaction Agreement by the Company, the Company and the undersigned (the “Shareholder”) agree as follows:

1.              Lock-Up.  During the six (6) month period following the Closing Date (the “Initial Holding Period”), the Shareholder shall not Transfer any of its Company Shares unless such Transfer is (i) pursuant to or in connection with a Recommended Transaction or (ii) approved by the Board.

2.              Transfers to Pritzker Transferees.  Notwithstanding anything to the contrary in Section 1, the Shareholder may Transfer any of its Company Shares to a Pritzker Transferee at any time, provided that any such Pritzker Transferee shall be required, at the time of and as a condition to such Transfer, to execute a counterpart to this Agreement and such other documents as may be necessary to make such Person a party hereto, whereupon such Transferee will be treated as a Shareholder for all purposes of this Agreement.

3.              First Transfer.  From and after the expiration of the Initial Holding Period, the first Transfer of Company Shares made by the Shareholder shall be pursuant to a Qualified Public Offering unless (i) a Qualified Public Offering of Company Shares has been completed prior thereto or (ii) the definitions of “Change of Control”, “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof (the “Debt Agreements”) have been amended such that a Transfer by any of the Permitted Holders (as defined in such Debt Agreements), in and of itself, would not trigger a “Change of Control”, “Change of Control Event” or “TCIL Change of Control” (as defined in such Debt Agreements), or all such Debt Agreements have been terminated and have not

1

been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any of the Permitted Holders.

4.              Registration Rights.  The Shareholder shall have the registration and other rights on the terms set forth on Exhibit B, and the parties hereby agree to such terms.

5.              Legends.

a.              Each book entry position or certificate representing Company Shares issued to the Shareholder pursuant to the Transaction Agreement shall bear a notation or legend on the reverse side thereof substantially in the following form in addition to any other legend determined by the Company or as required by applicable Law or by agreement with the Company:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).

THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN A LETTER AGREEMENT, DATED AS OF NOVEMBER 9, 2015 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

b.              Upon the permitted sale in accordance with this Agreement of any such Company Shares (i) in a public offering and sale of equity securities of the Company for cash pursuant to an effective registration statement under the Securities Act, (ii) in compliance with Rule 144 or Rule 144A under the Securities Act or (iii) pursuant to another exemption from registration under the Securities Act, or upon the termination of this Agreement in accordance with its terms, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by Section 5.a; provided, that the Company may condition any replacement of certificates pursuant to clause (ii) of this Section 5.b. on the receipt of an opinion of legal counsel reasonably satisfactory to the Company (which opinion shall be at the expense of the holder of such Company Shares) stating that such Company Shares are freely transferable under the Securities Act.

c.               In the event that any Company Shares shall cease (as reasonably determined by the Company) to be subject to any or all of the restrictions described in the restrictive

2

legends required by Section 5.a., the Company shall, upon the written request of the holder thereof and without expense to such party (other than applicable transfer taxes and similar government charges, if any), issue to such holder a new certificate representing such Company Shares without the inapplicable restrictive legend or legends, as applicable.

6.              Sponsor Shareholders Agreements

a.              The Company hereby represents to the Shareholder that all Company Shares to be received by the Sponsor Parties as Merger Consideration will be subject to shareholders agreements substantially in the form attached to the Transaction Agreement as Exhibit C-1 (each, a “Sponsor Shareholders Agreement”);

b.              The Company covenants and agrees that if (i) it (or the Board) consents to an amendment or modification of, or grants any waiver or consent under, any Sponsor Shareholders Agreement that has the effect of permitting a Transfer of Company Shares held by a Sponsor Party that would have otherwise been restricted or limited by such Sponsor Shareholders Agreement and (ii) a similar restriction or limitation is also contained in this Agreement, the Company (or the Board) will concurrently with such consent or amendment consent to an amendment or modification of, or grant a waiver or consent under, this Agreement, so as to permit a Transfer by the Shareholder of a proportionate number of Company Shares (measured as a percentage calculated by dividing the total number of Company Shares held by such Sponsor Party that are subject to a Sponsor Shareholders Agreement by the number of Company Shares subject to such waiver or consent (the “Percentage”);  in such case a waiver or consent shall also apply to the Percentage of the shares held by the Shareholder that are subject to this Agreement).  The Company further agrees that neither it nor its subsidiaries will seek or obtain any amendments or modifications of, or waivers or consents pursuant to, the Debt Agreements that have the effect of benefitting any Sponsor Party unless the Shareholder benefits to the same degree as such Sponsor Party.  In the event of any amendment, waiver, consent or other action contemplated by this Section 6.b. the Company shall promptly provide written notice thereof to the Shareholder.

7.              Termination.  This Agreement shall terminate at such time as the Shareholder no longer holds any Company Shares; provided, that such termination shall not relieve any party from any liability with respect to breaches of this Agreement prior to such termination.

8.              Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt and (b) on the first (1st) Business Day following the date of dispatch if delivered the next Business Day by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

3

in the case of the Company, to:

Triton International Limited

55 Green Street

San Francisco, California  94111

Attention: General Counsel

Facsimile: (415) 391-4751

with copies (which shall not constitute notice) to:

Triton Container International Limited

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda
Attention: Ian Schwartz
Facsimile: (415) 391-4751

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
Facsimile: (212) 225-3999

in the case of the Shareholder, as set forth on the signature page to this letter agreement.

Any party hereto or its legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the other party.

9.              Amendments.  Subject to Section 6.b. hereof, the terms and provisions of this Agreement may be modified or amended at any time and from time to time only with the consent of the Company and the Shareholder.

10.       Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Law principles of the State of Delaware.

11.       Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 11, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding.  Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.  The

4

consents to jurisdiction set forth in this Section 11 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11 and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

12.       Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

13.       Interpretation.  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  A reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Exhibit to, this Agreement, and references to this Agreement include any recital in or Exhibit to this Agreement.  The Exhibits and Schedules form an integral part hereof.  Headings, captions and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.  Unless the context otherwise requires, the words “hereof” and “herein”, and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause.  The term “including” is not limiting and means “including without limitation.”  Unless the context otherwise requires, the word “or” shall be disjunctive but not exclusive.  Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

14.       Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that, in the event of any breach or threatened breach by any other party hereto of any covenant or

5

obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (on behalf of itself and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach.  No party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

15.       Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

16.       Waivers.  No waiver of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party whose rights are waived.  No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

17.       Third Party Beneficiaries.  This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

18.       No Third Party Liability.  This Agreement may only be enforced against the named parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, trustee, shareholder representative, affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

19.       Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20.       Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile, .pdf and other electronic signatures to this Agreement

6

shall have the same effect as original signatures.

21.       Effectiveness.  This Agreement, and the parties’ respective rights and obligations hereunder, shall be of no force or effect until the occurrence of the Closing. Upon the occurrence of the Closing, this Agreement, and all of the parties’ respective rights and obligations hereunder, shall immediately and automatically become effective, without any further action on the part of any party or other Person.  If the Transaction Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall terminate without any liability or obligation of any party.

22.       Transfers in Violation of this Agreement.  Any purported Transfer of Company Shares inconsistent with the terms of this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not, and shall cause the Company’s transfer agent not to, reflect in its records any change in record ownership of Company Shares pursuant to any such Transfer.

23.       Trustee Exculpation.  When this Agreement is executed by a trustee of a trust or by an attorney-in-fact on behalf of a trustee of a trust, such execution is by or on behalf of the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Agreement shall be construed as imposing any liability on any such trustee personally for breaches of any representations or warranties made hereunder or to pay any amounts required to be paid hereunder, or personally to perform any covenant, either express or implied, contained herein.  Any liability of a trust or trustee hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature pages follow]

7

Very truly yours,

TRITON INTERNATIONAL LIMITED

By:
Name:
Title:

SIGNATURE PAGE TO LETTER AGREEMENT RE: PROJECT OCEAN – LOCK-UP

Accepted and agreed as of the date first written above:

[NAME OF SHAREHOLDER]

By:
Name:
Title:

Address for Notice:

c/o TAL Principal Advisors, LLC

3555 Timmons Lane, Suite 800

Houston, TX 77027

Attention:  Lewis M. Linn

with a copy to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention:  Laurie Bauer

Facsimile: (312) 993-9767

SIGNATURE PAGE TO LETTER AGREEMENT RE: PROJECT OCEAN – LOCK-UP

EXHIBIT A

CERTAIN DEFINED TERMS

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hamilton, Bermuda or New York, New York are authorized by Law to close.

“Company Shares” means the issued shares, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, scheme of arrangement, consolidation, exchange or other similar reorganization.

“Extraordinary Transaction” means any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, reorganization, tender offer, exchange offer, liquidation, sale of all or substantially all assets, or other similar extraordinary transaction involving the Company.

“Governmental Entity” means any Bermuda, foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.

“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Entity.

“Law” means all laws (including common law), statutes, ordinances, rules, regulations, orders, decrees or legally-binding guidance of any Governmental Entity, or Judgments.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.

“Pritzker Transferee” means (i) the lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any Person described in clause (i) and trustees of such trusts, (iii) all legal representatives of any Person described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any Person, trust or other entity described in clauses (i), (ii) or (iii), it being understood that “control,” for the purpose of this definition only, means the ability to influence, direct or otherwise significantly affect the major policies, activities or actions of any Person.

“Qualified Public Offering” means the initial underwritten offering of Company Shares.

“Recommended Transaction” means any Extraordinary Transaction (including any tender or exchange offer made for Company Shares) that is approved by the Board and provides for equal treatment of all Company Shares, including providing for the same type and amount of consideration per Company Share to all shareholders of the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Sponsors” means each of (i) Vestar/Triton Investments III, L.P., (ii) Vestar-Triton (Gibco) Limited, (iii) Warburg Pincus (Callisto-II) Private Equity X, L.P., (iv) Warburg Pincus (Europa-II) Private Equity X, L.P., (v) Warburg Pincus (Ganymede-II) Private Equity X, L.P., (vi) Warburg Pincus X Partners, L.P., and (vii) ICIL Triton Holdings, L.P. and, in each case, any successor fund to any of the foregoing, and any affiliate thereof that is a direct or indirect equity investor in the Company.

“Sponsor Party” means any Sponsor and any Transferee of Company Shares received by a Sponsor or its assign as Merger Consideration and who becomes or is required to become party to a Sponsor Shareholders Agreement.

“Transfer” means, with respect to any Company Shares, (i) when used as a verb, to sell, assign, dispose of, hedge, pledge, hypothecate, encumber, exchange or otherwise transfer, directly or indirectly, such Company Shares or any participation or interest therein, or agree or commit to do any of the foregoing and (ii) when used as a noun, a sale, assignment, disposition, hedging, pledge, hypothecation, encumbrance, exchange or other direct or indirect transfer of such Company Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing, in each case, directly or indirectly, voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise, and “Transferred”, “Transferee” and “Transferor” each have a correlative meaning; provided, that the change of any trust, trustee or fiduciary of the Shareholder (to a successor trust, trustee or fiduciary of the Shareholder) will not in and of itself be considered a Transfer of the Company Shares held by the Shareholder.

EXHIBIT B

REGISTRATION RIGHTS

EXHIBIT D

Form of Delaware Certificate of Merger

CERTIFICATE OF MERGER

MERGING

OCEAN DELAWARE SUB, INC.

(a Delaware Corporation)

WITH AND INTO

TAL INTERNATIONAL GROUP, INC.

(a Delaware Corporation)

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware

TAL International Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST:               Each of the constituent corporations, the Corporation and Ocean Delaware Sub, Inc., a Delaware corporation (“Merger Sub”, and together with the Corporation, the “Constituent Corporations”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND:          A Transaction Agreement, dated as of November [9], 2015 (the “Transaction Agreement”), by and among Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda, Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda, Ocean Bermuda Sub Limited, an exempted company incorporated with limited liability under the laws of Bermuda, Merger Sub and  the Corporation, setting forth the terms and conditions of the merger of Merger Sub with and into the Corporation (the “Merger”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD:             The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be TAL International Group, Inc.

FOURTH:         The Second Amended and Restated Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be amended and restated in its entirety to read as set forth in Exhibit A hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation.

1

FIFTH:              An executed copy of the Transaction Agreement is on file at the principal executive offices of the Surviving Corporation at the following address:

TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577

SIXTH:              A copy of the Transaction Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.

SEVENTH:           The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

2

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed in its corporate name on [•], 2016.

TAL INTERNATIONAL GROUP, INC.

By:
Name:
Title:

Exhibit A

Third Amended and Restated Certificate of Incorporation of TAL International Group, Inc.

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TAL INTERNATIONAL GROUP, INC.

The present name of the corporation is TAL International Group, Inc. (the “Corporation”). The Corporation was incorporated under the name “TAL International Group, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 26, 2004.  An Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on November 3, 2004, which restated, integrated and amended the Certificate of Incorporation in its entirety. A Certificate of Amendment of the First Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) was filed with the Secretary of State of the State of Delaware on November 4, 2004, which amended certain provisions of the First Amended and Restated Certificate of Incorporation.  A Certificate of Correction was filed with the Secretary of State of the State of Delaware on August 12, 2005, which corrected a certain error in the First Amended and Restated Certificate of Incorporation. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 5, 2005.  This Third Amended and Restated Certificate of Incorporation, which amends and restates the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.  The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE ONE

The name of the Corporation is TAL International Group, Inc.

1

ARTICLE TWO

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware (19801).  The name of the Corporation’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is 100 shares, which will be designated common stock, par value $0.01 per share.

ARTICLE FIVE

The number of directors of the Corporation shall be such as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation (the “Bylaws”).  Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

To the fullest extent that the Delaware General Corporation Law as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director shall be liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duties as a director. Any repeal or amendment of this Article Seven shall not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act or omission of that director occurring prior to the time of such repeal or amendment.

ARTICLE EIGHT

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

2

ARTICLE NINE

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

ARTICLE TEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Third Amended and Restated Certificate of Incorporation (this “Certificate”) and of any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

ARTICLE ELEVEN

The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE TWELVE

The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws of the Corporation or the Delaware General Corporation Law.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

ARTICLE THIRTEEN

To the fullest extent permitted by Section 122(17) of the Delaware General Corporation Law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to

3

participate in, business opportunities that are from time to time presented to any of (i) Vestar Capital Partners, Inc. and its affiliated funds, or (ii) Warburg Pincus LLC and its affiliated funds, or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.  Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteen. Neither the alteration, amendment or repeal of this Article Thirteen nor the adoption of any provision of this Certificate inconsistent with this Article Thirteen shall eliminate or reduce the effect of this Article Thirteen in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Thirteen, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE FOURTEEN

Section 203 of the Delaware General Corporation Law shall not apply to the Corporation.

ARTICLE FIFTEEN

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE SIXTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reservation.

4

EXHIBIT E

Form of Holdco Bye-Laws

BYE-LAWS

of

TRITON INTERNATIONAL LIMITED

The undersigned HEREBY CERTIFIES that the attached Bye-Laws are a true copy of the Bye-Laws of Triton International Limited (the Company) adopted by the Shareholder(s) of the Company effective [date].

Director

36.	Reserves	40
37.	Capitalisation Of Profits	40
38.	Record Date	41
39.	Accounting Records	42
40.	Audit	42
41.	Service Of Notices And Other Documents	42
42.	Winding Up	44
43.	Indemnity And Insurance	44
44.	Amalgamation or Merger	46
45.	Continuation	46
46.	Alteration Of Bye-Laws	46
47.	Business Combinations	47
48.	U.S. Periodic Reporting	57

2

B Y E - L A W S

OF

TRITON INTERNATIONAL LIMITED

INTERPRETATION

1.                                 INTERPRETATION

1.1                          In these Bye-Laws, unless the context otherwise requires:

Appointed Stock Exchange: has the meaning given such term in the Companies Acts.

Bermuda:  the Islands of Bermuda;

Board:  the Board of Directors of the Company or the Directors present at a meeting of Directors at which there is a quorum;

clear days:  in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

Companies Acts:  every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;

Company:  the company incorporated in Bermuda under the name of Triton International Limited on 29 September 2015 with registered number 50657;

Director:  such person or persons as shall be appointed to the Board from time to time pursuant to these Bye-Laws;

Exchange Act:  has the meaning given to such term in Bye-Law 20.7;

Indemnified Person:  any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors and administrators;

Officer:  a person appointed by the Board pursuant to these Bye-Laws and shall not include an auditor of the Company;

paid up:  paid up or credited as paid up;

1

Person:  an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Register:  the Register of Shareholders of the Company and, except in Bye-Law 10, includes any branch register;

Registered Office:  the registered office for the time being of the Company;

Regulation FD: the regulation promulgated by the U.S. Securities and Exchange Commission addressing the selective disclosure of information by publicly traded companies and other issuers and aiming to promote full and fair disclosure;

Resident Representative:  (if any) the individual or the company appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

Resolution:  a resolution of the Shareholders passed in general meeting or, where required, of a separate class or separate classes of shareholders passed in a separate general meeting or in either case adopted by resolution in writing, in accordance with the provisions of these Bye-Laws;

Seal:  the common seal of the Company and includes any authorised duplicate thereof;

Secretary:  includes a joint, temporary, assistant or deputy Secretary and the individual or the company appointed by the Board to perform any of the duties of the Secretary;

share:  share in the capital of the Company and includes a fraction of a share;

Shareholder:  a shareholder or member of the Company, provided that for the purposes of Bye-Law 43 it shall also include any holder of notes, debentures or bonds issued by the Company;

Sponsor Shareholder:  any of (i) Vestar Capital Partners, Inc. and its affiliated funds, or (ii) Warburg Pincus LLC and its affiliated funds;

Specified Place:  the place, if any, specified in the notice of any meeting of the shareholders, or adjourned meeting of the shareholders, at which the chairman of the meeting shall preside;

Subsidiary:  and Holding Company have the same meanings as in section 86 of the Companies Act 1981, except that references in that section to a company shall include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

2

these Bye-Laws:  these Bye-Laws in their present form; and

Undesignated Shares: has the meaning given to such term in Bye-Law 3.3.

1.2                          For the purposes of these Bye-Laws, a corporation which is a shareholder shall be deemed to be present in person at a general meeting if, in accordance with the Companies Acts, its authorised representative is present.

1.3                          Words importing only the singular number include the plural number and vice versa.

1.4                          Words importing only the masculine gender include the feminine and neuter genders respectively.

1.5                          Words importing persons include companies or associations or bodies of persons, whether corporate or un-incorporate.

1.6                          A reference to writing shall include typewriting, printing, lithography, photography and electronic record.

1.7                          Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be).

1.8                          A reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or facilities and reference to any communication being delivered or received, or being delivered or received at a particular place, includes the transmission of an electronic record to a recipient identified in such manner or by such means as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.9                          A reference to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an electronic record as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.10                   A reference to any statute or statutory provision (whether in Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force.

1.11                   In these Bye-Laws:

1.11.1                                powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto;

3

1.11.2                                the word Board in the context of the exercise of any power contained in these Bye-Laws includes any committee consisting of one or more Directors, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the ease may be, to whom the power in question has been delegated;

1.11.3                                no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of any other power of delegation;   and

1.11.4                                except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Bye-Laws or under another delegation of the powers.

REGISTERED OFFICE

2.                                 REGISTERED OFFICE

The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARES AND SHARE RIGHTS

3.                                 SHARE CAPITAL

3.1                          The authorised share capital of the Company at the date of adoption of these Bye-Laws is [    ] divided into [    ] Common Shares of par value USD0.01 each and [    ] Undesignated Shares of par value USD0.01 each.

3.2                          Common Shares

The Common Shares shall, subject to the other provisions of these Bye-Laws, entitle the holders thereof to the following rights:

3.2.1                                       as regards dividend:

after making all necessary provisions, where relevant, for payment of any preferred dividend in respect of any preference shares in the Company then in issue, the Company shall apply any profits or reserves which the Board resolves to distribute in paying such profits or reserves to the holder of the Common Shares in respect of their holding of such shares pari passu and pro rata to the number of Common Shares held by each of them;

3.2.2                                       as regards capital:

4

on a return of assets on liquidation, reduction of capital or otherwise, the holders of the Common Shares shall be entitled to be paid the surplus assets of the Company remaining after payment of its liabilities (subject to the rights of holders of any preferred shares in the Company then in issue having preferred rights on the return of capital) in respect of their holdings of Common Shares pari passu and pro rata to the number of Common Shares held by each of them;

3.2.3                                       as regards voting in general meetings:

the holders of the Common Shares shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company;  every holder of Common Shares present in person or by proxy shall on a poll have one vote for each Common Share held by him.

3.3                          Undesignated Shares

The rights attaching to the Undesignated Shares, subject to these Bye-Laws generally and to Bye-Law 3.4 in particular, shall be as follows:

3.3.1                                       each Undesignated Share shall have attached to it such preferred, qualified or other special rights, privileges and conditions and be subject to such restrictions, whether in regard to dividend, return of capital, redemption, conversion into Common Shares or voting or otherwise, as the Board may determine on or before its allotment;

3.3.2                                       the Board may allot the Undesignated Shares in more than one series and, if it does so, may name and designate each series in such manner as it deems appropriate to reflect the particular rights and restrictions attached to that series, which may differ in all or any respects from any other series of Undesignated Shares;

3.3.3                                       the particular rights and restrictions attached to any Undesignated Shares shall be recorded in a resolution of the Board.  The Board may at any time before the allotment of any Undesignated Share by further resolution in any way amend such rights and restrictions or vary or revoke its designation.  A copy of any such resolution or amending resolution for the time being in force shall be annexed as an appendix to (but shall not form part of) these Bye-Laws;  and

3.3.4                                       the Board shall not attach to any Undesignated Share any rights or restrictions which would alter or abrogate any of the special rights attached to any other class of series of shares for the time being in issue without such sanction as is required for any alteration or abrogation of such rights, unless expressly authorised to do so by the rights attaching to or by the terms of issue of such shares.

3.4                          Without limiting the foregoing and subject to the Companies Acts, the Company may issue preference shares (including any preference shares created pursuant to Bye-Law 3.3) which:

5

3.4.1                                       are liable to be redeemed on the happening of a specified event or events or on a given date or dates and/or;

3.4.2                                       are liable to be redeemed at the option of the Company and/or, if authorised by the Memorandum of Association of the Company, at the option of the holder.

3.5                          The terms and manner of the redemption of any redeemable shares created pursuant to Bye-Law 3.3 shall be as the Board may by resolution determine before the allotment of such shares and the terms and manner of redemption of any other redeemable preference shares shall be either:

3.5.1                                       as the Shareholders may by Resolution determine;  or

3.5.2                                       insofar as the Shareholders do not by any Resolution determine, as the Board may by resolution determine, in either case, before the allotment of such shares.  A copy of any such Resolution or resolution of the Board for the time being in force shall be attached as an appendix to (but shall not form part of) these Bye-Laws.

3.6                          The terms of any redeemable preference shares (including any redeemable preference shares created pursuant to Bye-Law 3.3) may provide for the whole or any part of the amount due on redemption to be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

3.7                          Subject to the foregoing and to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

3.8                          The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Acts.  The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

3.9                          The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts.  The whole or any part of the amount payable on any such acquisition

6

may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.  The Company shall be entered in the Register as a Shareholder in respect of the shares held by the Company as treasury shares and shall be a Shareholder of the Company but subject always to the provisions of the Companies Acts and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Companies Act.

4.                                 MODIFICATION OF RIGHTS

4.1                          Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy five percent (75%) of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.  To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two (2) or more persons holding or representing by proxy the majority of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll;  provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

4.2                          For the purposes of this Bye-Law, unless otherwise expressly provided by the rights attached to any shares or class of shares, those rights attaching to any class of shares for the time being shall not be deemed to be altered by:

4.2.1                                       the creation or issue of further shares ranking pari passu with them;

4.2.2                                       the creation or issue for full value (as determined by the Board) of further shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them;  or

4.2.3                                       the purchase or redemption by the Company of any of its own shares.

5.                                 SHARES

5.1                          Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

5.2                          Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares shall be at the disposal of the Board, which may hold all or any of the

7

shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.

5.3                          The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law.  Subject to the provisions of the Companies Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

5.4                          Shares may be issued in fractional denominations and in such event the Company shall deal with such fractions to the same extent as its whole shares, so that a share in a fractional denomination shall have, in proportion to the fraction of a whole share that it represents, all the rights of a whole share, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

5.5                          Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

6.                                 CERTIFICATES

6.1                          No share certificates shall be issued by the Company unless, in respect of a class of shares, the Board has either for all or for some holders of such shares (who may be determined in such manner as the Board thinks fit) determined that the holder of such shares may be entitled to share certificates.  In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

6.2                          If a share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company or the Company’s transfer agent in investigating such evidence and preparing such indemnity as the Board or the Company’s transfer agent may think fit and, in case of defacement, on delivery of the old certificate to the Company.

6.3                          All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be in such form as the Board may determine and issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose.  The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons, or may determine that a representation of the Seal may be printed on any such certificates.  If any person

8

holding an office in the Company who has signed, or whose facsimile signature has been used on, any certificate ceases for any reason to hold his office, such certificate may nevertheless be issued as though that person had not ceased to hold such office.

6.4                          Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Acts, and the Board or the Company’s transfer agent shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations.

7.                                 LIEN

7.1                          The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not.  The Company’s lien on a share shall extend to all dividends payable thereon.  The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-Law.

7.2                          The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

7.3                          The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person who was the holder of the share immediately before such sale.  For giving effect to any such sale, the Board may authorise some person to transfer the share sold to the purchaser thereof.  The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

9

7.4                          Subject to the rights conferred upon the holders of any class of shares, nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company and as between the Company and every such Shareholder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

8.                                 CALLS ON SHARES

8.1                          The Board may from time to time make calls upon the Shareholders (for the avoidance of doubt excluding the Company in respect of any nil or partly paid shares held by the Company as treasury shares) in respect of any monies unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen (14) days’ prior notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares.  A call may be revoked or postponed as the Board may determine.

8.2                          A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

8.3                          The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

8.4                          If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

8.5                          Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

8.6                          The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

10

9.                                 FORFEITURE OF SHARES

9.1                          If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

9.2                          The notice shall name a further day (not being less than fourteen (14) days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or instalment is payable will be liable to be forfeited.  The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.

9.3                          If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect.  Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

9.4                          When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

9.5                          A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

9.6                          A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

9.7                          An affidavit in writing that the deponent is a Director of the Company or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.  The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the

11

purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF SHAREHOLDERS

10.                          REGISTER OF SHAREHOLDERS

10.1                   The Register shall be kept at the Registered Office or at such other place in Bermuda as the Board may from time to time direct, in the manner prescribed by the Companies Acts.  Subject to the provisions of the Companies Acts, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers.  The Board may authorise any share on the Register to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Companies Acts.

10.2                   The Register or any branch register may be closed at such times and for such period as the Board may from time to time decide, subject to the Companies Acts.  Except during such time as it is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines) on every working day.  Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register or any branch register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 5.5.

REGISTER OF DIRECTORS AND OFFICERS

11.                          REGISTER OF DIRECTORS AND OFFICERS

The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts.  The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 9:00 a.m. and 5:00 p.m. in Bermuda on every working day.

TRANSFER OF SHARES

12.                          TRANSFER OF SHARES

12.1                   Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form, in any other form which the Board may approve, or,

12

provided such shares are listed on an Appointed Stock Exchange, by any means permitted by the rules of such exchange.

12.2                   Subject to Bye-Law 12.1, any instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully-paid, the transferee.  The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof.  All instruments of transfer when registered may be retained by the Company.  The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully-paid share.  The Board may also decline to register any transfer unless such shares are listed on an Appointed Stock Exchange or:

12.2.1                                the instrument of transfer is duly stamped (if required by law) and lodged with the Company or the Company’s transfer agent, at such place as the Board shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

12.2.2                                the instrument of transfer is in respect of only one class of share,

12.2.3                                the instrument of transfer is in favour of less than five (5) persons jointly;  and

12.2.4                                it is satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained.

12.3                   Subject to any directions of the Board from time to time in force, the Secretary or the Company’s transfer agent may exercise the powers and discretions of the Board under this Bye-Law.

12.4                   If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

12.5                   No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share, (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

13

TRANSMISSION OF SHARES

13.                          TRANSMISSION OF SHARES

13.1                   In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares;  but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons.  For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

13.2                   Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof.  If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.  If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee.  All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

13.3                   A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof.  The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty (60) days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.

13.4                   Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

14

SHARE CAPITAL

14.                          INCREASE OF CAPITAL

14.1                   The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

14.2                   The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

14.3                   The new shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

15.                          ALTERATION OF CAPITAL

15.1                   The Company may from time to time by Resolution:

15.1.1                                divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

15.1.2                                consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

15.1.3                                sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

15.1.4                                make provision for the issue and allotment of shares which do not carry any voting rights;

15.1.5                                cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled;  and

15.1.6                                change the currency denomination of its share capital.

15.2                   Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the

15

purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

15.3                   Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

16.                          REDUCTION OF CAPITAL

16.1                   Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital or any share premium account in any manner.

16.2                   In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.

GENERAL MEETINGS AND RESOLUTIONS IN WRITING

17.                          GENERAL MEETINGS AND RESOLUTIONS IN WRITING

17.1                   The Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint.  The Board may, whenever it thinks fit, and shall, when requisitioned by Shareholders pursuant to the provisions of the Companies Acts, convene general meetings other than Annual General Meetings, which shall be called Special General Meetings, at such time and place as the Board may appoint.

17.2                   No action that is required or permitted to be taken by the Shareholders of the Company at any annual or special meeting of Shareholders may be effected by written consent of Shareholders in lieu of a meeting of Shareholders.

16

18.                          NOTICE OF GENERAL MEETINGS

18.1                   An Annual General Meeting shall be called by not less than ten (10) nor more than sixty (60) clear days’ prior notice in writing and a Special General Meeting shall be called by not less than ten (10) nor more than sixty (60) clear days’ prior notice in writing.  The notice shall specify the place, day and time of the meeting, (including any satellite meeting place arranged for the purposes of Bye-Law 19) and, the nature of the business to be considered.  Notice of every general meeting shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and to each Director, and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

18.2                   The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

18.3                   A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

18.4                   The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law.

19.                          GENERAL MEETINGS AT MORE THAN ONE PLACE

19.1                   The provisions of this Bye-Law shall apply if any general meeting is convened at or adjourned to more than one place.

19.2                   The notice of any meeting or adjourned meeting may specify the Specified Place and the Board shall make arrangements for simultaneous attendance and participation in a satellite meeting at other places (whether adjoining the Specified Place or in a different and separate place or places altogether or otherwise) by Shareholders.  The Shareholders present at any such satellite meeting place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the general meeting in question if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that Shareholders attending at all the meeting places are able to:

19.2.1                                communicate simultaneously and instantaneously with the persons present at the other meeting place or places, whether by use of microphones, loud-speakers, audio-visual or other communications equipment or facilities;  and

17

19.2.2                                have access to all documents which are required by the Companies Acts and these Bye-Laws to be made available at the meeting.

19.3                   The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the Specified Place.  If it appears to the chairman of the general meeting that the facilities at the Specified Place or any satellite meeting place are or become inadequate for the purposes referred to above, then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting.  All business conducted at that general meeting up to the time of such adjournment shall be valid.

19.4                   The Board may from time to time make such arrangements for the purpose of controlling the level of attendance at any such satellite meeting (whether involving the issue of tickets or the imposition of some means of selection or otherwise) as they shall in their absolute discretion consider appropriate, and may from time to time vary any such arrangements or make new arrangements in place of them, provided that a Shareholder who is not entitled to attend, in person or by proxy, at any particular place shall be entitled so to attend at one of the other places and the entitlement of any Shareholder so to attend the meeting or adjourned meeting at such place shall be subject to any such arrangements as may be for the time being in force and by the notice of meeting or adjourned meeting stated to apply to the meeting.

19.5                   If a meeting is adjourned to more than one place, notice of the adjourned meeting shall be given in the manner required by Bye-Law 18.

20.                          PROCEEDINGS AT GENERAL MEETINGS

20.1                   In accordance with the Companies Acts, a general meeting may be held with only one individual present provided that the requirement for a quorum is satisfied.  No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting.  Save as otherwise provided by these Bye-Laws, at least two (2) Shareholders present in person or by proxy and entitled to vote representing the holders of a majority of the issued shares entitled to vote at such meeting shall be a quorum for all purposes;  provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

18

20.2                   If within five (5) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present or represented, the meeting, if convened on the requisition of Shareholders, shall be dissolved.  In any other case, it shall stand adjourned to such other day and such other time and place as (i) a majority of the members of the Board, or (ii) the Shareholders present in person or represented by proxy at the meeting and entitled to vote thereat, by the affirmative vote of the holders of a majority of the issued shares present, may determine.  At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting.

20.3                   A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.  If it appears to the chairman of a general meeting that the Specified Place is inadequate to accommodate all persons entitled and wishing to attend, the meeting is duly constituted and its proceedings are valid if the chairman is satisfied that adequate facilities are available, whether at the Specified Place or elsewhere, to ensure that each such person who is unable to be accommodated at the Specified Place is able to communicate simultaneously and instantaneously with the persons present at the Specified Place, whether by the use of microphones, loud-speakers, audio-visual or other communications equipment or facilities.

20.4                   Subject to the Companies Acts, a resolution may only be put to a vote at a general meeting of the Company or of any class of Shareholders if:

20.4.1                                it is proposed by or at the direction of the Board;  or

20.4.2                                it is proposed at the direction of the Court;  or

20.4.3                                it is proposed on the requisition in writing of such number of Shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Companies Acts; or

20.4.4                                the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

20.5                   In addition to any other applicable requirements, for business to be properly brought before an Annual General Meeting by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company.

19

20.6                   To be timely, a Shareholder’s notice to the Secretary must be delivered to or be mailed and received at the Registered Office(1) of the Company not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual General Meeting; provided, however, that in the event that the Annual General Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual General Meeting was mailed or such public disclosure of the date of the Annual General Meeting was made, whichever first occurs.  In no event shall the adjournment or postponement of an Annual General Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

20.7                   To be in proper written form, a Shareholder’s notice to the Secretary must set forth the following information: (a) as to each matter such Shareholder proposes to bring before the Annual General Meeting, a brief description of the business desired to be brought before the Annual General Meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bye-Laws, the text of the proposed amendment), and the reasons for conducting such business at the Annual General Meeting, and (b) as to the Shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of such person, (ii) (A) the class or series and number of all shares of the Company which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of all shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to shares of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (A) the Company or (B) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person, (iv) a

(1)  Note to Atlantic: If notices are to be given to the Secretary, then they should be delivered to the Registered Office rather than the executive offices.

20

representation that the Shareholder giving notice intends to appear in person or by proxy at the Annual General Meeting to bring such business before the meeting; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the Annual General Meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder.

20.8                   A Shareholder providing notice of business proposed to be brought before an Annual General Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Bye-Law 20 shall be true and correct as of the record date for determining the Shareholders entitled to receive notice of the Annual General Meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the Registered Office of the Company not later than five (5) business days after the record date for determining the Shareholders entitled to receive notice of the Annual General Meeting.

20.9                   No business shall be conducted at the Annual General Meeting except business brought before the Annual General Meeting in accordance with the procedures set forth in this Bye-Law 20; provided, however, that, once business has been properly brought before the Annual General Meeting in accordance with such procedures, nothing in this Bye-Law 20 shall be deemed to preclude discussion by any Shareholder of any such business.  If the chairman of an Annual General Meeting determines that business was not properly brought before the Annual General Meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be discussed or transacted.

20.10            Nothing contained in this Bye-Law 20 shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

20.11            No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

20.12            If the chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in his ruling.  Any ruling by the chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive.

20.13            The Resident Representative, if any, upon giving the notice referred to in Bye-Law 18.1 above, shall be entitled to attend any general meeting of the Company and each Director shall be entitled to attend and speak at any general meeting of the Company.

21

20.14            The Board may choose one of their number to preside as chairman at every general meeting.  If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act or if only one Director is present he shall preside as chairman if willing to act.  If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

20.15            The chairman of the meeting may, with the consent by resolution of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time (or sine die) and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.  In addition to any other power of adjournment conferred by law, the chairman of the meeting may at any time without consent of the meeting adjourn the meeting (whether or not it has commenced or a quorum is present) to another time and/or place (or sine die) if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed (prior to or at the meeting) by the Board.  When a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Board.  When a meeting is adjourned for three (3) months or more or for an indefinite period, not less than ten (10) nor more than sixty (60) clear days’ prior notice shall be given of the adjourned meeting.  Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

21.                          VOTING

21.1                   Save where a greater majority is required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

21.2                   Subject to Bye-Law 38.1 and to any rights or restrictions attached to any class of shares, at any meeting of the Company, each Shareholder present in person shall be entitled to one vote on any question to be decided on a show of hands and each Shareholder present in person or by proxy shall be entitled on a poll to one vote for each share held by him.

21.3                   At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records, unless (before or on the declaration of the result of the show of hands or count of votes received as electronic records or on the withdrawal of any other demand for a poll) a poll is demanded by:

21.3.1                                the chairman of the meeting; or

21.3.2                                at least three (3) Shareholders present in person or represented by proxy; or

22

21.3.3                                any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth (1/10) of the total voting rights of all the Shareholders having the right to vote at such meeting; or

21.3.4                                a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth (1/10) of the total sum paid up on all such shares conferring such right.

The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands or count of votes received as electronic records declared before the demand was made.  If the demand for a poll is withdrawn, the chairman or any other Shareholder entitled may demand a poll.

21.4                   Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or count of votes received as electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such resolution.

21.5                   If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

21.6                   A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith.  A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three (3) months after the date of the demand) and place as the chairman shall direct and he may appoint scrutineers (who need not be Shareholders) and fix a time and place for declaring the result of the poll.  It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

21.7                   The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

21.8                   On a poll, votes may be cast either personally or by proxy.

21.9                   A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

21.10            In the case of an equality of votes at a general meeting, whether on a show of hands or count of votes received as electronic records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

23

21.11            In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

21.12            A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

21.13            No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

21.14            If:

21.14.1                         any objection shall be raised to the qualification of any voter;  or,

21.14.2                         any votes have been counted which ought not to have been counted or which might have been rejected;  or,

21.14.3                         any votes are not counted which ought to have been counted, the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs.  Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting.  The decision of the chairman on such matters shall be final and conclusive.

22.                          PROXIES AND CORPORATE REPRESENTATIVES

22.1                   A Shareholder may appoint one or more persons as his proxy, with or without the power of substitution, to represent him and vote on his behalf in respect of all or some only of his shares at any general meeting (including an adjourned meeting).  A proxy need not be a Shareholder.  The instrument appointing a proxy shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or executed by an officer, attorney or other person authorised to sign the same.

22.2                   A Shareholder which is a corporation may, by written authorisation, appoint any person (or two (2) or more persons in the alternative) as its representative to represent it and vote on its

24

behalf at any general meeting (including an adjourned meeting) and such a corporate representative may exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder and the Shareholder shall for the purposes of these Bye-Laws be deemed to be present in person at any such meeting if a person so authorised is present at it.

22.3                   Any Shareholder may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) an authorisation.  Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose.  Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative.  The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

22.4                   Subject to Bye-Law 22.3, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a resolution in writing, in any document sent therewith) by 11:59p.m., New York time, on the day prior to the date of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote (or such other date and time as the Board may determine) or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a resolution in writing, prior to the effective date of the resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.

22.5                   Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that resolution in writing.  The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a resolution in writing or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit.  The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.  If the terms of the appointment of a proxy include a

25

power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Shareholder who conferred such power.  All the provisions of these Bye-Laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutates mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

22.6                   A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any resolution in writing at which the instrument of proxy or authorisation is used.

22.7                   Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign resolutions in writing.

BOARD OF DIRECTORS

23.                          APPOINTMENT AND REMOVAL OF DIRECTORS

23.1                   Each Director shall (unless his office is vacated in accordance with these Bye-Laws) serve initially until the conclusion of the Annual General Meeting of the Company held in the calendar year 20 [    ] and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for one-year terms, each concluding at the Annual General Meeting after each Director was last appointed or re-appointed.

23.2                   Any Director retiring at an Annual General Meeting will be eligible for re-appointment and will retain office until the close of the meeting at which he retires or (if earlier) until a Resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint him is put to a vote at the meeting and is lost.

23.3                   If the Company, at the meeting at which a Director (of any class) retires by rotation or otherwise, does not fill the vacancy, the retiring Director shall, if willing to act, be deemed to have been re-appointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the re-appointment of the Director is put to the meeting and lost.

23.4                   Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company.  Nominations of persons for election to the Board may

26

be made at any Annual General Meeting or special meeting of Shareholders called for the purpose of electing directors:

23.4.1                                by or at the direction of the Board;  or

23.4.2                                by any Shareholder of the Company (i) who is a shareholder of record on the date of the giving of the notice provided for in Bye-Law 18 hereof and on the record date for the determination of shareholders entitled to notice of and to vote at such Annual General Meeting or special meeting and (ii) who complies with the notice procedures set forth in this Bye-Law 23.

23.5                   In addition to any other applicable requirements, for a nomination to be made by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company.  To be timely, a Shareholder’s notice to the Secretary must be delivered to or be mailed and received at the Registered Office of the Company (a) in the case of an Annual General Meeting, not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual General Meeting; provided, however, that in the event that the Annual General Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual General Meeting was mailed or such public disclosure of the date of the Annual General Meeting was made, whichever first occurs; and (b) in the case of a special meeting of Shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual General Meeting or a special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

23.6                   To be in proper written form, a Shareholder’s notice to the Secretary must set forth the following information: (a) as to each person whom the Shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class or series and number of all shares of the Company which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to shares of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or

27

lending of shares of the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company, (iv) such person’s written representation and agreement that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company that has not been disclosed to the Company in such representation and agreement and (C) in such person’s individual capacity, would be in compliance, if elected as a director of the Company, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and share ownership and trading policies and guidelines of the Company and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act; and (b) as to the Shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and record address of the Shareholder giving the notice and the name and principal place of business of such beneficial owner; (ii) (A) the class or series and number of all shares of the Company which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to shares of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company; (iii) a description of (A) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (B) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such

28

person, or otherwise relating to the Company or their ownership of capital stock of the Company, and (C) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (iv) a representation that the Shareholder giving notice intends to appear in person or by proxy at the Annual General Meeting or special meeting to nominate the persons named in its notice; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

23.7                   A Shareholder providing notice of any nomination proposed to be made at an Annual General Meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Bye-Law 23 shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the Annual General Meeting or special meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the Registered Office of the Company not later than five (5) business days after the record date for determining the Shareholders entitled to receive notice of such Annual General Meeting or special meeting.

23.8                   No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Bye-Law 23.  If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

23.9                   Except as otherwise authorised by the Companies Acts, the appointment of any person proposed as a Director shall be effected by a separate Resolution.

23.10            All Directors, upon election or appointment, except upon re-election or re-appointment at an Annual General Meeting, must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.

23.11            The number of Directors shall be not less than three (3) and not more than fifteen (15) or such number in excess thereof as the Board by resolution may from time to time determine.  Any one or more vacancies in the Board not filled at any general meeting shall be deemed casual vacancies for the purposes of these Bye-Laws.  Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time, to appoint any individual to be a Director so as to fill a casual vacancy.  A Director so appointed shall hold office only until the next following Annual

29

General Meeting and shall not be taken into account in determining the Directors who are to retire by rotation at the meeting.  If not reappointed at such Annual General Meeting, he shall vacate office at the conclusion thereof.

Directors may be removed from office in accordance with Section 93 of the Companies Act 1981 (as amended) of Bermuda.

24.                          RESIGNATION AND DISQUALIFICATION OF DIRECTORS

24.1                   The office of a Director shall be vacated upon the happening of any of the following events:

24.1.1                                if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

24.1.2                                if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

24.1.3                                if he becomes bankrupt under the laws of any country or compounds with his creditors;

24.1.4                                if he is prohibited by law from being a Director; or

24.1.5                                if he ceases to be a Director by virtue of the Companies Acts or these Bye-Laws or is removed from office pursuant to Section 93 of the Companies Act 1981 (as amended) of Bermuda

25.                          RESERVED

26.                          DIRECTORS’ INTERESTS

26.1                   A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

26.2                   A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

26.3                   Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;  and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body

30

corporate promoted by the Company or in which the Company is interested.  The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

26.4                   So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

26.5                   Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

26.6                   For the purposes of these Bye-Laws, without limiting the generality of the foregoing, a Director is deemed to have an interest in a transaction or arrangement with the Company if he is the holder of or beneficially interested in [    ] per cent or more of any class of the equity share capital of any body corporate (or any other body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate with which the Company is proposing to enter into a transaction or arrangement, provided that there shall be disregarded any shares held by such Director as bare or custodian trustee and in which he has no beneficial interest, any shares comprised in a trust in which the Director’s interest is in reversion or remainder if and so long as some other person is entitled to receive the income thereof, and any shares comprised in an authorised unit trust in which the Director is only interested as a unit holder.  For the purposes of this Bye-Law, an interest of a person who is connected with a Director shall be treated as an interest of the Director.

26.7                   To the fullest extent permitted by applicable law and provided, where required under the Companies Acts, the interested Director declares his interest:

26.7.1                                the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Sponsor Shareholders or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries), even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had

31

the ability or desire to pursue if granted the opportunity to do so and no such Person shall be liable to the Company or any of its subsidiaries (for breach of any duty or otherwise), as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries; provided, that the foregoing shall not apply to any such Person who is a Director or officer of the Company, if such business opportunity is expressly offered to such Director or officer in writing solely in his or her capacity as a Director or officer of the Company.  Any Person purchasing or otherwise acquiring any interest in any shares of the Company shall be deemed to have notice of and consented to the provisions of this Bye-Law 26.7.1.  Neither the alteration, amendment or repeal of this Bye-Law 26.7.1 nor the adoption of any provision of these Bye-Laws inconsistent with this Bye-Law 26.7.1 shall eliminate or reduce the effect of this Bye-Law 26.7.1 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Bye-Law 26.7.1, would accrue or arise, prior to such alteration, amendment, repeal or adoption;

26.7.2                                the Company hereby waives any claim or cause of action against the Sponsor Shareholders and their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries that may from time to time arise in respect of a breach by any such Person of any duty, obligation, right or interest disclaimed under Bye-Law 26.7.1; and

26.7.3                                the provisions of this Bye-Law 26.7, to the extent that they restrict the liabilities of the Sponsor Shareholders and their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries otherwise existing at law or in equity, are agreed by the Company to replace such other liabilities of such Persons.

27.                          POWERS AND DUTIES OF THE BOARD

27.1                   Subject to the provisions of the Companies Acts, these Bye-Laws and to any directions given by the Company by Resolution, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company.  No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given.  The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

27.2                   The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.

32

27.3                   All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

28.                          FEES, GRATUITIES AND PENSIONS

28.1                   The ordinary remuneration of the Directors office for their services (excluding amounts payable under any other provision of these Bye-Laws) shall be determined by the Board and each such Director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the Board.  Each Director shall be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director.  Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

28.2                   In addition to its powers under Bye-Law 28.1 the Board may (by establishment of or maintenance of schemes or otherwise) provide additional benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director or employee of the Company or any of its subsidiaries or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

28.3                   No Director or former Director shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this Bye-Law and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

29.                          DELEGATION OF THE BOARD’S POWERS

29.1                   The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

33

Such attorney may, if so authorised by the power of attorney, execute any deed, instrument or other document on behalf of the Company.

29.2                   The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 29.3, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions, and may from time to time revoke or vary all or any of such powers, authorities and discretions but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

29.3                   When required under the requirements from time to time of any stock exchange on which the shares of the Company are listed, the Board shall appoint an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee in accordance with the requirements of such stock exchange.  The Board also may delegate any of its powers, authorities and discretions to any other committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit.  Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board.  If no regulations are imposed by the Board the proceedings of a committee with two (2) or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

30.                          PROCEEDINGS OF THE BOARD

30.1                   The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit.  Questions arising at any meeting shall be determined by a majority of votes.  In the case of an equality of votes, the motion shall be deemed to have been lost.  A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

30.2                   Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws.  A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

30.3                   The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority of the members of the Board.  Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and, subject to Bye-Law 30.14, be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

30.4                   A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied

34

with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.

30.5                   The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at and to receive minutes of all meetings of the Board.

30.6                   If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

30.7                   So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

30.8                   Meetings of the Board shall be presided over by the non-executive chairman of the Board (the Chairman), who shall be chosen by a majority vote of the Board.  In the absence of the Chairman, meetings of the Board shall be presided over by the Chief Executive Officer of the Company.  The Chairman shall not have any more votes than any other director, nor shall the Chairman have a casting or tie-breaking vote.

30.9                   The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

30.10            A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board or by an Alternate Director, as provided for in these Bye-Laws or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted.  Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

30.11            A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting.  Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

35

30.12            All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

30.13            The Company may by resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Bye-Laws prohibiting a Director from voting at a meeting of the Board or of a committee of the Board, or ratify any transaction not duly authorised by reason of a contravention of any such provisions.

30.14            Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two (2) or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the provisions of Bye-Law 30.4) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

30.15            If a question arises at a meeting of the Board or a committee of the Board as to the entitlement of a Director to vote or be counted in a quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed.  If any such question arises in respect of the chairman of the meeting, it shall be decided by resolution of the Board (on which the chairman shall not vote) and such resolution will be final and conclusive except in a case where the interests of the chairman have not been fairly disclosed.(2)

OFFICERS

31.                          OFFICERS

31.1                   The Officers of the Company, who may or may not be Directors, may be appointed by the Board at any time, subject to Bye-Law 30.14.  Any person appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such appointment.  Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of

(2)  Note to Atlantic: Please provide rationale for deleting this provision (otherwise we suggest that it remain).

36

service between him and the Company which may be involved in such revocation or termination.  Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

31.2                   The emoluments of any Director holding executive office for his services as such shall be determined by the Board, and may be of any description, and (without limiting the generality of the foregoing) may include admission to or continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership or any such scheme or fund.

31.3                   Save as otherwise provided, the provisions of these Bye-Laws as to the resignation and disqualification of Directors shall, mutatis mutandis, apply to the resignation and disqualification of Officers.(3)

MINUTES

32.                          MINUTES

32.1                   The Board shall cause minutes to be made and books kept for the purpose of recording:

32.1.1                                all appointments of Officers made by the Board;

32.1.2                                the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee;  and

32.1.3                                all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders.

32.2                   Shareholders shall only be entitled to see the Register of Directors and Officers, the Register, the financial information provided for in Bye-Law 39.3 and the minutes of meetings of the Shareholders of the Company.

SECRETARY AND RESIDENT REPRESENTATIVE

33.                          SECRETARY AND RESIDENT REPRESENTATIVE

33.1                   The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so

(3)  Note to Atlantic: Please provide rationale for deleting this provision (otherwise we suggest that it remain).

37

appointed may be removed by the Board.  The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

33.2                   A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

34.                          THE SEAL

34.1                   The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circular device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.

34.2                   Any document required to be under seal or executed as a deed on behalf of the Company may be

34.2.1                                executed under the Seal in accordance with these Bye-Laws;  or

34.2.2                                signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.

34.3                   The Board shall provide for the custody of every Seal.  A Seal shall only be used by authority of the Board or of a committee constituted by the Board.  Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:

34.3.1                                a Director;  or

34.3.2                                the Secretary;  or

34.3.3                                any one person authorised by the Board for that purpose.

DIVIDENDS AND OTHER PAYMENTS

35.                          DIVIDENDS AND OTHER PAYMENTS

35.1                   The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company.  The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 37, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other.  The Board may also pay any fixed cash dividend which is payable on any shares of the

38

Company quarterly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

35.2                   Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

35.2.1                                all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the share;

35.2.2                                dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

35.3                   The Board may deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

35.4                   No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

35.5                   Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct.  Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.  Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.

35.6                   Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

39

35.7                   The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

36.                          RESERVES

The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit.  The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS

37.                          CAPITALISATION OF PROFITS

37.1                   The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid.

40

37.2                   Where any difficulty arises in regard to any distribution under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board.  The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATE

38.                          RECORD DATE

38.1                   In order that the Company may determine the Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, a majority of the members of the Board may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action (the record date).  A determination of Shareholders of record entitled to notice of or to vote at a meeting of Shareholders shall apply to any adjournment of the meeting; provided, however, that a majority of the members of the Board may fix a new record date for the adjourned meeting.

38.2                   If no record date is fixed, the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held.  The record date for determining Shareholders for any other purpose shall be at the close of business on the day on which a majority of the members of the Board adopts the resolution relating to such purpose.

38.3                   As regards any shares, or shares of the relevant class, which are registered in the name of a shareholder at the record date (record date holder) but are not so registered at the meeting date (relevant shares), each holder of any relevant shares at the meeting date shall be deemed to have irrevocably appointed that record date holder as his proxy for the purpose of attending and voting in respect of those relevant shares at the relevant meeting (with power to appoint, or to authorise the appointment of, some other person as proxy), in such manner as the record date holder in his absolute discretion may determine.

38.4                   Accordingly, except through his proxy pursuant to Bye-Law 38.3 above, a holder of relevant shares at the meeting date shall not be entitled to attend or to vote at the relevant meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the relevant shares at that meeting.

41

ACCOUNTING RECORDS

39.                          ACCOUNTING RECORDS

39.1                   The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

39.2                   The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period.  No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board.

39.3                   A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

AUDIT

40.                          AUDIT

Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

41.                          SERVICE OF NOTICES AND OTHER DOCUMENTS

41.1                   Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye-Law 39.3) may be sent to, served on or delivered to any Shareholder by the Company

41.1.1                                personally;

41.1.2                                by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register;

42

41.1.3                                by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

41.1.4                                where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an electronic record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner;  or

41.1.5                                by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs 41.1.1, 41.1.2, 41.1.3 or 41.1.4 of this Bye-Law, in accordance with the Companies Acts.

In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

41.2                   Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

41.2.1                                if sent by personal delivery, at the time of delivery;

41.2.2                                if sent by post, forty-eight (48) hours after it was put in the post;

41.2.3                                if sent by courier or facsimile, twenty-four (24) hours after sending;

41.2.4                                if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an electronic record by electronic means, twelve (12) hours after sending;  or

41.2.5                                if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder, and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an electronic record by electronic means, as the case may be, in accordance with these Bye-Laws.

Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-Laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other

43

document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

41.3                   If any time, by reason of the suspension or curtailment of postal services within Bermuda or any other territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least one national newspaper published in the territory concerned and such notice shall be deemed to have been duly served on each person entitled to receive it in that territory on the day, or on the first day, on which the advertisement appears.  In any such case the Company shall send confirmatory copies of the notice by post if at least five (5) clear days before the meeting the posting of notices to addresses throughout that territory again becomes practicable.

41.4                   Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, Alternate Director or Resident Representative pursuant to these Bye-Laws.

WINDING UP

42.                          WINDING UP

If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY AND INSURANCE

43.                          INDEMNITY AND INSURANCE

43.1                   Subject to the proviso below, to the fullest extent permitted by applicable law, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or

44

election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

43.2                   No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

43.3                   To the fullest extent permitted by applicable law, every Indemnified Person shall be indemnified out of the assets of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties, in defending any proceedings, whether civil or criminal, if any such Indemnified Person had no reasonable cause to believe that his conduct was unlawful and such expenses and liabilities are not found by a court of competent jurisdiction upon entry of a final non-appealable judgment to be the result of any such Indemnified Person’s fraud and dishonesty.

43.4                   To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

43.5                   Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

43.6                   The Company shall advance all expenses incurred by or on behalf of any Indemnified Person in connection with any proceedings within ten (10) days after the receipt by the Company of a statement or statements from such Indemnified Person requesting such advance or advances from time to time, whether prior to or after final disposition of such proceedings.  Such statement or statements shall reasonably evidence the expenses incurred by the Indemnified Person and shall include or be preceded or accompanied by an undertaking by or on behalf of the Indemnified Person to repay any expenses advanced if it shall ultimately be determined by a final, non-appealable order of the Supreme Court of Bermuda or other court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified against such expenses.  Any advances and undertakings to repay pursuant to this Bye-Law 43.6 shall be unsecured and interest free and made without regard to any Indemnified Person’s financial ability to repay such expenses.

43.7                   Without prejudice to the provisions of this Bye-Law, the Board shall have the power to purchase and maintain insurance for or for the benefit of any Indemnified Person or any persons who are or were at any time Directors, Officers, employees of the Company, or of any

45

other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

AMALGAMATION OR MERGER

44.                          AMALGAMATION OR MERGER

Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of:

44.1                   the Board, by resolution adopted by a majority of Directors then in office, and

44.2                   the Shareholders, by resolution passed by a majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-Law 20.1.

CONTINUATION

45.                          CONTINUATION

Subject to the Companies Acts, the Company may with the approval of:

45.1                   the Board, by resolution adopted by a majority of Directors then in office, and

45.2                   the Shareholders by resolution passed by a majority of votes cast at the general meeting,

approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda.

ALTERATION OF BYE-LAWS

46.                          ALTERATION OF BYE-LAWS

46.1                   Subject to Bye-Law 46.2, these Bye-Laws may be revoked or amended by the Board, which may from time to time revoke or amend them in any way by a resolution of the Board passed by a majority of the Directors then in office and eligible to vote on that resolution, but no such revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the Shareholders by Resolution passed by a majority of

46

the votes cast. The fact that the power to revoke, amend or adopt the Bye-Laws has been conferred upon the Board shall not divest the Shareholders of the same powers.

46.2                   No amendment of the Bye-Laws may be made without complying with the requirements of Bye-Law 47.9, if applicable.

BUSINESS COMBINATIONS

47.                          BUSINESS COMBINATIONS

47.1                   The following definitions shall apply with respect to the provisions of this Bye-Law:

47.1.1                                the Act:  the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing the Act, rules or regulations).

47.1.2                                Affiliate:  or a person affiliated with a specified person means a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

47.1.3                                Associate:  used to indicate a relationship with any person, means

(a)                       any corporation or organization (other than the Company or a majority owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of twenty percent (20%)or more of any class of equity securities,

(b)                       any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves a trustee or in a similar fiduciary capacity, and

(c)                        any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or any of its parents or subsidiaries.

47.1.4                                A person shall be a beneficial owner of any Voting Shares:

(a)                       which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(b)                       which such person or any of its Affiliates or Associates has, directly or indirectly,

(i)                           the right to acquire (whether such rights is exercisable immediately or subject only to the passage of time), pursuant to any agreement,

47

arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or

(ii)                        the right to vote pursuant of any agreement, arrangement or understanding;  or

(c)                        beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding of the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock.

For the purposes of determining whether a person is an Interested Shareholder pursuant to this Bye-Law, the number of Capital Shares deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph, but shall not include any other Capital Shares that may be issuable pursuant to an agreement arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

47.1.5                                Business Combination:

(a)                       any merger, consolidation or amalgamation of the Company or any Subsidiary (as hereinafter defined) with

(i)                           any Interested Shareholder or

(ii)                        any other company, partnership, unincorporated association or other entity (whether or not itself an Interested Shareholder) which is or after such merger, consolidation or amalgamation would be an Affiliate or Associates of an Interested Shareholder;  or

(b)                       any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets, securities or commitments of the Company, any Subsidiary or any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder (except for any arrangement, whether as employee, consultant or otherwise, other than as a Director, pursuant to which any Interested Shareholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Company, with respect to which arrangements the value tests set forth below shall not apply) which, together with all other such arrangements (including all contemplated

48

future events), has an aggregate Fair Market Value and/or involves aggregate commitments of [    ] or more or constitutes more than [ten percent (10%)] of the book value of the total assets (in the case of transactions involving assets or commitments other than capital shares) or is equal to the aggregate market value of all the outstanding Shareholders’ equity (in the case of transactions in Capital Shares) of the entity in question (the Substantial Part), as reflected in the most recent fiscal year and consolidated balance sheet of such entity existing at the time the Shareholders of the Company would be required to approve or authorize the Business Combinations involving the assets, securities and/or commitments constituting any Substantial Part;  or

(c)                        any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned Subsidiary of any equity interests of the Company or of such Subsidiary to the Interested Shareholder, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such Subsidiary, which securities were issued prior to the time that the Interested Shareholder became such; (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or equity interests of any such Subsidiary which security is distributed, pro rata to all holders of a class or series of Capital Shares of the Company subsequent to the time the Interested Shareholder became such; (iii) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (iv) any issuance or transfer of shares by the Company; provided, however, that in no case under items (ii) — (iv) of this subsection shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares of the Company or of the Voting Shares of the Company; or

(d)                       the adoption of any plan or proposal for the liquidation or dissolution of the Company or for the discontinuation into another jurisdiction or for any amendment to the Company’s Bye-Laws;  or

(e)                        any reclassification of shares or other securities (including any reverse stock split), or recapitalization of the Company, or any merger, consolidation or amalgamation of the Company with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Shares, or any securities convertible into Capital Shares or into equity securities of any Subsidiary, that

49

is beneficially owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;  or

(f)                         any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses 49.1.5(a) to 49.1.5(e) inclusive.

47.1.6                                Capital Shares:  all the authorised shares in the capital of the Company.

47.1.7                                Common Shares:  all the authorised common shares in the capital of the Company.

47.1.8                                Continuing Director:  any member of the Board while such person is a member of the Board who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

47.1.9                                Control:  (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  A Person who is the owner of twenty percent (20%) or more of the issued Voting Shares shall be presumed to have control of the Company, in the absence of proof by a preponderance of the evidence to the contrary.  Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Shares, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one (1) or more Shareholders who do not individually or as a group have control of such entity.

50

47.1.10                         Fair Market Value:

(a)                       in the case of cash, the amount of such cash;

(b)                       in the case of shares, the highest closing sale price during the 30 day period immediately preceding the date in question of a share on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such shares are not quoted on the Composite Tape, on the New York Stock Exchange, or, if such shares are not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed or, if such shares are not listed on any such exchange, the highest closing bid quotation with respect to such shares during the thirty (30) day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System, in the pink sheets of the National Quotation Bureau or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share as determined by a majority of the Continuing Directors in good faith;  and

(c)                        in the case of property other than cash or shares, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

47.1.11                         Interested Shareholder:  any Person (other than the Company or any Subsidiary and other than any profit sharing, employee share ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of a fiduciary with respect to any such plan when acting in such capacity) who

(a)                       is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Shares representing fifteen percent (15%) or more of the vote entitled to be cast by the holders of all then outstanding shares of Voting Shares, or

(b)                       is an Affiliate or Associate of the Company and at any time within the three (3) year period immediately prior to the date in question was the beneficial owner of Voting Shares representing fifteen percent (15%) or more of the votes entitled to be case by the holders of all then outstanding shares of Voting Shares.

47.1.12                         Person:  any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Shares.

51

47.1.13                         Proposed Action:  a Business Combination or any proposal to amend, repeal or adopt any provision of these Bye-Laws inconsistent with this Bye-Law.

47.1.14                         Subsidiary:  any company, wherever organised, of which a majority of any class of equity security is beneficially owned by the Company;  provided, however, that for the purposes of the definition of Interested Shareholder set forth in this Bye-Law, the term Subsidiary shall mean only a company of which a majority of each class of equity security is beneficially owned by the Company.

47.1.15                         Voting Shares:  shall mean all Capital Shares which by their terms may be voted on all matters submitted to Shareholders of the Company generally.

47.2                   The Company shall not engage in any Business Combination with any Interested Shareholder for a period of three (3) years following the time that such Shareholder became an Interested Shareholder, unless (i) prior to such time the Board approved either the Business Combination or the transaction which resulted in the Shareholder becoming an Interested Shareholder; (ii) upon consummation of the transaction which resulted in the Shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least eighty-five percent (85%) of the issued Voting Shares at the time the transaction commenced, excluding for purposes of determining the number of issued Voting Shares (but not issued Voting Shares owned by the Interested Shareholder) those shares owned (A) by persons who are Directors or  officers of the Company, and (B) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, and except as otherwise expressly provided in Bye-Law 47.3, a Business Combination with, or proposed by or on behalf of, any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder or any Person who thereafter would be an Affiliate or Associate of such Interested Shareholder is approved by the Board and authorized at an annual or special meeting of Shareholders (and not by written consent) by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then issued Voting Shares, voting together as a single class, excluding Voting Shares beneficially owned by any Interested Shareholder or any Affiliate or Associate of such Interested Shareholders.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

47.3                   The provisions of Bye-Law 47.2 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or any other provision of the Bye-Laws of the Company, if all of the conditions specified in either of the following paragraphs 47.3.1 or 47.3.2 are met:

47.3.1                                The Business Combination shall have been approved by a majority of the Continuing Directors.

52

47.3.2                                All of the following conditions shall have been met:

(a)                       the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

(i)                          (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholders for beneficial ownership of Common Shares acquired by it (x) within the three (3) year period immediately prior to the first public announcement of the proposed Business Combination (the Announcement Date) or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Shares;  and

(ii)                        the Fair Market Value per share of Common Shares on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the Determination Date), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Shares.

(b)                       The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Shares, other than Common Shares, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:

(i)                           (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholder for any such class or series of Capital Shares in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Shares (x) within the three (3) year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, in either case as adjusted for any subsequent share split, share dividend, subdivision or reclassification with respect to such class or series of Capital Shares;

53

(ii)                        the Fair Market Value per share of such class or series of Capital Shares on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent share split, subdivision or reclassification with respect to such class or series of Capital Shares;  and

(iii)                    (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Shares would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company regardless of whether the Business Combination to be consummated constitutes such an event.

(c)                        The consideration to be received by holders of a particular class or series of outstanding Capital Shares shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Shares.  If the consideration so paid for shares of any class or series of Capital Shares varied as to form, the form of consideration for such class or series of Capital Shares shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Shares previously acquired by the Interested Shareholder.

(d)                       After the Determination Date and prior to the consummation of such Business Combination,

(i)                           except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Shares;

(ii)                        there shall have been no reduction in the annual rate of dividends paid on the Common Shares except as necessary to reflect any stock split, stock dividend or subdivision of the Common Shares, or except as approved by a majority of the Common Shares, or except as approved by a majority of the Continuing Directors;

(iii)                     there shall have been an increase in the annual rate of dividends paid on the Common Shares as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of

54

outstanding Common Shares, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors;  and

(iv)                   such Interested Shareholders shall not have become the beneficial owner of any additional Capital Shares except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage beneficial ownership of any class or series of Capital Shares.

(e)                        A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Act shall be mailed to all Shareholders of the Company at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).  The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, an opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or unfairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Shares other than the Interested Shareholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Company.

(f)                         Such Interested Shareholder shall not have any major change in the Company’s business or equity capital structure without the approval of a majority of the Continuing Directors.

(g)                        The provisions of this paragraph 47.3.2 shall be required to be met with respect to every class or series of outstanding Capital Shares, whether or not the Interested Shareholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Shares.

47.4                   In the event of any Business Combination in which the Company survives, the phrase consideration other than cash to be received as used in Bye-Laws 47.3.2(a) and 47.3.2(b) shall include the Common Shares and/or the shares of any other class or series of Capital Shares retained by the holders of such shares.

47.5                   A majority of the Continuing Directors shall have power and duty to determine for the purpose of this Bye-Law, on the basis of information known to them after reasonable inquiry, all questions arising under this Bye-Law including, without limitation,

55

47.5.1                                whether a person is an Interested Shareholder,

47.5.2                                the number of shares of Capital Shares or other securities beneficially owned by any person,

47.5.3                                whether a person is an Affiliate or Associate of another,

47.5.4                                whether a Proposed Action is with, or proposed by, or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder,

47.5.5                                whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of [      ] or more and

47.5.6                                whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part.  Any such determination made in good faith shall be binding and conclusive on all parties.

The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Bye-Law.

47.6                   Nothing contained in this Bye-Law shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

47.7                   The fact that any Business Combination complies with the provisions of this Bye-Law shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board or any member thereof, to approve such Business Combination or recommend its adoption or approval to the Shareholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

47.8                   A Proposed Action is presumed to have been proposed by, or on behalf of, an Interested Shareholder or a person who thereafter would become such if

47.8.1                                after the Interested Shareholder became such, the Proposed Action is proposed following the election of any Director who with respect to such Interested Shareholder, would not qualify to serve as a Continuing Director or

47.8.2                                such Interested Shareholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Shareholder, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Shareholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

56

47.9                   Notwithstanding any other provisions of these Bye-Laws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Bye-Laws), any proposal to amend, repeal or adopt any provision of these Bye-Laws inconsistent with this Bye-Law which is proposed by or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder shall require the affirmative vote of the holders of not less than [sixty-six and two-thirds] percent [(66 2/3%)] of the votes entitled to be cast by the holders of all the then outstanding Voting Shares, voting together as a single class, excluding Voting Shares beneficially owned by such Interested Shareholder;  provided, however, that this Bye-Law 47.9 shall not apply to, and such [sixty-six and two-thirds] percent [(66 2/3%)] vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board if all of the Directors on the Board are persons who would be eligible to serve as Continuing Directors within the meaning of Bye-Law 47.1.8.

U.S. PERIODIC REPORTING

48.                          U.S. PERIODIC REPORTING

48.1                   For so long as the Company is required to maintain the registration of any of its shares under Section 12 of the Securities Exchange Act of 1934 of the United States of America (as amended) (for the purposes of this Bye-Law, the Act), the Company shall file with the U.S. Securities and Exchange Commission all annual reports on [Form 10-K], quarterly reports on [Form 10-Q] and current reports with respect to specified events on [Form 8-K] (as would be required of a United States domestic issuer subject to those particular informational requirements of the Act).  The audited financial information contained in such annual reports and unaudited quarterly financial information contained in such quarterly reports will be prepared in accordance with United States generally accepted accounting principles.

57